                                                                     EXHIBIT 1.1

                             BASIC LEASE INFORMATION

 AMENDED AND RESTATED LEASE AGREEMENT DATED AS OF APRIL 14, 2006, AMENDING AND
          RESTATING THE LEASE AGREEMENT DATED AS OF NOVEMBER 10, 2004

Landlord: MHC TT Leasing Company, Inc., a Delaware corporation, together with any successor or assign.

Tenant: Thousand Trails Operations Holding Company, L.P., a Delaware limited partnership, together with any successor or assign permitted by this Lease.

Commencement Date: November 10, 2004.

Effective Date of Restatement: April 14, 2006

     Lease Expiration Date: January 15, 2020, which is the date which is fifteen
(15) days after the last day of the 181st full calendar month following the Commencement Date, unless extended pursuant to paragraph 4(b) of the Lease.

     Primary Term and any Extension Term Fixed Rent: The initial annual "FIXED RENT" during the Primary Term and any applicable Extension Term of the Lease shall be defined as and equal to and shall be payable monthly in advance (unless specifically set forth to be paid at a different time below) as follows:

     (a) Rent accruing prior to the Effective Date of Restatement shall be paid in accordance with the Original Lease.

     (b) From the Effective Date of Restatement through December 31, 2006 (which period is herein referred to as the "FIRST RESTATED LEASE PERIOD"): at the annual rate of $17,520,000.00, 1/12 of which shall be payable in advance on the first day of each calendar month, commencing (i) if the Effective Date of Restatement does not occur on the first day of a calendar month, then on the first day of the calendar month following the month in which the Effective Date of Restatement occurs, and (ii) if the Effective Date of Restatement occurs on the first day of a calendar month, then on the Effective Date of Restatement. Additionally, if the Effective Date of Restatement does not occur on the first day of a calendar month, then on the Effective Date of Restatement, Tenant shall make a payment of an amount equal to the pro rata amount of the monthly rental attributable to the Rent payable hereunder.

     (c) Subject to further adjustments as set forth in paragraph 5(e), beginning with January 1, 2007 and every January 1 thereafter (each, an "ADJUSTMENT MONTH") during the Primary Term and any Extension Term, the annual Fixed Rent payable during the next twelve (12) full calendar month period commencing with the Adjustment Month shall be the Fixed Rent payable during the twelve (12) full calendar months immediately preceding the Adjustment Month increased (but not decreased) by the percentage increase in the Consumer Price Index from the fourteenth
(14th) calendar month preceding such Adjustment Month through the second calendar month preceding such Adjustment Month, 1/12th of which shall be payable in advance on the first day of each calendar month in such Lease Year, commencing with the Adjustment Month in such Lease Year. Any period of the Lease less than a full year after the last full Lease Year shall accrue Rent equal to the pro rata amount of Rent accrued for each equal period of time in the last Lease Year.

     PERCENTAGE RENT: Subject to further adjustments as set forth in paragraph 5(e), the annual "PERCENTAGE RENT," commencing in the second Lease Year and in every Lease Year thereafter, during the Primary Term and any applicable Extension Term of this Lease shall be defined as and equal to and shall be payable, without set off, prior demand or deduction (except as noted in paragraph (b) below) as follows:

     (a) Beginning with the Lease Year that starts January 1, 2007 and in every Lease Year thereafter, an amount equal to the Percentage Rent Rate times Excess Dues, payable as set forth in paragraph (b) below. "EXCESS DUES" shall mean, for any Lease Year, all Membership Dues in excess of $45,000,000 received in such Lease Year. The "PERCENTAGE RENT RATE" shall mean fifty percent (50%). Any period of the Lease less than a full year after the last full Lease Year shall accrue Rent equal to the pro rata amount of Rent accrued for each equal period of time in the last Lease Year.

     (b) Percentage Rent Statements; Payment. If the Budget projects Excess Dues in any Lease Year commencing in the second Lease Year, Tenant shall pay to Landlord on each January 1, April 1, July 1 and October 1 of such Lease Year an amount equal to 3/16 of the Percentage Rent projected to be due for such Lease Year, for a total of seventy-five percent (75%) of such projected Percentage Rent. Within thirty (30) days after the end of each such calendar quarter (i.e., March 31, June 30, September 30 and December 31), Tenant shall furnish Landlord with an uncertified statement of the total amount of Membership Dues received for such calendar quarter and within sixty (60) days after the end of the second Lease Year and of each Lease Year thereafter, Tenant shall furnish to Landlord a certified statement prepared by Tenant's internal audit team and signed by an officer of Tenant acceptable to Landlord, showing the total amount of Membership Dues received for such calendar quarter. On the earlier to occur of the March 1 immediately following such Lease Year and the date on which Tenant furnishes the certified statement for such Lease Year, Tenant shall pay the remaining amount of Percentage Rent due for that Lease Year or receive a credit for any overpayment, as the case may be (equal to twenty-five percent (25%) of the projected Percentage Rent, plus or minus any adjustments reflecting the amount by which Membership Dues received for the full Lease Year were more or less than the amount of Membership Dues budgeted to be received for the full Lease Year). All statements regarding the total amount of Membership Dues received for such period deliverable by Tenant to Landlord under this Lease shall be delivered to the place where Rent is then payable, or at such other place as Landlord may from time to time direct by written notice to Tenant; provided that Tenant shall only be obligated to send all such statements with respect to any Lease Year to one place. Landlord shall keep confidential any information obtained from any audit and examination of Tenant's records or from any such statements, except to the extent necessary to disclose the same to a proposed purchaser or mortgagee of the Premises or except in any litigation or arbitration proceedings between the parties or as otherwise required by law. Computation of Percentage Rent as specified herein shall be made separately with regard to each Lease Year, it being understood and agreed that the total amount of Membership Dues received for such period for any Lease Year, and the Percentage Rent due thereon, shall have no bearing on, or connection with, the total amount of Membership Dues received for such period for any other Lease Year.

     (c) Records; Audits. Tenant shall keep accurate records of all Membership Dues, in accordance with Tenant's usual accounting practices, at one of its regular business offices, and Landlord shall have the right, upon forty-five
(45) days' notice in writing to Tenant, to audit such records for any Lease Year. Such audit shall be performed during Tenant's usual business hours and without unreasonable interference with the conduct of business at the place where the audit is made. If Landlord shall have such an audit performed for any Lease Year and the Membership Dues shown by Tenant's statement for such Lease Year should be found to be understated and as a result, Tenant owes additional Percentage Rent, then Landlord shall notify Tenant of such deficiency and Tenant shall pay to Landlord the deficiency in Percentage Rent no later than ten (10) days after Tenant's receipt of said notice of deficiency from Landlord. If Landlord shall have such an audit performed for any Lease Year and the Membership Dues shown by Tenant's statement for such Lease Year should be found to be understated by more than three percent (3%), and as a result Tenant owes additional Percentage Rent, then Tenant shall pay to Landlord the cost of such audit in addition to the deficiency in Percentage Rent as stated above. Any statements or payments made by Tenant and not the subject of any Landlord's notice hereunder within the aforesaid period shall be deemed final and conclusive, and Tenant shall have no further obligations to keep such records or make them available to Landlord.

     (d) Except as provided in paragraph 5(e) of this Lease, the parties to this Lease hereby acknowledge that the Percentage Rent, including the Percentage Rent Rate, the determinable amounts of Excess Dues, and the determination and definition of Membership Dues will not be changed or renegotiated during the Term of this Lease, unless Landlord or MHC Trust, a Maryland real estate investment trust, receives an opinion from nationally recognized counsel in a form and substance satisfactory to Landlord or MHC Trust, or a ruling from the Internal Revenue Service to the effect that such change or renegotiation will not cause the amounts received under this Lease to be excluded from the definition of "rents from real property" under Section 856 of the Code.

          Landlord address for payment by wire transfer to:

               Bank of America NT & SA
               Chicago, IL
               ABA# 071000039
               MHC Operating L.P.
               Account # 7366901095
               Notify: Karen Mancuso @ 312-279-1408 upon receipt.

Tenant Address: Two North Riverside Plaza
                Suite 700
                Chicago, IL 60606

                              AMENDED AND RESTATED

                                 LEASE AGREEMENT

                                     BETWEEN

                          MHC TT LEASING COMPANY, INC.,

                                   AS LANDLORD

                                       AND

                THOUSAND TRAILS OPERATIONS HOLDING COMPANY, L.P.,

                                    AS TENANT

                  EFFECTIVE DATE OF RESTATEMENT: APRIL 14, 2006

     THIS AMENDED AND RESTATED LEASE AGREEMENT is made and entered into as of the Effective Date of Restatement set forth in the attached Basic Lease Information (this lease agreement, as amended and restated, together with all amendments and supplements hereto, this "LEASE"), by and between MHC TT Leasing Company, Inc., a Delaware corporation, having an address at c/o Equity LifeStyle Properties, Inc., Two North Riverside Plaza, Suite 800, Chicago, IL 60606 (together with any successor or assign, hereinafter called "LANDLORD") and Thousand Trails Operations Holding Company, L.P., a Delaware limited partnership, having an address at Two North Riverside Plaza, Suite 700, Chicago, IL 60606 (together with any successor or assign permitted by this Lease, hereinafter collectively called "TENANT").

     WHEREAS, Landlord and Tenant entered into a Lease, dated as of November 10, 2004, pursuant to which Tenant leased the Premises set forth on Exhibit A-1(a) attached hereto from Landlord (the "ORIGINAL LEASE") all upon the terms and subject to the conditions set forth therein; and

     WHEREAS, Tenant has requested a waiver of the prohibition against Tenant's change of control in order to allow all of Tenant's Equity Interest to be acquired, directly or indirectly, by PATT Holding Company, LLC (the "ACQUISITION"); and

     WHEREAS, Tenant and Landlord desire to permit the Acquisition and to amend the Original Lease to, among other things: (i) provide for Tenant to lease the additional Premises listed on Exhibit A-1(b) attached hereto and the Personal Property listed on Exhibit A-1(c) attached hereto, (ii) to increase the Rent payable hereunder and (iii) to make certain other amendments to the Original Lease all as set forth herein;

     NOW, THEREFORE, for good and valuable consideration and Landlord's consent to the aforesaid change in control, the receipt thereof is hereby acknowledged, the Lease is hereby amended and restated in its entirety as set forth above and as follows:

1.   DEFINITIONS

     Capitalized terms used herein shall have the following meanings for all purposes of this Lease and shall be equally applicable to both the singular and plural forms of the terms herein defined.

     "ACCEPTED RECEIVABLES" shall mean Membership Contract Receivables which Landlord has determined, in its reasonable discretion, to be collectable, based upon a reasonable reserve for uncollectible amounts.

     "ACCOUNT COLLATERAL" is defined in paragraph 31(k) of this Lease.

     "ACCOUNTS" means the Collection Account, the Concentration Account and the Reserve Accounts.

     "ACQUISITION" is defined in the second WHEREAS clause of the Preamble hereto.

     "ADDITIONAL RENT" means all amounts, liabilities and obligations other than Fixed Rent which Tenant assumes or agrees to pay under this Lease to Landlord or others, including the Percentage Rent.

     "ADJUSTMENT MONTH" is defined and shall have the meaning specified in the Basic Lease Information.

     "AFFILIATES" means Persons (other than individuals) Controlled by, Controlling or under Common Control with Tenant.

     "AFTER-TAX BASIS" means, with respect to any payment required to be made to any Person, the amount of such payment after giving effect to any additional amount or amounts which, after deduction of all Federal, state and local taxes required to be paid by such Person (determined utilizing an effective marginal tax rate of forty percent (40%)), shall be equal to such payment.

     "ALTERNATIVE CREDIT RATING AGENCY" means if either or both of S&P and Moody's no longer exist or no longer assign Credit Ratings, such other nationally recognized statistical credit rating agency designated by Landlord, acting in its sole discretion.

     "ANCILLARY INCOME" means any point of sale income generated by Tenant or any direct or indirect Subsidiary of Tenant in connection with the rendering of services, the rental of trailers, equipment, boats or other items, the sale of food, supplies or products or the providing of other amenities incidental or complementary to the operation of the campgrounds, together with any other Gross Revenue. All income received or revenue generated by any of Tenant's Subsidiaries in connection with the conduct of business shall be deemed, for purposes of this Agreement, to be Ancillary Income. Ancillary Income shall not include Membership Dues or Membership Contract Receivables payments.

     "APPROVED CAPITAL IMPROVEMENTS" is defined in paragraph 34(a) of this Lease.

     "APPROVED THIRD PARTY FINANCING" means the incurrence of unsecured indebtedness by Tenant from an entity unaffiliated with Tenant up to a principal amount equal to fifty percent (50%) of the amount which such third party lender would be willing to lend based on the increase in Cash Flow above the Base Year Cash Flow, which indebtedness must be on terms and conditions and pursuant to documentation which is reasonably acceptable to Landlord.

     "BANK" means Union Bank of California, N.A., a national banking association, in its capacity as the bank or the securities intermediary (as defined in the UCC) with respect to any Account and any successor to Union Bank of California, N.A.

     "BASE YEAR CASH FLOW" means $1,707,000 which has been calculated pursuant to Schedule 2 hereto.

     "BASIC LEASE INFORMATION" means the page(s) preceding this Lease which are hereby incorporated by reference.

     "BUDGET" is defined in paragraph 30 of this Lease.

     "BUFFER ZONE" means a 100 foot perimeter of land around all Campsite Land.

     "BUSINESS DAYS" or "BUSINESS DAY" means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of Illinois or is a day on which banking institutions located in such state are closed.

     "CAMPSITE LAND" means only that portion of the Premises which is necessary for the Tenant to operate in accordance with the Permitted Use, including any easement necessary to connect such portion to a public road. Campsite Land shall include all improved amenities generally used in the operation of a campground, such as swimming pools, club houses and camp stores.

     "CANADIAN ACCOUNTS" means all deposit accounts of Tenant located and maintained at the Bank of Montreal as more specifically identified on Exhibit I attached hereto, together with any replacements, substitutions or new accounts located thereat and which are disclosed to Landlord in writing.

     "CAPITAL EXPENDITURE RESERVE" is defined in paragraph 34(a) of this Lease.

     "CAPITAL EXPENDITURE RESERVE ACCOUNT" is defined in paragraph 31(b)(ii)(C) of this Lease.

     "CAPITAL EXPENDITURE RESERVE STATEMENT" is defined in paragraph 34(a) of this Lease.

     "CAPITAL IMPROVEMENTS" is defined in paragraph 34(a) of this Lease.

     "CASH FLOW" means, as of any date of determination, EBITDA for the twelve months ended on the last day of the month preceding such date of determination less the sum of (i) payments of Fixed Rent payable hereunder for such twelve months, and (ii) a capital expenditure reserve of $3,000,000 (such $3,000,000 amount to be increased by three percent (3%) per year from and after 2006 or pro rata portion thereof). The foregoing definition was used in preparing the sample set forth in Schedule 2 attached hereto and was based upon Tenant's February 2006 financial statements.

     "CASH MANAGEMENT BANK" means Union Bank of California, N.A. or another financial institution selected by Tenant and approved by Landlord (such approval not to be unreasonably withheld or delayed).

     "CASUALTY" means any damage or destruction caused to any Site by any reason, including fire.

     "CASUALTY REPAIR" is defined in paragraph 10 of this Lease.

     "CASUALTY THRESHOLD" is defined in paragraph 10 of this Lease.

     "CLAIMS" or "CLAIMS" shall mean Liens (including lien removal and bonding costs), liabilities, obligations, damages, losses, demands, penalties, assessments, payments, fees of any Mortgagee, fines, claims, actions, suits, judgments, settlements, costs, expenses and disbursements (including legal fees incurred and expenses and costs of investigation and environmental remedial action) of any kind and nature whatsoever.

     "COLLECTION ACCOUNT" is defined in paragraph 31(b)(i) of this Lease.

     "COMMENCEMENT DATE" is defined and shall have the meaning specified in the Basic Lease Information.

     "CONCENTRATION ACCOUNT" is defined in paragraph 31(b)(ii) of this Lease.

     "CONSUMER PRICE INDEX" means the Consumer Price Index-U.S. City Average for All Urban Consumers (all items) (1982-84=100) prepared by the Bureau of Labor Statistics of the United States Department of Labor. In the event that such Consumer Price Index shall no longer be published with a base year of 1982-84=100, Landlord shall compute, by reference to data available from such Bureau of Labor Statistics, the actual percentage increase in consumer prices during the period or periods in question. If said Consumer Price Index shall cease to be published, Landlord shall use the most comparable index published by the United States Government. Where the Consumer Price Index is required for a given month, and if the Consumer Price Index is not published for such month, then the Consumer Price Index published for the month closest and prior to the designated month shall be used.

     "CONTINGENT OBLIGATION" means, as applied to any Person, any direct or indirect liability of that Person: (i) with respect to any indebtedness, lease, dividend or other obligation of another Person if the purpose or intent of the Person incurring such liability, or the effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (iii) under any foreign exchange contract, currency swap agreement, interest rate swap agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates; (iv) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (v) pursuant to any agreement to purchase, repurchase or otherwise acquire any obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed.

     "CONTROL" (including with correlative meanings the terms "Controlling," "Controlled by" and "under Common Control with") means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

     "CORPORATE CONTROL EVENT" means any of the following: (i) a merger or consolidation of Tenant, PATT or PA with another entity which results in a change in Control of Tenant, (ii) the sale of all or substantially all the assets of Tenant, PATT or PA to another Person, or (iii) any Person acquiring, directly or indirectly, any shares of any class of equity securities of Tenant, PATT or PA or other interest of Tenant, PATT or PA.

     "CREDIT RATING" means the senior unsecured debt rating issued by S&P and Moody's or if either or both no longer exist or no longer issue ratings then, for either or both as so applicable, an Alternative Credit Rating Agency. All references to specific levels of a Credit Rating mean such rating with a "stable" or "positive" outlook, but not a "negative" outlook or "on watch" associated with such rating.

     "DISABILITY" is defined in paragraph 38(j) of this Lease.

     "DISTRIBUTION INDEBTEDNESS" is defined in paragraph 38(d) of this Lease.

     "EBITDA" means (i) the consolidated net income (or loss) for the applicable period of Tenant and its Subsidiaries on a consolidated basis determined in accordance with GAAP, but excluding therefrom: (a) the income (or loss) of any Person (other than Subsidiaries of Tenant) in which Tenant or any of its Subsidiaries has an ownership interest unless received by Tenant or such Subsidiary in a cash distribution; and (b) the income (or loss) of any Person accrued prior to the date it became a Subsidiary of Tenant or is merged into or consolidated with Tenant, plus (ii) the sum of (a) any provision for (or less any benefit from) income taxes included in the determination of net income, (b) interest expense and Rent to the extent deducted in the determination of net income, (c) non-cash amortization and depreciation deducted in determining net income, (d) losses (or less gains) from asset dispositions or sales or other non-cash items included in the determination of net income (excluding sales, expenses or losses related to current assets), (e) any net increase (or less net decreases) in deferred revenue from the sale of Membership Contracts, (f) any non-cash extraordinary losses (or less gains), as defined under GAAP, net of related tax effects and (g) any net increase (or less any net decrease) in Member Obligations (as illustrated in the Tenant's February 2006 financials), minus (iii) any net increase (or plus any net decrease) in deferred marketing/selling expenses of Tenant and/or its Subsidiaries. Management fees and any other line items not discussed above are not appropriate adjustments in the calculation of EBITDA. The intent of this EBITDA formula is to calculate recurring cash flow potential of the entity before the impact of capital decisions such as debt and equity. The foregoing definition was used in preparing the sample set forth in Schedule 2 attached hereto and was based upon Tenant's February 2006 financial statements. To the extent that purchase accounting adjustments impact the financial statements, they will be disregarded.

     "ELIGIBLE ACCOUNT" means a segregated account maintained at a financial institution reasonably acceptable to Landlord. An Eligible Account shall not be evidenced by a certificate of deposit, passbook or other instrument.

     "ENVIRONMENTAL LAWS" is defined in paragraph 26(b) of this Lease.

     "ENVIRONMENTAL REPORTS" is defined in paragraph 26(c) of this Lease.

     "EQUIPMENT" means the equipment generally described on Exhibit B attached hereto.

     "EVENT OF DEFAULT" is defined in paragraph 15 of this Lease.

     "EXCESS CASH FLOW" means, for any twelve month period, the amount by which Cash Flow for such twelve month period exceeds Base Year Cash Flow. The foregoing definitition was used in preparing the sample set forth in Schedule 2 attached hereto and was based upon Tenant's February 2006 financial statements.

     "EXCESS DUES" is defined and shall have the meaning specified in the Basic Lease Information.

     "EXCESS LAND" means all land now or hereafter owned by Landlord or its Affiliates in or near the Premises which is not Campsite Land or a Buffer Zone. When Landlord has physically developed (i.e., Landlord has begun actual construction), in its sole discretion, any parcel of Excess Land on which Property Taxes are billed on Excess Land and Campsite Land and the Buffer Zones in a single tax bill, Landlord shall apply for separate tax bills and upon approval thereof from appropriate tax authorities, Property Taxes on the Excess Land shall no longer be paid by Tenant, and any parcel of Excess Land will cease to be considered part of the Underlying Premises once Landlord has applied for, and received, a separate tax bill on such land.

     "EXCESS LAND OWNER" is defined in paragraph 33(a) of this Lease.

     "EXCLUDED TAXES" means (i) any income or franchise taxes based upon, measured by, or calculated with respect to net income or profits (but not including any franchise tax or sales tax based upon gross receipts with respect to the Rent or amounts required to ensure that a payment is made on an After-Tax Basis), inheritance, estate, succession, transfer or any similar taxes and (ii) any property taxes attributable to the Excess Land, after Landlord has applied for, and received separate tax bills from the appropriate tax authority.

     "EXISTING MERRICK ACCOUNTS" is defined in paragraph 31(b)(ii) of this Lease.

     "EXTENSION TERMS" is defined in paragraph 4(b) of this Lease.

     "EXTENSION TERM COMMENCEMENT DATE" is defined in paragraph 4(b) of this Lease.

     "FEE SITES" means those Sites listed on Exhibit L attached hereto, each of which is owned by affiliates of Landlord in fee simple and leased to Landlord pursuant to the Master Lease.

     "FIRST LEASE YEAR" is defined in the definition of "Lease Year."

     "FIRST RESTATED LEASE PERIOD" is defined and shall have the meaning specified in the Basic Lease Information.

     "FIXED RENT" is defined and shall have the meaning specified in the Basic Lease Information.

     "FRISCO ACCOUNTS" means those certain deposit accounts maintained at Wells Fargo Bank, N.A. located in Frisco, Texas, as more particularly described on
Exhibit I attached hereto.

     "FRISCO LEASE" means that certain Office Lease Agreement dated entered into in 2002 between Sealy Parkwood, L.P., a Georgia limited partnership and Thousand Trails, Inc.

     "GAAP" means generally accepted accounting principles recognized as such in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the Financial Accounting Standards Board.

     "GAUTIER ACCOUNTS" means those certain deposit accounts maintained at Merchants & Marine Bank in Gautier, Mississippi, as more particularly described on Exhibit I attached hereto.

     "GOVERNMENTAL AUTHORIZATION" means any approval, consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any governmental body or pursuant to any Legal Requirement.

     "GROSS REVENUES" means, for the applicable period, without duplication, all income (including all Ancillary Income), revenues, issues, profits, deposits, proceeds of insurance (including business interruption insurance), Membership Dues, Membership Contract Receivables payments, Membership Contract termination or similar payments and all other payments received by or for the benefit of Tenant and any direct or indirect Subsidiary of Tenant (including by Resort Parks International, Inc., a Georgia corporation ("RPI"), and by Thousand Trails Management Services, Inc., a Nevada corporation ("TTMS")), in cash or current funds, together with any other consideration from any source whatsoever in connection with such Person's ownership, operation and management of its assets and business, including all concession and rental income or income otherwise realized in connection with the provision of any other service or conduct of any other business by such Person. For avoidance of doubt, Gross Revenues shall include all income received in connection with the businesses of providing third party management services for campgrounds or like facilities and/or the cross-selling, time share management, brokerage or marketing services for campground facilities or like businesses by RPI or TTMS, as applicable.

     "GUARANTORS" means, collectively, all Persons holding partnership interests in Tenant, together with any successor or assign permitted by this Lease, and each such person individually is herein called a "GUARANTOR."

     "GUARANTOR PLEDGES" means that certain Pledge Agreement by all Guarantors in favor of Landlord, dated as of November 10, 2004, pursuant to which Guarantors pledged one hundred percent (100%) of the ownership interests in Tenant to Landlord.

     "GUARANTY" means that certain Secured Limited Guaranty dated as of November 10, 2004 herewith from all Guarantors to Landlord, pursuant to which, among other things, Guarantors unconditionally guarantee the payment and performance of Tenant's obligations under this Lease, jointly and severally, all upon the terms and subject to the conditions set forth therein, as such Guaranty is amended, modified or restated from time to time. The Guaranty is secured by the Guarantor Pledges and Landlord's sole recourse under such Guaranty shall be to foreclose upon the Guarantor Pledges as further set forth therein.

     "HAZARDOUS MATERIALS" is defined in paragraph 26(b) of this Lease.

     "IMMEDIATE REPAIRS" means those repairs listed on Exhibit O attached hereto, each of which must be completed no later than the date listed immediately opposite such repair on Exhibit O.

     "IMPOSITION" means the various taxes and other charges referred to in paragraph 6 of this Lease and the present and future governmental laws and regulations more specifically described in paragraph 6(b) of this Lease.

     "IMPROVEMENTS" means all of the buildings, structures, improvements, Equipment, Personal Property, heating, ventilation, air conditioning, plumbing, electrical, mechanical, utility and life safety systems, and all building fixtures therein (including parking areas and driveways) now or hereafter located on the Campsite Land or the Buffer Zone and generally described on Exhibits A-2(a) and A-2(b) attached hereto, other than and specifically excluding Tenant's Trade Fixtures.

     The words "INCLUDE," "INCLUDES," "INCLUDING" and any other derivation of "include" means "including but not limited to" unless specifically set forth to the contrary.

     "INCREMENTAL VALUE" means (a) $2,500,000 plus (b) the product of (x) fifty percent (50%) of the Excess Cash Flow for the trailing twelve month period times
(y) five. This Incremental Value calculation assumes no change from the numbers shown on Schedule 2 attached hereto in 1) outstanding Indebtedness and 2) Membership Contract Receivables. To the extent there is an increase in Membership Contract Receivables, such receivables will be evaluated to determine whether they are Accepted Receivables and to their impact on Incremental Value. To the extent additional Indebtedness has been approved by Landlord as provided herein, the parties will discuss the impact of the Indebtedness on the Incremental Value. In addition, the parties will evaluate the impact of upgrading existing Members to view products which generate revenue included in EBITDA to ensure they are consistent with historical operations. The intent of the parties in that Incremental Value represents 50% of the value created of the organization by increasing the ability of the enterprise to generate additional recurring Cash Flow after taking into account the impact of any Indebtedness for such value creation. The foregoing definition was used in preparing the sample set forth in Schedule 2 attached hereto and was based upon Tenant's February 2006 financial statements.

     "INDEMNIFIED PARTY" is defined in paragraph 26(c) of this Lease.

     "INDEBTEDNESS" means, as applied to any Person, without duplication, (a) any indebtedness of such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of any property or asset of such Person to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person), (b) any obligation under any lease (a "synthetic lease") treated as an operating lease under GAAP and as a loan or financing for United States income tax purposes or creditors rights purposes, (c) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money and any obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) any obligations of such Person for the deferred purchase price of property or services, (e) any obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) any obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases or that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (g) any obligations of such Person as a result of any final judgment rendered against such Person or any settlement agreement entered into by such Person with respect to any litigation unless such obligations are stayed upon appeal (for so long as such appeal shall be maintained) or are fully discharged or bonded within thirty (30) days after the entry of such judgment or execution of such settlement agreement, (h) any obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit or similar extensions of credit, (i) any Contingent Obligations, (j) any Indebtedness of others referred to in clauses (a) through (i) above or clause (k) below guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss, and (k) any Indebtedness referred to in clauses (a) through (j) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

     "INSURANCE RESERVE ACCOUNT" is defined in paragraph 31(b)(ii)(B) of this Lease.

     "IT ASSETS" is defined on Exhibit A-1(c).

     "LAND" means the title and interest of Landlord in and to the FIFTY-NINE
(59) locations of real estate described on Exhibits A-1(a) and A-1(b) attached hereto, and any land lying in the bed of any existing dedicated street, road or alley adjoining thereto, all strips and gores adjoining thereto, and all rights, ways, easements, privileges and appurtenances thereunto belonging, including all of Landlord's right, title and interest in and to all other property rights, tangible or otherwise, arising out of or connected with Landlord's ownership thereof, but excluding the Improvements thereon.

     "LANDLORD" is defined in the first paragraph of this Lease.

     "LANDLORD PARTIES" is defined in paragraph 6(a) of this Lease.

     "LEASE" is defined in the first paragraph of this Lease.

     "LEASE EXPIRATION DATE" is defined and shall have the meaning specified in the Basic Lease Information.

     "LEASEHOLD MORTGAGE" means a leasehold mortgage, leasehold deed to secure debt, leasehold deed of trust or other security instrument of like nature on Tenant's interest under this Lease given by Tenant to a Leasehold Mortgagee.

     "LEASEHOLD MORTGAGEE" means any holder of a Leasehold Mortgage with respect to Tenant's interest under this Lease, which Leasehold Mortgagee must also hold a lien on and security interest in all directly and indirectly owned assets of Tenant, including all Membership Contracts (subject to Landlord's interest in such assets).

     "LEASE YEAR" means each Calendar Year commencing with 2006, which shall be the "First Lease Year" and each twelve full calendar month period thereafter commencing with an Adjustment Month.

     "LEGAL REQUIREMENTS" is defined in paragraph 12(a) of this Lease.

     "LICENSES" is defined in paragraph 12(a) of this Lease.

     "LIEN" means any lien, mortgage, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, including any arising under any conditional sale agreement, capital lease or other title retention agreement.

     "LOAN ACCOUNT" is defined in paragraph 31(b)(ii) of this Lease.

     "LOCAL ACCOUNTS" means (i) those deposit accounts maintained at banks in close proximity to a campground and into which Ancillary Income derived from such campground is deposited, as identified and more particularly described in
Exhibit I attached hereto, together with any additions thereto, replacements or substitutions thereof, which are disclosed to Landlord in writing, (ii) the Frisco Accounts, (iii) the Gautier Accounts, and (iv) the RPI Accounts. Such term shall not include the Canadian Accounts.

     "LOCKBOXES" is defined in paragraph 31(c)(ii) of this Lease.

     "MASTER LEASE" means those certain lease agreements listed on Exhibit Q attached hereto, dated November 10, 2004, pursuant to which Landlord leases or subleases all the Sites from affiliates of Landlord.

     "MASTER LEASE ADDITIONAL OBLIGATIONS" is defined in paragraph 6(h) of this Lease.

     "MEMBER" or "MEMBERS" means an owner or holder of a Membership as defined in and pursuant to a Membership Contract.

     "MEMBERSHIP" means any "Membership" as such term is defined in any Membership Contract.

     "MEMBERSHIP CONTRACT(S)" means any contract (including a retail installment contract), agreement or other arrangement of Tenant's Subsidiaries (whether entered into before, on or after the date of this Lease), as such may be amended, supplemented or modified from time to time in accordance with the provisions of this Lease, pursuant to which Tenant's Subsidiaries sell Memberships to individuals or other consumers, thereby entitling such individual or other consumer to access and use, or providing for an ownership interest in, one or more of the campgrounds and associated facilities and amenities included in the Premises.

     "MEMBERSHIP CONTRACT RECEIVABLES" means all of Tenant's accounts and the proceeds thereof (as defined under the UCC) eligible for recording as an asset in the financial statements in which a Member is the account debtor or obligor and which represent the unpaid portion of the purchase price of Memberships, as provided in the applicable Membership Contracts, excluding, however, any Membership Dues or proceeds thereof.

     "MEMBERSHIP DUES" means any annual or periodic dues or use fees due and payable by a Member in accordance with the terms of a Membership Contract, other than retail installment or lump sum payments made in connection with Membership Contract Receivables.

     "MEMBER USES" means any existing use of Members, including (1) the use of trails for hiking, horseback riding, cross-country skiing, ATVs and snowmobiles and (2) the use of waters for fishing, swimming, boating, boat launching and related activities and (3) the use of open areas for picnicking and games.

     "MERGER TRANSACTION" means the transaction evidenced by that certain Agreement and Plan of Merger, as amended, pursuant to which Thousand Trails Acquisition, Inc., merged into KTTI Holding Company, Inc.

     "MHC LOAN" means the $12,250,000 loan from MHC Operating Limited Partnership to Tenant.

     "MHC TRUST" means MHC Trust, a Maryland real estate investment trust.

     "MHC TT MASTER LEASE" is defined in paragraph 6(h) of this Lease.

     "MOODY'S" means Moody's Investors Services, Inc. and its successors.

     "MORTGAGE" means a mortgage, deed to secure debt, deed of trust or other security instrument of like nature or any ground or underlying lease or other document of like nature on all or any portion of the Premises or the Underlying Premises given by Landlord or an affiliate of Landlord to a Mortgagee.

     "MORTGAGEE" means any holder of a Mortgage with respect to the Premises, Underlying Premises, or any part thereof and which has been identified as a Mortgagee pursuant to a written notice from Landlord to Tenant, which notice shall contain an executed copy of the Mortgage.

     "NET CASUALTY PROCEEDS" means the compensation and/or insurance payments net of the reasonable expenses of collecting such amounts incurred by Landlord, any Mortgagee (but only in its capacity as Proceeds Trustee) or Tenant, and received by any Mortgagee, Landlord or Tenant in respect of any portion of the Premises by reason of and on account of a fire or other Casualty.

     "NON-FEE OCCUPANCY AGREEMENTS" means those leases or other occupancy agreements for Non-Fee Sites described opposite each such Non-Fee Site listed on Exhibit M attached hereto.

     "NON-FEE RENT" means all sums which are due and payable by Landlord, as subtenant pursuant to the Non-Fee Occupancy Agreements.

     "NON-FEE SITES" means those Sites shown on Exhibit M attached hereto, which Sites are leased by affiliates of Landlord pursuant to the Non-Fee Occupancy Agreements and leased to Landlord pursuant to the Master Lease.

     "OAKZANITA SITE" is defined in paragraph 9(a) of this Lease.

     "OPTION AGREEMENT" means that certain Option Agreement dated the date hereof, 2006 among KTTI Holding Company, LLC, KTTI GP, LLC, Tenant and Trust.

     "ORIGINAL LEASE" is defined in the first WHEREAS clause of this Lease.

     "OTHER TAXES" is defined in paragraph 6(b) of this Lease.

     "OVERDUE RATE" means the greater of: (i) twelve percent (12%) per annum or
(ii) the sum of five percent (5%) plus the prime interest rate as reported from time to time in The Wall Street Journal, but in any event, if lower, the maximum annual interest rate allowed by law for business loans (not primarily for personal, family or household purposes); provided, however, if The Wall Street Journal is no longer in existence or ceases to publish such information, Landlord shall use the prime interest rate as reported in a comparable publicly available publication selected by Landlord in its sole discretion.

     "PA" is defined in paragraph 38(d) of this Lease.

     "PATT" means PATT Holding Company, LLC.

     "PER DIEM LATE CHARGE" means an amount equal to 0.1042% of the aggregate annual Fixed Rent and projected Percentage Rent (as determined in paragraph (b) of the definition of Percentage Rent) for the then current Lease Year. By way of example, the Per Diem Late Charge which would be payable on Fixed Rent during the First Restated Lease Period would be $18,255 per day.

     "PERCENTAGE RENT" is defined and shall have the meaning specified in the Basic Lease Information.

     "PERMITTED DISTRIBUTION" is defined in paragraph 38(d) of this Lease.

     "PERMITTED ENCUMBRANCES" means for each Site:

     (a) Any of the following, which are not yet due and payable at the time in question: (i) liens for water, sewer and other utility services and (ii) taxes, assessments and other governmental charges (whether federal, state, local or foreign) and Property Taxes;

     (b) The easements, rights-of-way, encroachments, encumbrances, restrictive covenants and other matters affecting the title to the Premises or any part thereof (i) set forth on Exhibit C attached hereto and (ii) which Landlord may, from time to time, place against the Premises pursuant to paragraphs 2(c) and 33 of this Lease;

     (c) Any Subordination, Non-Disturbance and Attornment Agreement(s), recorded or otherwise, which are provided to Tenant pursuant to paragraph 17 of this Lease or as otherwise entered into by and among Landlord, Tenant and any Mortgagee;

     (d) Liens for taxes (whether federal, state, local or foreign) attributable to any taxable period whether before, on or after the Commencement Date which are being contested in good faith in accordance with the terms of this Lease by Tenant and for which Tenant has established adequate reserves;

     (e) This Lease and the rights, privileges and entitlements of Tenant hereunder;

     (f) The Master Lease; and

     (g) Any Leasehold Mortgage granted in accordance with paragraph 19 of this Lease.

     "PERMITTED INVESTMENTS" means any one or more of the following obligations or securities: (a) having a predetermined fixed dollar amount of principal due at maturity that cannot vary or change; (b) bearing interest that may either be fixed or variable but which is tied to a single interest rate index plus a single fixed rate spread (if any) and moves proportionately with that index; and
(c) having the required ratings, if any, provided for in this definition:

          (i) direct obligations of, and obligations fully guaranteed as to timely payment of principal and interest by, the United States of America or any agency or instrumentality of the United States of America, the obligations of which are backed by the full faith and credit of the United States of America, that mature in thirty (30) calendar days or less after the date of issuance and that do not have a "r" highlighter affixed to its rating;

          (ii) time deposits, unsecured certificates of deposit, or bankers' acceptances that mature in thirty (30) calendar days or less after the date of issuance and are issued or held by any depository institution or trust company incorporated or organized under the laws of the United States of America or any State thereof and subject to supervision and examination by federal or state banking authorities, so long as the commercial paper or other short-term debt obligations of such depository institution or trust company are rated at least "A1" and "P1" by S&P and Moody's, respectively, or such other rating as would not result in the downgrading, withdrawal or qualification of the then-current Credit Rating to pass-through certificates, as evidenced in writing, and that do not have a "r" highlighter affixed to its rating;

          (iii) repurchase agreements or obligations with respect to any security described in clause (i) above where such security has a remaining maturity of thirty (30) calendar days or less and where such agreement or repurchase obligation has been entered into with a depository institution or trust company (acting as principal) described in clause (ii) above;

          (iv) money market funds that (i) are rated AAA by S&P and Aaa by Moody's and (ii) have portfolio assets of at least $3,000,000,000;

          (v) debt obligations bearing interest or sold at a discount issued by any corporation incorporated under the laws of the United States of America or any state thereof which mature in thirty (30) calendar days or less from the date of issuance, which debt obligations have ratings from Moody's and S&P in the highest category possible, or such other rating as would not result in the downgrading, withdrawal or qualification of the then-current Credit Rating to any pass-through certificate and that do not have a "r" highlighter affixed to its rating; provided, however, that securities issued by any particular corporation will not be Permitted Investments to the extent that investment therein will cause the then-outstanding principal amount of securities issued by such corporation and held in the accounts established hereunder to exceed ten percent (10%) of the sum of the aggregate principal balance and the aggregate principal amount of all Permitted Investments in such accounts; and

          (vi) commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations) payable on demand or on a specified date maturing in thirty (30) days or less after the date of issuance thereof and which is rated in the highest category possible by Moody's and S&P and that does not have a "r" highlighter affixed to such rating.

     "PERMITTED USE" is defined in paragraph 3 of this Lease.

     "PERSON" means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, trustee(s) of a trust, unincorporated organization, or government or governmental authority, agency or political subdivision thereof.

     "PERSONAL PROPERTY" means the personal property described on Exhibit A-1(c) attached hereto.

     "PPSA" is defined in paragraph 41(n)(xv) of this Lease.

     "PREMISES" is defined in paragraphs 2(a) and 2(b) of this Lease.

     "PREMISES CONDITION STANDARD" is defined in paragraph 9(a) of this Lease.

     "PRIMARY TERM" is defined in paragraph 4(a) of this Lease.

     "PROCEEDS TRUSTEE" means a federally insured bank or trust company designated by Landlord, subject to the prior approval of Tenant, such approval not to be unreasonably withheld, delayed or conditioned; provided, however, if a Mortgage encumbers the Premises or Underlying Premises, the Mortgagee thereunder may, at its option, be appointed Proceeds Trustee for so long as such Mortgage remains outstanding and such Mortgagee does not control Landlord and is not controlled by or under common control with Landlord.

     "PROMOTIONS AND DISCOUNTS RESERVE" is defined in paragraph 39 of this Lease.

     "PROMOTIONS AND DISCOUNTS RESERVE ACCOUNT" is defined in paragraph 31(b)(ii)(C) of this Lease.

     "PROPERTY TAXES" is defined in paragraph 6(a) of this Lease.

     "PROTEST NOTICE" is defined in paragraph 5(e)(i) of this Lease.

     "RENEGOTIATED RENT" is defined in paragraph 5(e) of this Lease.

     "RENT" is defined in paragraph 5(a)(iii) of this Lease.

     "RENT ACCOUNT" is defined in paragraph 31(b)(ii) of this Lease.

     "RESERVE ACCOUNTS" is defined in paragraph 31(b)(ii) of this Lease.

     "RESTORATION FUND" is defined in paragraph 10 of this Lease.

     "RESTRICTED HOLDERS" is defined in paragraph 38(h) of this Lease.

     "RESTRICTED JUNIOR PAYMENT" means: (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock or other equity security of, or ownership interest in, Tenant or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class; (ii) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock or other equity security of, or ownership interest in, Tenant or any of its Subsidiaries now or hereafter outstanding; and (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock or other equity security of, or ownership interest in, Tenant or any of its Subsidiaries now or hereafter outstanding.

     "RPI" is defined in the definition of Gross Revenues in this Lease.

     "RPI ACCOUNTS" means those certain deposit accounts nos. 0042024190, 0042850552 and 153492600157, captioned the "RPI Accounts Payable Account" the "RPI Credit Card Receipts Account" and the "RPI Receipts Account," respectively, each maintained at the Bank and all as more particularly described on Exhibit I attached hereto.

     "S&P" means Standard & Poor's Rating Service and its successors or assigns.

     "SEASONAL RENTAL RESERVE ACCOUNT" is defined in paragraph 31(b)(ii)(D) of this Lease.

     "SECURITIES" means, collectively, all outstanding equity interests in Tenant and all options, warrants or other rights of any kind to acquire such equity interests.

     "SITE" is defined in paragraph 2(b) of this Lease.

     "SITE ASSESSMENTS" is defined in paragraph 26(d) of this Lease.

     "SITE REVIEWERS" is defined in paragraph 26(d) of this Lease.

     "SUBLEASED SITES" means those Sites leased to Landlord pursuant to the Master Lease.

     "SUBLEASING SUBSIDIARIES" means those Subsidiaries listed on Exhibit H attached hereto, which Subsidiaries sublease the Sites or portions thereof from Tenant pursuant to the Tenant Subleases.

     "SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT" is defined in paragraph 17(a) of this Lease.

     "SUBSIDIARIES" means those corporations, partnerships, limited liability companies, associations or other business entities which are wholly owned and controlled by Tenant. A true, accurate and complete list of the Subsidiaries on the date hereof is set forth on Exhibit E attached hereto. Exhibit E may be amended from time to time in accordance with the terms hereof. Each of the Subsidiaries is herein individually called a "SUBSIDIARY."

     "SUBSIDIARY GUARANTY" means that certain Secured Guaranty dated as of November 10, 2004 from each Subsidiary marked with an asterisk on Exhibit E attached hereto, including the Subleasing Subsidiaries, together with any additional Subsidiaries permitted in paragraph 38(a) of this Lease, to Landlord, pursuant to which, among other things, each such Subsidiary unconditionally guarantees the payment and performance of Tenant's obligations under this Lease, all upon the terms and subject to the conditions set forth therein, as such Subsidiary Guaranty is amended, modified or restated from time to time. The Subsidiary Guaranty is secured by a lien on the assets of each Subsidiary, including each Subsidiary's right, title and interest in and under the Membership Contracts.

     "SUBSIDIARY PLEDGE" means all of those certain Pledge Agreements by all Subsidiaries marked with an asterisk on Exhibit E attached hereto, including the Subleasing Subsidiaries, together with any additional Subsidiaries permitted in paragraph 38(a) of this Lease, in favor of Landlord, dated as of November 10, 2004, pursuant to which each such Subsidiary has pledged one hundred percent (100%) of its assets to Landlord, including each such Subsidiary's right, title and interest in and under the Membership Contracts.

     "SURPLUS CASH" means all cash of Tenant in excess of $3,000,000, after all Reserve Accounts have been fully funded as provided in paragraph 31(d)(i) of this Lease. Solely for purposes of paragraph 38(d) of this Lease, Surplus Cash shall be calculated on the assumption that Landlord has made no discretionary increases in the Accounts and such discretionary increases shall be included in the calculation of Surplus Cash.

     "TAX RESERVE" is defined in paragraph 6(f) of this Lease.

     "TAX RESERVE ACCOUNT" is defined in paragraph 31(b)(ii)(A) of this Lease.

     "TENANT" is defined in the first paragraph of this Lease.

     "TENANT'S BUSINESS" is defined in paragraph 38(a) of this Lease.

     "TENANT'S EQUITY INTEREST" means all of the equity interests in Tenant.

     "TENANT'S MAINTENANCE, REPAIR AND REPLACEMENT ITEMS" is defined in paragraph 9(a) of this Lease.

     "TENANT'S MANNER OF OPERATION" is defined in paragraph 39 of this Lease.

     "TENANT PLEDGE" means that certain Pledge Agreement by Tenant in favor of Landlord, dated of even date herewith, pursuant to which Tenant pledged to Landlord one hundred percent (100%) of the ownership interests in each Subsidiary marked with an asterisk on Exhibit E attached hereto, including the Subleasing Subsidiaries, together with any additional Subsidiaries permitted in paragraph 38(a) of this Lease.

     "TENANT SUBLEASES" means those sublease agreements as of November 10, 2004 herewith between the Subleasing Subsidiaries and Tenant; the form of such sublease agreements is attached hereto as Exhibit H.

     "TENANT'S TRADE FIXTURES" means all personal property of Tenant in or on the Premises, affixed or not, which is not necessary for the operation of the Improvements, including tire racks and handling equipment, pallets, fork lift trucks, lift racks, tools, office computers, and other equipment or machines owned or leased from/by Tenant, and specifically excludes the Equipment.

     "TERM" is defined in paragraph 4(b) of this Lease.

     "TRANSFER EVENT" means the direct or indirect acquisition of all or substantially all of the equity interests in PA and PATT in an acquisition pursuant to which, upon consummation thereof, none of Joe McAdams, any member of his immediate family or any Affiliate of Joe McAdams or any such family member holds any equity interest, directly or indirectly, in the acquiror.

     "TREASURY RATE" means the yield to maturity of a debt obligation of the United States Treasury having a maturity date closest to but not earlier than the then-existing remaining Term of this Lease (excluding any then-unexercised options for any Extension Terms) and, if more than one have been issued with such maturity date, then using the debt obligation first issued on or closest to the date of any termination by Landlord under this Lease.

     "TRIGGERING EVENT" is defined in paragraph 38(j) of this Lease.

     "TRUST" means MHC T1000 Trust, a Maryland real estate investment trust.

     "TTMS" is defined in the definition of Gross Revenues in this Lease.

     "UCC" means the Uniform Commercial Code as in effect in the State of Illinois.

     "UNDERLYING PREMISES" means, collectively, the interest in the Land, the Equipment, the Personal Property and the Improvements, together with any easements, rights and appurtenances in connection therewith or belonging to said Land and Improvements which is leased by an affiliate of Landlord to Landlord under the Master Lease. When Landlord has physically developed (i.e., Landlord has begun actual construction), in its sole discretion, any parcel of Excess Land on which Property Taxes are billed on Excess Land and Campsite Land and the Buffer Zones in a single tax bill, Landlord shall apply for separate tax bills and upon approval thereof from appropriate tax authorities, Property Taxes on the Excess Land shall no longer be paid by Tenant, and Excess Land shall cease to be part of the Underlying Premises under this Lease at the time that Landlord shall have received authorization for separate property tax bills from the appropriate tax authority.

     "VARIANCE PROGRAM" is defined in paragraph 39 of this Lease.

     "VARIANCE PROGRAM DEPOSIT" is defined in paragraph 39 of this Lease.

     "WORKING CAPITAL INDEBTEDNESS" means the MHC Loan incurred by Tenant owing to Working Capital Lender pursuant to and in accordance with the Working Capital Loan Documents or pursuant to any extensions, amendments, replacements or refinancings of the Indebtedness evidenced by the Working Capital Loan Documents and any replacement or substitution for the MHC Loan, provided, however, that such replacement or substitution shall not exceed the original principal amount of the MHC Loan.

     "WORKING CAPITAL LENDER" means MHC Operating Limited Partnership, as maker of the MHC Loan, or any successor lender under the Working Capital Loan Documents.

     "WORKING CAPITAL LOAN DOCUMENTS" means that certain loan agreement between Tenant and the Working Capital Lender, and any notes issued in connection therewith by Tenant or any of its Subsidiaries payable to the Working Capital Lender relating to a working capital loan facility of Tenant, and all other instruments, documents and agreements executed and delivered by any Affiliate to, for or in favor of the Working Capital Lender in connection with the transactions contemplated under any of the foregoing documents and includes all documents that evidence or secure extensions, amendments, replacements and refinancings of the Working Capital Indebtedness.

2.   DEMISE OF PREMISES AND OTHER RIGHTS

     (a) Landlord hereby demises and leases to Tenant and Tenant hereby leases and rents from Landlord the Premises, IN ITS "AS IS" CONDITION, SUBJECT TO THE EXISTING STATE OF TITLE (WITHOUT EXPRESS OR IMPLIED WARRANTY OF LANDLORD WITH RESPECT TO THE CONDITION, QUALITY, REPAIR OR FITNESS OF THE PREMISES FOR A PARTICULAR USE OR TITLE THERETO, ALL SUCH WARRANTIES BEING HEREBY DISCLAIMED BY LANDLORD AND WAIVED AND RENOUNCED BY TENANT). The "PREMISES" consists of, collectively, Landlord's interest in the Campsite Land and Buffer Zones, the Equipment, the Personal Property and the Improvements, together with any easements, rights and appurtenances in connection therewith or belonging to said Campsite Land and Buffer Zones and Improvements. The foregoing disclaimer in this paragraph 2(a) has been negotiated by Landlord and Tenant, each being represented by independent counsel, and is intended as a complete negation of any representation or warranty by Landlord, express or implied, with respect to the condition, quality, repair, or fitness of the Premises for a particular use, or title thereto.

     (b) The Premises includes the Land, Equipment, Improvements and the Personal Property located at each separate location; each individually is herein called a "SITE," and together are herein called the "SITES."

     (c) Landlord may, in its sole discretion, (1) encumber any of the Premises or any Excess Land with such cross easements, reciprocal easements, agreements, covenants, restrictions and other encumbrances, and (2) at Landlord's expense, connect to any sewer, water, waste water, electric, gas, telephone, or any other system or service then existing on or servicing the Premises, in each case as Landlord may deem necessary, desirable or advisable to facilitate future development of the Excess Land adjacent to such Premises, and nothing contained herein shall limit or restrict such right, provided that (i) if any such easement, agreement, covenant, restriction or other encumbrance impairs the value of the Premises, Landlord shall (a) first attempt to mitigate such impairment and, if such cannot be mitigated, then (b) pay to Tenant an amount equal to such impairment for the remaining Term of the Lease, as Landlord and Tenant may agree, and (ii) with respect to any such connection to any sewer, water or waste water system then existing on or servicing the Premises that if sufficient capacity does not exist for such connection, Landlord shall increase such capacity and provided that Landlord shall, on demand, pay Tenant for Landlord's pro rata share of ongoing expenses related to such utility hook-up. Tenant acknowledges and agrees that this Lease shall be subject and subordinate to all such instruments and no further instrument of subordination shall be required for its operation.

     (d) Tenant may, from time to time, request that Landlord grant or obtain easements over the Excess Land for water, electricity, gas and telephone lines to serve and benefit the Premises adjacent to the Excess Land, at such locations and containing such provisions as Landlord may approve in its sole discretion. All costs and expenses for any such utility easements shall be paid by Tenant.

     (e) Tenant may, from time to time, request that Landlord grant or obtain for Tenant and its employees, invitees and guests of the Premises a temporary license, which shall be revocable by Landlord at any time upon ten (10) days' notice, to establish, maintain and use any Member Uses on the Excess Land adjacent thereto, at such locations and subject to such rules and agreements (including insurance requirements) as Landlord may approve in its sole discretion. All costs and expenses for such temporary licenses shall be paid for by Tenant as Additional Rent. Effective as of the Commencement Date, Landlord hereby grants to Tenant and its employees, invitees and guests a temporary license, which shall be revocable by Landlord at any time upon ten (10) days' notice, to use and maintain in the locations on the Excess Land used and maintained as of the Commencement Date, all existing Member Uses in effect as of the Commencement Date. Tenant agrees to extend the insurance coverage otherwise required by this Lease to include all uses by Tenant and its employees, invitees and guests of the Excess Land.

3.   USE

     Tenant shall, subject to applicable zoning restrictions and any recorded covenants or restrictions in the public records on the Commencement Date, use and occupy the Premises, including each Site, only (i) predominantly as a membership campground, together with minimal daily stay campground uses, (ii) for cabin rentals, (iii) pursuant to Tenant's extended vacation, stay and storage programs, (iv) in connection with lease arrangements entered into with farmers prior to the date hereof and (v) for other lawful purposes which are both associated with and related thereto (including the following ancillary uses: ATM machines, cafeteria/food service and laundry facilities) (collectively, the "PERMITTED USE"). Tenant shall not use, suffer or permit the Premises, or any portion thereof, to be used by Tenant, any third party or the public, as such, without restriction or in such manner as would be reasonably likely to materially adversely affect Landlord's title to or interest in the Premises, or in such manner as would be reasonably likely to make possible a material claim or claims of adverse possession by the public, as such, or third parties, or of implied dedication of the Premises, or any portion thereof.

4.   TERM

     (a) The primary term of this Lease (the "PRIMARY TERM") shall be for a period of approximately fifteen (15) years, beginning on the Commencement Date and ending on the Lease Expiration Date.

     (b) Tenant shall have the right, at its option, to extend the Primary Term of this Lease for two (2) consecutive extension terms (the "EXTENSION TERMS"), each being five (5) years in length. Each Extension Term shall commence on the day after the expiration of the preceding term (each, the "EXTENSION TERM COMMENCEMENT DATE") and shall expire on the fifth (5th) anniversary of the Lease Expiration Date in the case of the first
(1st) Extension Term, and on the tenth (10th) anniversary of the Lease Expiration Date in the case of the second (2nd) Extension Term. The options to extend the Term of this Lease as described above shall not be deemed exercised by Tenant unless at least twenty-four (24) months prior to the Lease Expiration Date for the Primary Term or at least twenty-four (24) months prior to the expiration of the Extension Term for the first (1st) Extension Term, Tenant shall have delivered written notice to Landlord of Tenant's irrevocable election to so extend this Lease at the end of the Primary Term or the first (1st) Extension Term, as applicable. Tenant's failure to deliver one (1) such timely notice to Landlord shall terminate all future Extension Terms, if any, following the Extension Term to which such notice specifically relates. Subject to the provisions of paragraph 5 of this Lease, the terms and conditions of this Lease shall apply to each Extension Term with the same force and effect as if such Extension Term had originally been included in the Primary Term of the Lease. The right of Tenant to exercise its rights with respect to the Extension Terms shall be conditioned upon this Lease being in full force and effect and no Event of Default then existing as of the Lease Expiration Date (for the first (1st) Extension Term), or expiration of the first (1st) Extension Term (for the second
(2nd) Extension Term). The Primary Term, together with any Extension Term with respect to which Tenant properly exercises its option, and for which the conditions related thereto are satisfied, shall constitute the "TERM" of this Lease.

     (c) Notwithstanding the foregoing, the Term of this Lease with respect to the Non-Fee Sites shall terminate upon the expiration of the applicable Non-Fee Occupancy Agreements and Tenant shall not be entitled to any abatement or reduction of Rent, nor shall the obligations of Tenant under this Lease be affected, by reason of such expiration of the applicable Non-Fee Occupancy Agreements. Landlord shall not without Tenant's consent amend the Non-Fee Occupancy Agreements such that Tenant would be materially adversely affected.

5.   RENTAL; GUARANTY

     (a) Tenant shall pay to Landlord the following amounts as Rent for the
Premises:

          (i) During the Term of this Lease, Tenant shall pay to Landlord, (a) as fixed annual rent, the amount of annual fixed rent specified in the Basic Lease Information (as defined therein, "FIXED RENT") and (b) as a portion of Additional Rent, the amount of the Percentage Rent specified in the Basic Lease Information.

          (ii) During the Term of this Lease, Tenant shall pay, as a portion of Additional Rent, all sums, including Non-Fee Rent, due and payable by the tenant under the Non-Fee Occupancy Agreements. Simultaneously with its payment of Non-Fee Rent, Tenant shall give to Landlord evidence, satisfactory to Landlord, of having done so.

          (iii) Throughout the Term of this Lease, Tenant shall pay, as Additional Rent, all other amounts of money and charges required to be paid by Tenant under this Lease, whether or not such amounts of money or charges are designated Additional Rent. As used in this Lease, "RENT" shall mean and include all Fixed Rent and Additional Rent, including Percentage Rent, payable by Tenant in accordance with this Lease.

     (b) It is the intention of Landlord and Tenant that the Fixed Rent and Percentage Rent payable by Tenant to Landlord during the entire Term of this Lease shall be absolutely net of all costs and expenses incurred in connection with the management, operation, maintenance, repair and replacement of the Premises and Underlying Premises in accordance with this Lease. Landlord shall have no obligations or liabilities whatsoever with respect to the management, operation, maintenance, repair or replacement of the Premises and Underlying Premises during the Term of this Lease, and Tenant shall manage, operate, maintain, repair and replace the Premises and Underlying Premises in accordance with this Lease and shall pay all costs and expenses incurred in connection therewith before such costs or expenses become delinquent. Without limiting the generality of the foregoing, throughout the entire Term of this Lease, Tenant shall pay, as Additional Rent, all premiums for all property and liability insurance covering the Premises and Underlying Premises required under this Lease, all Property Taxes and all Other Taxes that accrue during or are allocable to the Term of this Lease, and all Property Taxes and Other Taxes allocable to any period of time prior to the Term of this Lease. As part of the annual Budget submitted to Landlord pursuant to paragraph 30 hereof, Tenant shall provide Landlord a schedule of all such premiums, Property Taxes and Other Taxes payable in the relevant fiscal year and simultaneously with the payment of such premiums, Property Taxes and Other Taxes, Tenant shall give to Landlord evidence, satisfactory to Landlord, of having done so.

     (c) Tenant shall pay all Fixed Rent to Landlord, in advance, on or before the first Business Day of each and every calendar month during the Term of this Lease (other than the payment due on the Commencement Date which is due as set forth in the Basic Lease Information) without notice, demand, deduction or offset, in lawful money of the United States of America, to the wire transfer address of Landlord specified in the Basic Lease Information, or to such other accounts and/or Person or Persons or at such other place or places as Landlord may from time to time designate in writing (or otherwise so there are collected funds available to Landlord on the due date). Percentage Rent shall be paid as set forth in the Basic Lease Information. If the Fixed Rent or Percentage Rent is paid more than five (5) Business Days after its due date, the Per Diem Late Charge shall be due and payable for each day thereafter until the Fixed Rent or Percentage Rent is paid in full. Tenant shall pay all Additional Rent, including Percentage Rent, when due. Tenant shall pay all Fixed Rent and Percentage Rent to Landlord without notice.

     (d) Tenant acknowledges and agrees that it was a condition precedent to Landlord entering into this Lease that Landlord receive the Guaranty from Guarantors and the Subsidiary Guaranty from the Subsidiaries marked with an asterisk on Exhibit E attached hereto, which Guaranty and Subsidiary Guaranty are being entered into contemporaneously with the execution of this Lease. Tenant hereby represents and warrants to Landlord as of the date hereof and covenants to Landlord that throughout the Term of this Lease, Guarantors shall be bound by the terms of the Guaranty to Landlord and the Subsidiaries marked with an asterisk on Exhibit E attached hereto shall be bound by the terms of the Subsidiary Guaranty to Landlord.

     (e) On the day after the fifth anniversary of the last day of the First Restated Lease Period, and, thereafter, on every fifth anniversary thereof, the Fixed Rent and, Percentage Rent payable hereunder (the "RENEGOTIATED RENT") shall be adjusted and Tenant shall make payments of Rent as so adjusted beginning with each such anniversary. Landlord and Tenant shall renegotiate the Fixed Rent and Percentage Rent payable hereunder, and in accordance with this paragraph 5(e).

          (i) On November 1, 2011 and each five (5) year anniversary of such date thereafter, Landlord shall prepare and deliver to Tenant written notice of its determination of the Renegotiated Rent. Within fifteen (15) days following such delivery, Tenant may deliver written notice (the "PROTEST NOTICE") to Landlord of any disagreement that Tenant may have as to such Renegotiated Rent. Such Protest Notice shall set forth in reasonable detail the basis of such disagreement. The failure of Tenant to deliver such Protest Notice within the prescribed time period will constitute Tenant's acceptance of the Renegotiated Rent determination delivered by Landlord and all Fixed Rent and Percentage Rent hereunder shall be equal to the Renegotiated Rent as determined by Landlord.

          (ii) If Tenant timely delivers a Protest Notice and Tenant and Landlord are unable to resolve any disagreement as to the Renegotiated Rent within fifteen (15) days following Landlord's receipt of the Protest Notice, Landlord shall have the option of allowing Tenant to occupy the Premises on the terms of the then existing Lease or of terminating this Lease. If Landlord chooses to allow Tenant to occupy the Premises on the terms of the then existing Lease, it shall deliver to Tenant written notice of its intention within thirty
(30) days of so choosing. If Landlord chooses not to continue this Lease in accordance with the previous sentence, this Lease shall automatically terminate on January 15 of the succeeding year and Tenant shall thereupon vacate the Premises pursuant to paragraph 22 hereof. Notwithstanding anything herein to the contrary, if Joe B. McAdams has received a Permitted Distribution, all increases in Rent pursuant to this paragraph 5(e) (but not any other Rent increases under this Lease) shall be deferred until cash is available after the payment of Distribution Indebtedness.

6.   TAXES

     (a) Tenant shall pay, as Additional Rent, all Property Taxes prior to the assessment of any interest or penalty for late payment and shall indemnify and hold harmless Landlord, its affiliates, officers, directors, stockholders, employees, representatives, members, partners and agents, and the successors and assigns of each of the foregoing (collectively, the "LANDLORD PARTIES"), on an After-Tax Basis from and against any such Property Taxes (including any penalties and interest with respect thereto) (subject to Tenant's rights under this paragraph 6(a) to make payment thereof in installments or under paragraph 6(e) of this Lease to protest Property Taxes); provided, however, if and to the extent Landlord or Mortgagee is holding Tenant's estimated payments thereof pursuant to paragraph 6(f) of this Lease and provided no Event of Default then exists, Landlord, pursuant to paragraph 31(e)(iii), or Mortgagee shall instead make such payments timely on Tenant's behalf; provided, further, if any such Property Taxes may legally be paid in installments, Tenant may, at its option, pay such Property Taxes in such installments together with any interest due thereon provided that Tenant shall have paid all such installments, or provided to Landlord or Mortgagee such amounts as are necessary for the payment of all such installments, prior to the expiration or earlier termination of this Lease. "PROPERTY TAXES" shall mean all taxes, assessments, excises, levies, fees and charges (and any tax, assessment, excise, levy, municipal service fee, fee or charge levied wholly or partly in lieu thereof or as a substitute therefor or as an addition thereto) of every kind and description, general or special, ordinary or extraordinary, foreseen or unforeseen, secured or unsecured, whether or not now customary or within the contemplation of Landlord and Tenant, that are levied, assessed, charged, confirmed or imposed by any public or government authority on or against, or otherwise with respect to, the Premises and Underlying Premises, or any part thereof or any personal property used in connection with the Premises and Underlying Premises, including

Landlord's franchise taxes based upon gross receipts with respect to the receipt of Rent (but not including Excluded Taxes). Property Taxes shall not include any Other Taxes or Excluded Taxes arising out of or levied in connection with this Lease, in each case, of Landlord, unless and only to the extent levied or assessed against Landlord in whole or in part in lieu of, as a substitute for, or as an addition to any Property Taxes. When Landlord has physically developed (i.e., Landlord has begun actual construction), in its sole discretion, any parcel of Excess Land on which Property Taxes are billed on Excess Land and Campsite Land and the Buffer Zones in a single tax bill, Landlord shall apply for separate tax bills and upon approval thereof from appropriate tax authorities, Property Taxes on the Excess Land shall no longer be paid by Tenant.

     (b) Tenant shall pay, as Additional Rent, all Other Taxes prior to the assessment of any interest or penalty for late payment and shall indemnify and hold harmless Landlord and the Landlord Parties on an After-Tax Basis from and against any such Other Taxes (including any penalties and interest with respect thereto) (subject to Tenant's rights under this paragraph 6(b) and paragraph 6(e) of this Lease to make payment in installments or to protest Other Taxes); provided, however, if Landlord or Mortgagee is holding Tenant's estimated payments thereof pursuant to paragraph 6(f) of this Lease and provided no Event of Default then exists, Landlord, pursuant to paragraph 31(e)(iii), or Mortgagee shall instead make such payments timely on Tenant's behalf; provided, further, if any such Other Taxes may legally be paid in installments, Tenant may, at its option, pay such Other Taxes in such installments together with any interest due thereon provided that Tenant shall have paid all such installments, or provided to Landlord or Mortgagee such amounts as are necessary for the payment of all such installments, prior to the expiration or earlier termination of this Lease. "OTHER TAXES" shall mean all taxes, assessments, excises, levies, fees and charges, including all payments related to the cost or occupation of providing facilities or services, whether or not now customary or within the contemplation of Landlord and Tenant, that are levied, assessed, charged, confirmed or imposed by any public or government authority upon, or measured by, or reasonably attributable to (i) the Premises and Underlying Premises, (ii) the cost or value of Tenant's equipment, furniture, fixtures and other personal property located in the Premises or the cost or value of any leasehold improvements made in or to the Premises by or for Tenant, regardless of whether title to such improvements is vested in Tenant or Landlord, (iii) any amount payable under this Lease, including any gross receipts tax or excise tax levied by any public or government authority with respect to the receipt of any such amount, (iv) the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or (v) this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises or Underlying Premises. "Other Taxes" shall not include any Property Taxes or any Excluded Taxes arising out of or levied in connection with this Lease, in each case, of Landlord, unless and only to the extent levied or assessed against Landlord in whole or in part in lieu of, as a substitute for, or as an addition to any Other Taxes.

     (c) Except for any Excluded Taxes imposed on or with respect to the Rent, if at any time during the Term any method of taxation shall be such that there shall be levied, assessed or imposed on Landlord, or on the Rent, or on the Premises, Underlying Premises, or any portion thereof, a capital levy, gross receipts tax on the Rent, occupational license tax or franchise tax, based upon gross receipts with respect to the Rent, but not including any income or franchise taxes based upon, measured by or calculated with respect to net income or profits, Tenant, to the extent permitted by law, covenants to pay and discharge the same, it being the intention of the parties hereto that the Fixed Rent and Percentage Rent to be paid hereunder shall be paid to Landlord absolutely net without deduction or charge of any nature whatsoever, foreseeable or unforeseeable, ordinary or extraordinary, or of any nature, kind or description, except for Excluded Taxes and as otherwise expressly provided in this Lease. Notwithstanding the foregoing, to the extent Landlord incurs any tax liability pursuant to the Trails Reorganization (as defined in the Merger Transaction) or for a Pre-Closing Taxable Period (as defined in the Merger Transaction), payment of such tax liabilities, if any, shall not be governed by this Lease but shall be governed by the Merger Transaction.

     (d) Tenant covenants to furnish Landlord, within fifteen (15) calendar days after written request by Landlord, official receipts of the appropriate taxing authority, if any, or other appropriate proof reasonably satisfactory to Landlord, evidencing the payment of all Impositions.

     (e) Tenant shall have the right to contest the amount or validity, in whole or in part, of any Property Tax or Other Tax or to seek a reduction in the valuation of the Premises and/or Underlying Premises, as assessed for real estate property tax purposes, by appropriate proceedings diligently conducted in good faith (but only after the deposit or payment (whether under protest or otherwise) of any amounts required by applicable law to stay or prevent collection activities). Landlord shall not be required to join in any proceeding referred to in this paragraph 6(e) except to the extent required by law, in which event Landlord shall, upon written request by Tenant, join in such proceedings or permit the same to be brought in its name, all at Tenant's expense. Landlord agrees to provide, at Tenant's expense, whatever assistance Tenant may reasonably require in connection with any such contest. Tenant covenants that Landlord shall not suffer or sustain any costs or expenses (including counsel fees) or any liability in connection with any such proceeding. No such consent shall subject Landlord to any civil liability or the risk of any criminal liability or forfeiture.

     (f) Tenant acknowledges that Landlord will establish and maintain a reserve account for the payment of Property Taxes and Other Taxes relating to the Premises and Underlying Premises which shall become due and payable during each Lease Year, as reasonably estimated by Landlord on the basis of assessments and bills and estimates thereof ("TAX RESERVE") in accordance with paragraph 31 of this Lease. Tenant is expected to pay Property Taxes and Other Taxes from its own funds and the Tax Reserve shall be maintained as additional security hereunder, provided, however, that Tenant may request funds pursuant to paragraph 31(e)(iii). Landlord and Mortgagee shall make no charge for holding and applying such amounts.

     (g) Landlord will, within thirty (30) calendar days after receipt, reimburse Tenant for any refund of Property Taxes or Other Taxes received by Landlord or Mortgagee as a result of any tax contest relating to the Term.

     (h) In addition to the forgoing (and without duplication), if (x) Landlord or any affiliate of Landlord incurs any tax, assessment, excise, lien, fee, charge or liability, including franchise, lease and income taxes, arising from the Master Lease from MHC TT, Inc., a Delaware corporation, as landlord, to Landlord, as tenant (the "MHC TT MASTER LEASE") (including the items described in clause (i) of the definition of Excluded Taxes, but excluding property taxes attributable to the Excess Land, collectively, the "MASTER LEASE ADDITIONAL OBLIGATIONS") and (y) Landlord and its Affiliates would not have incurred the Master Lease Additional Obligations had Landlord owned the fee interest in the Fee Sites owned by MHC TT,

Inc. and the MHC TT Master Lease not existed, then Tenant shall pay the Master Lease Additional Obligations on an After-Tax Basis, as Additional Rent, prior to the assessment of any interest or penalty for late payment and shall indemnify and hold harmless Landlord and the Landlord Parties on an After-Tax Basis from and against any claims for payment thereof.

7.   NET LEASE; NON-TERMINABILITY

     (a) This is an absolutely net lease and the Fixed Rent, Additional Rent, including Percentage Rent and all other sums payable hereunder by Tenant shall be paid without notice (except as expressly provided herein), demand, set-off, counterclaim, abatement, suspension, deduction or defense. It is the intention of the parties hereto that the Fixed Rent and Percentage Rent shall be an absolutely net return to Landlord throughout the Term of this Lease. In order that such Rent shall be absolutely net to Landlord, Tenant shall pay when due, and save and hold harmless Landlord and the Landlord Parties on an After-Tax Basis from and against, any and all costs, charges and expenses attributable to the Premises or Underlying Premises, including all fines, fees, penalties, charges (including governmental charges), assessments, sewer rents, Impositions, insurance premiums as may be required from time to time by Landlord or Mortgagee pursuant to this Lease, utility expenses, carrying charges, costs, expenses and obligations of every kind and nature whatsoever, general and special, ordinary and extraordinary, foreseen and unforeseen, the payment for which Landlord or Tenant is, or shall become, liable by reason of any rights or interest of Landlord or Tenant in, to or under the Premises or Underlying Premises or this Lease or in any manner relating to the ownership, leasing, operation, management, maintenance, repair, rebuilding, use or occupation of the Premises or Underlying Premises, or of any portion thereof; provided, however, that nothing herein contained shall be construed as imposing upon Tenant any obligation to pay any Excluded Taxes of Landlord arising out of, or levied in connection with, this Lease or Landlord's right or interest in the Premises or the Rent. All fees and expenses incurred in connection with the negotiation and execution of this Lease, including all legal, accounting, financial advisory, title insurance, environmental inspection, consulting and all other fees and expenses of third parties incurred by a Person in connection with the negotiation of the terms and conditions of this Lease shall be the obligation of the respective Person incurring such fees and expenses; provided, however that Tenant, on the one hand, and Landlord, on the other hand, shall share equally the costs related to preparation of surveys of the Sites listed on Exhibit F attached hereto.

     (b) This Lease shall not terminate, nor shall Tenant have any right to terminate this Lease, except as expressly provided in paragraph 14 of this Lease, nor shall Tenant be entitled to any abatement or reduction of Rent hereunder except as required by paragraph 14 of this Lease, nor shall the obligations of Tenant under this Lease be affected, by reason of (i) any damage to or destruction of all or any part of the Premises from whatever cause; (ii) subject to paragraph 14 of this Lease, the taking of the Premises, Underlying Premises, or any portion thereof by condemnation, requisition or eminent domain proceedings; (iii) the prohibition, limitation or restriction of Tenant's use of all or any part of the Premises, or any interference with such use; (iv) any eviction by paramount title or otherwise; (v) Tenant's acquisition or ownership of all or any part of the Premises or Underlying Premises otherwise than as expressly provided herein; (vi) any default on the part of Landlord under this Lease, or under any other agreement to which Landlord and Tenant may be parties;
(vii) Landlord becoming dispossessed of any portion of the Premises subleased by Landlord pursuant to the Non-Fee Occupancy Agreements; or (viii) any other cause whether similar or dissimilar to the foregoing, any present or future law to the contrary notwithstanding. It is the intention of the parties hereto that the obligations of Tenant hereunder shall be separate and independent covenants and agreements, that the Fixed Rent, Percentage Rent, the Additional Rent and all other sums payable by Tenant hereunder shall continue to be payable in all events and that the obligations of Tenant hereunder shall continue unaffected unless the requirement to pay or perform the same shall have been terminated pursuant to any express provision of this Lease. Tenant agrees that Tenant shall not be relieved of the obligations to pay the Fixed Rent or any Additional Rent in case of damage to or destruction of or condemnation (except as expressly provided in paragraph 14 of this Lease) of the Premises or the Underlying Premises.

     (c) Tenant agrees that it shall remain obligated under this Lease in accordance with its terms, and that it shall not take any action to terminate, rescind or void this Lease, notwithstanding (i) any bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution or winding-up or other proceeding affecting Landlord or its successor in interest, or (ii) any action with respect to this Lease which may be taken by any trustee or receiver of Landlord or its successor in interest or by any court in any such proceeding.

     (d) Tenant waives all rights which may now or hereafter be conferred by law
(i) to quit, terminate or surrender this Lease or the Premises or any part thereof, or (ii) to any abatement, suspension, deferment or reduction of the Fixed Rent, Additional Rent or any other sums payable under this Lease, except as otherwise expressly provided herein.

8.   SERVICES

     Tenant shall, at Tenant's sole cost and expense, be responsible for supplying the Premises with electricity, heating, ventilating and air conditioning, water, natural gas, lighting, replacement for all lights, restroom supplies, telephone service, window washing, security service, janitor, pest control and disposal services (including, if applicable, hazardous and biological waste disposal), and such other services as Tenant determines to furnish to the Premises. Landlord shall not be in default hereunder or be liable for any damage or loss directly or indirectly resulting from, nor shall the Fixed Rent, or Additional Rent, including Percentage Rent be abated or a constructive or other eviction be deemed to have occurred by reason of, the installation, use or interruption of use of any equipment in connection with the furnishing of any of the foregoing services, any failure to furnish or delay in furnishing any such services, whether such failure or delay is caused by accident or any condition beyond the control of Landlord or Tenant or by the making of repairs or improvements to the Premises, or any limitation, curtailment, rationing or restriction on use of water, electricity, gas or any form of energy serving the Premises, whether such results from mandatory governmental restriction or voluntary compliance with governmental guidelines. Tenant shall pay the full cost of all of the foregoing services and all other utilities and services supplied to the Premises as Additional Rent.

9.   REPAIRS AND MAINTENANCE; REPLACEMENT

     (a) Tenant shall, at its own sole cost and expense, keep the Premises, including each Site therein, in substantially the same order and condition as existed on the Commencement Date (provided that the order and condition existing on the Commencement Date shall be deemed to include that all Immediate Repairs required to be performed pursuant to this Lease and all repairs to the Site commonly known as Oakzanita Springs in San Diego County, California (the

"OAKZANITA SITE," which Tenant shall use its best efforts to complete promptly), have been completed) (the "PREMISES CONDITION STANDARD"), at all times on and after the Commencement Date to and including the date of the termination of the Term, by lapse of time or otherwise. Tenant shall timely and properly maintain, repair and replace all of the Premises and all of its component parts (the "TENANT'S MAINTENANCE, REPAIR AND REPLACEMENT ITEMS"), including parking surfaces and stripes, driveways, roads, private streets, picnic tables, campground sites and/or pads, pedestals, campground and recreational vehicle infrastructure, all landscaping, mechanical systems, electrical and lighting systems, plumbing and sewage systems, wastewater systems, water plants and related facilities, septic system facilities, fixtures and appurtenances, interior and exterior walls, roofs, foundations, floor slabs, columns and structural elements so as to maintain each Site in accordance with the Premises Condition Standard and to preserve and protect the useful life, utility and value of such components, and in all events so as to preserve the effectiveness of any warranty relating thereto. Tenant shall deliver to Landlord a written statement showing all removals and replacements of such systems or components with a cost exceeding $100,000.00 during the preceding calendar year. Landlord may cause independent private inspectors to make inspections of any building and building systems on the Premises or segments thereof to determine Tenant's compliance under this paragraph 9. Tenant shall pay all reasonable costs of each inspection at each Site by or on behalf of Landlord in each calendar year; and, if such inspection by Landlord reveals that the Premises, or any material portion thereof, including any equipment thereon, is not substantially in the condition required by this Lease, then Tenant shall pay for such additional inspections performed by Landlord through the inspection approving the condition of such Premises as being substantially in conformity with this Lease.

     (b) Landlord may, but is not required to, enter the Premises at any time during normal business hours and make such repairs, alterations, improvements, additions, replacements or maintenance as Landlord deems necessary to cure any Event of Default of Tenant hereunder which remains uncured after the expiration of any notice and cure period provided under this Lease, as applicable, in a diligent fashion, and Tenant shall pay Landlord as Additional Rent forthwith (and in any event within thirty (30) days) after being billed for same by Landlord the cost thereof plus an administrative fee of five percent (5%) of such cost, which bill shall be accompanied by reasonable supporting documentation. Such amounts shall bear interest at the Overdue Rate from the date of expenditure by Landlord to the date of repayment by Tenant.

     (c) It is intended by Tenant and Landlord that Landlord shall have no obligation, in any manner whatsoever, to repair or maintain the Premises (or any fixture or equipment therein), whether structural or nonstructural, all of which obligations are intended, as between Landlord and Tenant, to be those of Tenant. Tenant expressly waives the benefit of any statute now or in the future in effect which would otherwise afford Tenant the right to make repairs at Landlord's expense or to terminate this Lease because of Landlord's failure to keep the Premises in good order, condition and repair.

     (d) Tenant shall use commercially reasonable efforts to maintain on each Site, and deliver to Landlord upon expiration or termination of this Lease, then current operating manuals and original warranties (to the extent applicable) for the Equipment and Personal Property then located on such Site, specifically excluding, in all cases, Tenant's Trade Fixtures at the Premises which may be and which are subsequently removed by Tenant upon expiration or earlier termination of this Lease.

10.  DESTRUCTION OF OR DAMAGE TO PREMISES

     If any Site is damaged by fire or other Casualty during the Term of this Lease, Tenant shall (a) repair such damage and restore such Site to substantially the same or better condition as existed before the occurrence of such fire or other Casualty, using materials of the same or better grade than that of the materials being replaced (herein, a "CASUALTY REPAIR"), and this Lease shall remain in full force and effect. Such repair and replacement by Tenant shall be done in accordance with paragraph 23 of this Lease and the standards of paragraph 9 of this Lease and Tenant shall, at its expense, obtain all permits required for such work. An architect or engineer selected by Landlord shall review (except with respect to the existing damage at the Oakzanita Site), at Tenant's expense, all plans and specifications for any Casualty Repair with a cost equal to or greater than $50,000 and all draw requests related thereto. In no event shall Fixed Rent or Additional Rent abate, nor shall this Lease terminate by reason of such damage or destruction. Provided that no Event of Default by Tenant shall then exist under this Lease (and no event has occurred which, with the passage of time, the giving of notice, or both, would constitute an Event of Default), and provided Tenant has: (i) delivered to Landlord plans and specifications and a budget for such Casualty Repair (all of which Landlord shall have approved), and (ii) deposited with Landlord or the Proceeds Trustee cash in the sum equal to the excess, if any, of the total cost set forth in such approved budget over the amount of insurance proceeds received on account of such Casualty, then to the extent such proceeds are made available to Landlord from Mortgagee, Landlord shall make available to Tenant all insurance proceeds actually received by Landlord on account of such Casualty, for application to the costs of such approved repair and restoration, as set forth below.

     For all Casualty Repairs, the following shall apply:

     As used herein the "CASUALTY THRESHOLD" means $50,000; provided, however that the Casualty Threshold shall not apply to the existing damage at the Oakzanita Site. If the Net Casualty Proceeds are less than the Casualty Threshold at the time of the applicable fire or other Casualty, such Net Casualty Proceeds shall be paid to Tenant to apply to the cost of restoration. If the Net Casualty Proceeds are equal to or greater than the Casualty Threshold at the time of the applicable fire or other casualty, such Net Casualty Proceeds shall be paid to the Proceeds Trustee (herein called the "RESTORATION FUND") for release to Tenant as restoration progresses, subject to and in accordance with paragraph 23(c) of this Lease. If Landlord encumbers the Premises or the Underlying Premises with a Mortgage, the Mortgagee thereunder may, at its option, be appointed Proceeds Trustee for so long as such Mortgage remains outstanding and such Mortgagee does not Control Landlord and is not Controlled by or under Common Control with Landlord. Insurance proceeds shall be deposited in an interest bearing account and interest shall be distributed to Tenant upon completion of said installation, repair, replacement or rebuilding, provided no default has occurred and is continuing hereunder. All checks drawn on said account shall be signed by the Proceeds Trustee. Insurance proceeds shall be disbursed to Tenant by the Proceeds Trustee under the following procedure:

          (i) No more frequently than once per calendar month, Tenant may request that Landlord disburse to Tenant such insurance proceeds as are requested by Tenant to pay for all costs incurred by Tenant for repair and restoration work on the damaged Site that was performed during the immediately preceding calendar month. Tenant's request shall certify that all work for which reimbursement is requested was performed in substantial compliance with the plans and specifications approved by Landlord pursuant to paragraph 23 of this Lease and all applicable laws, and shall include reasonably satisfactory evidence of the costs incurred by Tenant and unconditional partial (as to the amount received compared to percentage of completion) or final lien releases, as applicable, in form and substance required by applicable law executed by all mechanics, materialmen, laborers, suppliers and contractors who performed any portion of the repair and restoration work or supplied materials; and

          (ii) Within ten (10) Business Days after receiving Tenant's request, Landlord shall approve or disapprove Tenant's request, which approval shall not be unreasonably withheld, delayed or conditioned, by written notice to Tenant. If Landlord approves all or any portion of a request and Landlord has received (and not previously disbursed) insurance proceeds for such costs, then Landlord's approval shall include a check in the amount approved by Landlord. If Landlord disapproves all or any portion of a request, then Landlord's notice shall state the reasons for that disapproval. Landlord's failure to deliver a notice approving or disapproving a request shall be conclusively deemed Landlord's disapproval of the request.

11.  INSURANCE, HOLD HARMLESS AND INDEMNIFICATION

     (a) To the fullest extent permitted by law, Landlord and the Landlord Parties shall not be liable to Tenant or any Affiliate for any damage to or loss or theft of any property or for any bodily or personal injury, illness or death of any Person in, on or about the Premises arising at any time and from any cause whatsoever, unless and to the extent due to the gross negligence or willful misconduct of the Landlord Parties. Except as provided in this paragraph 11(a), Tenant waives all claims against Landlord and the Landlord Parties arising from any liability described in this paragraph 11(a).

     (b) Tenant hereby agrees to indemnify and defend Landlord and the Landlord Parties against and hold each such Person harmless on an After-Tax Basis from all claims, demands, liabilities, damages, losses, costs and expenses, including attorneys' fees and disbursements, arising from or related to any use or occupancy of the Premises, or any condition of the Premises, or any default in the performance of Tenant's obligations hereunder, or any damage to any property (including property of employees and invitees of Tenant) or any bodily or personal injury, illness or death of any person (including employees and invitees of Tenant) occurring in, on or about the Premises or any part thereof or any part of the buildings or the land constituting a part of the Premises arising on or after the date hereof from any cause whatsoever, or occurring outside the Premises when such damage, bodily or personal injury, illness or death is caused by any act or omission of Tenant or its agents, officers, employees, contractors, invitees or licensees or any default in the performance of Tenant's obligations under the Frisco Lease. This paragraph 11(b) shall survive the termination of this Lease with respect to any damage, bodily or personal injury, illness or death or any default in the performance of Tenant's obligations under the Frisco Lease occurring prior to such termination.

     (c) Tenant shall at all times provide, maintain and keep in force or cause to be provided, maintained and kept in force, at no expense to Landlord, the following policies of insurance with respect to the Premises, Underlying Premises and Tenant, as applicable (collectively, the "POLICIES"):

          (i) Property insurance on an "all risk" and "special perils" basis (special form cause of loss) for one hundred percent (100%) of the replacement value of each Site, as applicable, with customary deductibles as approved by Landlord. The policy shall contain the following endorsements: (a) Replacement Cost (without any deduction made for depreciation); (b) Agreed Amount (waiving co-insurance penalties); (c) a standard landlord clause acceptable to Landlord; and (d) a standard mortgagee clause acceptable to Mortgagee, if any. Each such policy shall also include the following coverage if applicable: (i) comprehensive boiler and machinery coverage in amounts as determined by Landlord; (ii) earthquake and earth movement for the full replacement cost of the subject Site, or the amount as would (in light of the risks insured and the cost of premiums for such insurance) in Landlord's judgment be maintained by a prudent operator of property similar in use and locale; and (iii) flood insurance if the Improvements located on a Site are located in a special flood hazard area as designated by the Director of the Federal Emergency Management Agency, in sufficient amounts as reasonably determined by Landlord, provided that such coverage in such amounts is generally available at commercially reasonable costs.

          (ii) Insurance against rent loss, extra expense or business interruption, in amounts satisfactory to Landlord. The perils covered by this policy shall be the same as those accepted on each Site including flood, earthquake and earth movement.

          (iii) Commercial general liability insurance covering bodily injury and property damage occurring on, in or about each Site and, to the extent applicable, any adjoining streets, sidewalks, and passageways arising out of or connected with the possession, use, leasing, operation, or condition of any Site. Policy limits shall be not less than $1,000,000 per occurrence, $2,000,000 per location in the aggregate with respect to a Site and $1,000,000 per occurrence, $2,000,000 per location in the aggregate with respect to Tenant. Such coverage shall include but not be limited to premises, operations, products/completed operations, personal injury and liquor liability (if applicable).

          (iv) Umbrella excess liability insurance for not less than $25,000,000 per occurrence with respect to Tenant, subject to an aggregate cap of not less than $25,000,000.

          (v) Worker's Compensation and other statutory coverage as required by the state where each Site is located to protect Tenant, Landlord and any Mortgagee against claims for injuries sustained in the course of employment at such Site.

          (vi) When and to the extent required by Landlord, fidelity insurance and insurance against loss or damage by any other risk commonly insured against by Persons (or which would be insured against by a reasonably prudent Person) occupying or using like properties in the locality or localities in which a Site is situated.

     (d) All insurance policies required pursuant to this Lease shall be endorsed to provide that: (i) Landlord is named as an additional insured with respect to the all risk property coverage; as a loss payee with respect to all rent/business interruption/extra expense coverage; as additional insured on all liability coverage, with the understanding that any obligation imposed upon the insureds (including the liability to pay premiums) shall be the sole obligation of Tenant and not of any other insured; (ii) Mortgagee, its successors and/or assigns, is named as mortgagee with respect to the all risk property coverage; as a loss payee with respect to all rent/business interruption/extra expense coverage; and as additional named insured on all liability coverage, with the understanding that any obligation imposed upon the insureds (including the liability to pay premiums) shall be the sole obligation of Tenant and not of any other insured; (iii) the interests of Landlord or any Mortgagee shall not be invalidated by any action or inaction of Tenant or any other Person, and such policies shall insure Landlord and any Mortgagee regardless of any breach or violation by Tenant or any other Person of any warranties, declarations or conditions in such policies; (iv) the insurer under each such policy shall waive all rights of subrogation against Landlord or any Mortgagee, any right to set-off and counterclaim and any other right to deduction, whether by attachment or otherwise; (v) such insurance shall be primary and without right of contribution of any other insurance carried by or on behalf of Landlord or any Mortgagee with respect to its interest in the Premises or Underlying Premises; (vi) if such insurance is canceled for any reason whatsoever, including nonpayment of premium or, if any substantial modification, change or reduction is made in the coverage which affects the interests of Landlord or any Mortgagee, such cancellation, modification, change or reduction in coverage shall not be effective as to Landlord or Mortgagee until thirty (30) days after receipt by Landlord and Mortgagee of written notice sent by registered mail from such insurer; (vii) any such insurance shall be endorsed to provide inasmuch as the policy is written to cover more than one insured, all terms, conditions, insuring agreements and endorsements with the exception of limits of liability, shall operate in the same manner as if there were a separate policy covering each insured; and (viii) if required by Landlord or Mortgagee and available on commercially reasonable terms, such insurance shall contain "cut-through" endorsements providing Landlord and Mortgagee with direct access to any re-insurers.

     (e) Tenant shall deliver to Landlord and Mortgagee a copy of each insurance policy with further evidence of such insurance acceptable to Landlord and Mortgagee, together with a copy of the declaration page for each such policy. If requested by Landlord or Mortgagee, binders for renewal policies shall be provided no later than fifteen (15) days prior to the expiration of each policy and, when available and requested by Landlord or Mortgagee, copies of such policies. Tenant shall deliver a renewed policy or policies, or duplicate original or originals thereof, marked "premium paid," or accompanied by such other evidence of payment satisfactory to Landlord and Mortgagee with standard non-contributory mortgagee clause in favor of and acceptable to Landlord and Mortgagee. Upon request of Landlord or Mortgagee, Tenant shall cause its insurance underwriter or broker to certify to Landlord or Mortgagee in writing that all the requirements of this Lease applicable to Tenant governing insurance have been satisfied. Tenant shall comply promptly with and conform, in all material respects, to (i) all provisions of each such insurance policy and (ii) all requirements of the insurers applicable to Tenant as respects use, occupancy, possession, operation, maintenance, alteration or repair of a Site. Tenant shall not use or permit the use of any Site in any manner that would permit any insurer to cancel any insurance policy or void coverage required to be maintained by this Lease. No insurance policy may provide for assessments to be made against Landlord or Mortgagee. If a policy permits assessments against others, such policy must waive any right to a Lien upon a Site and no such assessments may result in a Lien against such Site. The insurance coverage required under this paragraph 11 may be effected under a blanket policy or policies covering the Underlying Premises and other properties and assets not constituting a part of the Underlying Premises; provided that any such blanket policy shall specify the portion of the total coverage of such policy that is allocated to the Underlying Premises, and any sublimits in such blanket policy applicable to the Underlying Premises, which amounts shall not be less than the amounts required pursuant to this paragraph 11 and which shall in any case comply in all other respects with all of the requirements of this paragraph 11. Tenant shall comply in all material respects with all insurance requirements and shall not bring or keep or permit to be brought or kept any article upon any Site or cause or permit any condition to exist thereon (subject to and to the extent within Tenant's control, exercising commercially reasonable measures consistent with prudent business practice to ensure compliance herewith by members of the public, including Members, having access to the Premises) which would be prohibited by any insurance requirement, or would invalidate insurance coverage required hereunder to be maintained by Tenant on or with respect to any part of any Site pursuant to this paragraph 11. Notwithstanding anything to the contrary contained herein, it is expressly understood and agreed that any insurance which Tenant shall cause any tenant to provide that shall otherwise be in compliance with all of the terms and conditions of this paragraph 11 shall satisfy Tenant's obligations with respect thereto hereunder. Tenant shall not take out separate insurance contributing in the event of loss with that required to be maintained pursuant to this paragraph 11 unless such insurance complies with this paragraph
11. All insurance policies shall be in form, with endorsements, risk coverages, deductibles and amounts and maintained with companies approved by Landlord and Mortgagee, such approval not to be unreasonably withheld or delayed. Without limiting Landlord's and Mortgagee's ability to approve the aforementioned, an insurance company shall be reasonably satisfactory if such insurance company (a) has a rating of at least A with financial size of Class X or better as specified in Best's Key Rating Guide, (b) is licensed or authorized to do business, as required under applicable law, in the State where the applicable Sites are located and (c) a claims-paying ability rating by S&P of not less than "AA" and an equivalent rating by another Rating Agency. Tenant shall not settle or accept any payment of any claims under any insurance policy insuring against casualty, rent loss and business interruption without twenty (20) days' advance written notice to Landlord and Mortgagee, if any. Landlord and Mortgagee shall not, by the fact of approving, disapproving, accepting, preventing, obtaining or failing to obtain any insurance, incur any liability for or with respect to the amount of insurance carried, the form or legal sufficiency of insurance contracts, solvency of insurance companies, or payment or defense of lawsuits, and Tenant hereby expressly assumes full responsibility therefor and all liability, if any, with respect thereto. If Tenant fails to provide to Landlord or Mortgagee the policies of insurance required by this paragraph 11, Landlord or Mortgagee may (but shall have no obligation to), upon written notice to Tenant, procure such insurance or single-interest insurance for such risks covering Landlord's and Mortgagee's interest and Tenant shall pay all premiums thereon promptly upon demand by Landlord and Mortgagee, and until such payment is made by Tenant, the amount of all such premiums shall bear interest at the Overdue Rate and shall constitute Additional Rent. Any such insurance purchased by Landlord or Mortgagee may, but need not, protect Tenant's interests. The coverage purchased by Landlord or Mortgagee may not pay any claim made by Tenant or any claim that is made against Tenant in connection with the Premises or Underlying Premises. Tenant may later cancel any insurance purchased by Landlord or Mortgagee, but only after providing Landlord and Mortgagee with evidence that Tenant has obtained insurance as required by this Lease. If Tenant fails to obtain any such insurance and Landlord or Mortgagee purchase such insurance for the Premises and/or Underlying Premises, Tenant will be responsible for the costs of that insurance, including interest and other charges imposed by Landlord or Mortgagee in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added as Additional Rent. The costs of the insurance may be more than the cost of insurance Tenant is able to obtain on its own.


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

     (f) Landlord acknowledges that, notwithstanding anything to the contrary contained herein, Tenant's existing insurance and insurance carriers as of the Commencement Date meet the requirements set forth in this paragraph 11; provided each Subleasing Subsidiary is and shall remain a named insured on all insurance policies. In no event shall Landlord or any Mortgagee require any additional insurance pursuant to this paragraph 11 that is not commercially reasonable with respect to similarly situated properties.

12.  COMPLIANCE WITH LAWS, COVENANTS AND NON-FEE OCCUPANCY AGREEMENTS

     (a) Tenant shall, and shall cause its Subsidiaries to, throughout the Term promptly comply or cause compliance with or remove or cure any violation of any and all present and future laws, including the Americans with Disabilities Act of 1990, as the same may be amended from time to time ("ADA"), ordinances (zoning or otherwise), orders, rules, regulations and requirements of all federal, state, municipal and other governmental bodies having jurisdiction over the Premises and the Membership Contracts and the appropriate departments, commissions, boards and officers thereof, and the orders, rules and regulations of each Board of Fire Underwriters where the Premises are situated, or any other body now or hereafter constituted exercising lawful or valid authority over the Premises and the Membership Contracts (collectively, "LEGAL REQUIREMENTS"), any portion thereof, or the sidewalks, curbs, roadways, alleys or entrances adjacent or appurtenant to the Premises, or exercising lawful authority with respect to
(1) the use or manner of use of the Premises, or such adjacent or appurtenant facilities, and (2) the sale of and continuing obligations under the Membership Contracts, and whether the compliance, curing or removal of any such violation and the costs and expenses necessitated thereby shall have been foreseen or unforeseen, ordinary or extraordinary, and whether or not the same shall be presently within the contemplation of Landlord, Tenant or any Tenant Subsidiary or shall involve any change in governmental policy, or require structural or extraordinary repairs, alterations or additions by Tenant or any Tenant Subsidiary and irrespective of the amount of the costs thereof. Tenant, at its sole cost and expense, shall comply and shall cause its Subsidiaries to comply with all agreements, contracts, easements, restrictions, reservations or covenants, including the Membership Contracts, if any, running with the land or hereafter created by Tenant or any Tenant Subsidiary or consented to by Tenant or any Tenant Subsidiary or requested by Tenant or any Tenant Subsidiary. Tenant shall also comply and shall cause its Subsidiaries to comply with, observe and perform all provisions and requirements of all policies of insurance at any time in force with respect to the Premises and required to be obtained and maintained by Tenant or any Tenant Subsidiary under the terms of paragraph 11 of this Lease. Tenant shall and shall cause its Subsidiaries to comply with all licenses and permits issued by governmental authorities in connection with the Premises (including licenses and permits relating to all waste water, storm water, water processing and other similar facilities, franchise agreements, Membership Contracts and any conditional use permits (collectively, "LICENSES")); provided, however, Landlord agrees, upon request of Tenant, to sign promptly and without a charge therefor (except as provided in the final sentence of this subparagraph) any applications or filings (1) for such licenses and permits as may be required by Legal Requirements for the conduct, operation or restoration of the Premises and the business to be conducted therein in accordance with the terms hereof, and (2) for the maintenance of the existing zoning for each Site to continue to permit Tenant's use thereof, in both cases where the signature of Landlord is required by Legal Requirements in force at the time. All reasonable costs incurred by Landlord in connection with obtaining any such licenses and permits and zoning matters shall be borne by

Tenant. With respect to the Site commonly known as Pio Pico, Tenant shall use commercially reasonable efforts to cause the use permit benefiting the north side of the Site to be renewed or reissued.

     (b) If Tenant shall at any time fail to pay any Imposition in accordance with the provisions of paragraphs 6 or 26 of this Lease, or to take out, pay for, maintain and deliver any of the insurance policies or certificates of insurance provided for in paragraph 11 of this Lease, or shall fail to make any other payment or perform any other act on its part to be made or performed hereunder, then Landlord, after five (5) Business Days' prior written notice to Tenant (or without notice in situations where Landlord determines that delay is likely to cause harm to Landlord's interest in the Premises), and without waiving or releasing Tenant from any obligation of Tenant contained in this Lease, may (but shall be under no obligation to do so):

          (i) pay any Imposition payable by Tenant pursuant to this Lease; or

          (ii) make any other payment or perform any other act on Tenant's part to be paid or performed hereunder which Tenant shall not have paid or performed within the time required therefor, except that any time permitted to Tenant to perform any act required by this paragraph shall be extended for such reasonable period not to exceed three hundred sixty-five (365) days as may be necessary to effectuate such performance, provided throughout such time Tenant is continuously, diligently and in good faith prosecuting such performance.

     (c) Tenant acknowledges that (1) Landlord's interest in the Non-Fee Sites is that of the subtenant under the Non-Fee Occupancy Agreements, true, correct and complete copies of which have been delivered to Tenant, (2) Landlord's interest in all of the Sites is that of the tenant under the Master Lease, a true, correct and complete copy of which has been delivered to Tenant and (3) pursuant to this Lease, Tenant is effectively subleasing Landlord's interest as the subtenant under the Non-Fee Occupancy Agreements and the tenant under the Master Lease. Tenant hereby covenants and agrees to perform and comply in all material respects with all of the obligations of the tenant under the Non-Fee Occupancy Agreements during the Term of this Lease.

     (d) Landlord hereby grants to Tenant an exclusive license and authority solely to enforce Landlord's rights as the tenant or subtenant of the Premises, as applicable, under the terms and conditions of the Non-Fee Occupancy Agreements and the Licenses. Tenant shall comply with Landlord's obligations as tenant, subtenant or licensee of the Premises, as applicable, under the Non-Fee Occupancy Agreements and the Licenses; provided, however, Landlord agrees, upon request of Tenant, to sign promptly and without a charge therefor (except as provided in the final sentence of this subparagraph) any documents, applications or filings for the Non-Fee Occupancy Agreements and/or Licenses as may be required from time to time for the conduct, operation or restoration of the Premises and the business to be conducted therein in accordance with the terms hereof. All reasonable costs incurred by Landlord in connection with obtaining any such documents, licenses and permits shall be borne by Tenant.

     (e) Landlord may enter upon the Premises for any such cure purpose set forth in this paragraph 12 and take all such action in or on the Premises as may be necessary therefor pursuant to this paragraph 12. All sums, reasonable under the circumstances, actually paid by Landlord and all costs and expenses, including attorney's fees, incurred by Landlord in connection with the performance of any such act, together with interest thereon at the Overdue Rate and an amount equal to five percent (5%) of all such costs and expenses, shall be paid by Tenant to Landlord on demand and submission of reasonable evidence of such expenditures. Landlord shall not be limited in the proof of any damages which Landlord may claim against Tenant arising out of or by reason of Tenant's failure to provide and keep in force insurance as aforesaid, to the amount of the insurance premium or premiums not paid or incurred by Tenant, and which would have been payable upon such insurance, but Landlord shall also be entitled to recover, as damages for any such breach, the uninsured amount of any loss, damages, costs and expenses of suit, including attorney's fees, suffered or incurred by reason of damage to or destruction of the Premises or Underlying Premises, or any portion thereof or other damage or loss which Tenant is required to insure against hereunder, occurring during any period when Tenant shall have failed or neglected to provide insurance as aforesaid.

     (f) Tenant shall have the right under this Lease to abandon any Site or Sites subject to this Lease, provided such abandonment does not violate any Membership Contracts or applicable Legal Requirements, and so long as during such period of abandonment, (i) Tenant continues to pay Rent and maintain the Premises at such Sites in accordance with this Lease, (ii) Tenant maintains a security system and performs regular inspections of such Sites and (iii) Tenant provides Landlord with the right to inspect such Sites on an annual basis and Tenant pays for the costs of such inspections.

     (g) Tenant hereby covenants and agrees to perform and comply in all material respects with all of the obligations of the tenant under any equipment lease or other agreement affecting the Personal Property during the Term of this Lease. Landlord hereby grants to Tenant an exclusive license and authority solely to enforce Landlord's rights as the obligor or obligee, as applicable, under the terms and conditions of any equipment lease or other agreement affecting the Personal Property. Tenant shall comply with Landlord's obligations as obligor or obligee, as applicable, under any such agreement affecting the Personal Property; provided, however, Landlord agrees, upon request of Tenant, to sign promptly and without a charge therefor (except as provided in the final sentence of this paragraph 12(g)) any documents, applications or filings required for the conduct, operation or restoration of the Personal Property and the business to be conducted therein in accordance with the terms hereof. All reasonable costs incurred by Landlord in connection with obtaining any such documents, licenses and permits shall be borne by Tenant.

13.  PARTIAL TAKING

     If less than substantially all of any Site shall be taken for public or quasi-public purposes, Tenant shall promptly, at its sole cost and expense, restore, repair, replace or rebuild the improvements so taken in conformity with the requirements of paragraph 9 of this Lease as nearly as practicable to the condition, size, quality of workmanship and market value thereof immediately prior to such taking, without regard to the adequacy of any condemnation award for such purpose. There shall be no abatement of Rent during any such period of restoration. In performing its obligations, Tenant shall be entitled to all condemnation proceeds made available to Landlord for restoration or repair of the Premises under the same terms and conditions for disbursement set forth for casualty proceeds in paragraph 10 of this Lease, including such proceeds being made available by Mortgagee. Tenant shall, at its sole cost and expense, negotiate and, if necessary, litigate, the amount of the award, and Landlord shall have the right to


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

participate in such process, and if Tenant fails to diligently prosecute such efforts, Landlord may (at its option) take control of the process. Any condemnation proceeds in excess of the amounts as are made available to Tenant for restoration or repair of the Premises shall be the sole and exclusive property of Landlord. Tenant shall have the right to participate in condemnation proceedings with Landlord, and shall be entitled to receive any award made by the condemning authority in respect of business loss or, if available, business relocation and any other claim permitted by law which does not, in any such case, diminish Landlord's recovery.

14.  SUBSTANTIAL TAKING

     If an entire Site or a substantial part of a Site, or access thereto, shall be taken or condemned by any competent authority for any public or quasi-public use or purpose, or, as a result of such taking, the use of such Site shall be materially adversely affected, the Term of this Lease (with respect to such affected Site only) shall end upon and not before the date when the possession of the part so taken shall be required for such use and, except as otherwise provided herein, without apportionment of the award to or for the benefit of Tenant. If this Lease is terminated with respect to any Site pursuant to this Paragraph 11, Fixed Rent at the then-current rate shall be apportioned as of the date of the termination in the notice. Landlord shall be entitled to receive the entire award or payment in connection therewith, except that Tenant shall have the right to file any claim available to Tenant under applicable Law for any taking of leasehold improvements paid for by Tenant and any Tenant's personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Term and for moving expenses, provided that such separate award shall not reduce the award or judgment recoverable by Landlord.

     If the temporary use or occupancy of all or any part of any Site shall be taken by condemnation during the Term, this Lease shall be and remain unaffected by such condemnation, and Tenant shall continue to pay in full the Rent payable hereunder. In the event of any such temporary taking for use or occupancy of all or any part of such Site, Tenant shall be entitled to appear, claim, prove and receive the portion of the award for such taking that represents compensation for use or occupancy of such Site during the period of such temporary taking and Landlord shall be entitled to appear, claim, prove and receive the portion of the award that represents the costs of restoration of such Site and the use or occupancy of such Site after the end of the period of such temporary taking.

15.  DEFAULT; EVENTS OF DEFAULT

     The occurrence of any one or more of the following events ("EVENT OF DEFAULT") shall constitute a breach of this Lease by Tenant:

     (a) Tenant fails to pay any Fixed Rent as and when such Fixed Rent becomes due, and such failure continues for five (5) Business Days after Landlord gives written notice thereof to Tenant; or

     (b) Tenant fails to pay any Additional Rent as and when such Additional Rent becomes due and payable and such failure continues for more than five (5) Business Days after Landlord gives written notice thereof to Tenant; or

     (c) The entering of a non-appealable final judgment that Tenant has breached its indemnification obligations under the Merger Transaction; provided however, that prior to the appeal by Tenant of any judgment holding that Tenant has breached an indemnification obligation under the Merger Transaction, Tenant shall be required to post bond in the amount of such judgment or, at the election of Tenant, provide a letter of credit in favor of Landlord for such amount; or

     (d) Tenant fails to perform its obligations under or breaches any agreement or covenant contained in any part of paragraph 25, paragraph 31 and subparagraphs 38(a) through (k) of this Lease; and, even if not specifically so provided therein, a breach by any Subsidiary of the aforementioned shall constitute an Event of Default; or

     (e) Tenant or any of Tenant's Subsidiaries fails to perform or breaches any agreement or covenant of this Lease not separately covered in this paragraph 15 to be performed or observed by Tenant or any of Tenant's Subsidiaries as and when performance or observance is due and such failure or breach continues for more than thirty (30) calendar days after Landlord gives written notice thereof to Tenant; provided, however, that if, by the nature of such agreement or covenant, such failure or breach cannot reasonably be cured within such period of thirty (30) calendar days, an Event of Default shall not exist as long as Tenant or such Tenant Subsidiary commences with due diligence and dispatch the curing of such failure or breach within such period of thirty (30) calendar days and, having so commenced, thereafter prosecutes with diligence and dispatch and completes the curing of such failure or breach within a reasonable time not to exceed one hundred eighty (180) calendar days, except with respect to regulatory compliance matters, when such cure must be completed within three hundred sixty-five (365) calendar days; or

     (f) Tenant, any Guarantor or any of Tenant's Subsidiaries (i) files, or consents by answer or otherwise to the filing against Tenant, any Guarantor or any of Tenant's Subsidiaries of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy, insolvency or other debtors' relief law of any jurisdiction, (ii) makes an assignment for the benefit of Tenant's, any Guarantor's or any of Tenant's Subsidiaries' creditors, (iii) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers of Tenant, any Guarantor, any of Tenant's Subsidiaries or of any substantial part of Tenant's, any Guarantor's or any of Tenant's Subsidiaries' property, or (iv) takes any action for the purpose of any of the foregoing; or

     (g) A court or government authority enters an order, and such order is not stayed or vacated within sixty (60) calendar days, (i) appointing a custodian, receiver, trustee or other officer with similar powers with respect to Tenant, any Guarantor, any Tenant Subsidiary or with respect to any substantial part of Tenant's or any Tenant Subsidiary's property, or (ii) constituting an order for relief or approving a petition for relief or reorganization or arrangement or any other petition in bankruptcy, insolvency or other debtors' relief law of any jurisdiction, or (iii) ordering the dissolution, winding-up or liquidation of Tenant, Guarantor or any Tenant Subsidiary; or

     (h) Tenant fails to pay any insurance premiums when due or otherwise fails to continuously maintain all insurance required to be maintained by Tenant in accordance with the terms and conditions of this Lease; or

     (i) Any Guarantor or Tenant or anyone claiming on behalf of either party asserts any claim that the Guaranty is not then in full force and effect; or

     (j) An "Event of Default" occurs and is continuing under the Guaranty, the Option Agreement, the Subsidiary Guaranty, the Guarantor Pledge, the Subsidiary Pledge or the Tenant Pledge; or

     (k) Any time after the fifth anniversary of the Effective Date of Restatement, the death or Disability of Joe B. McAdams or Joe B. McAdams ceases to be an active chief executive of Tenant for any other reason, unless a substitute executive with management experience and expertise satisfactory to Landlord is appointed to replace Mr. McAdams as active chief executive of Tenant within ninety (90) days after such death, Disability or cessation; or

     (l) Tenant, any Guarantor or any of Tenant's Subsidiaries shall be in default under the terms of any of its Indebtedness.

     Landlord may treat the occurrence of any one or more of the foregoing Events of Default as a breach of this Lease. For so long as such Event of Default continues, Landlord, at its option and with or without notice or demand of any kind to Tenant or any other Person, shall have only the remedies provided in paragraph 16 of this Lease.

16.  REMEDIES

     (a) Upon the occurrence of an Event of Default, Landlord shall, in addition to, and not in derogation of, any remedies for any preceding breach, with or without notice or demand (except as otherwise expressly provided herein) and without limiting Landlord in the exercise of any right or remedy which Landlord may have by reason of such Event of Default under this Lease, have the right to cause all of the assets directly or indirectly owned by Tenant and the equity interests in Tenant to be transferred and assigned to Landlord through appropriate judicial remedies, including pursuant to the following available remedies:

          (i) Landlord shall have the right to terminate Tenant's right to possession of the Premises and repossess the Premises by any lawful means without terminating this Lease.

          (ii) Landlord shall have the right at any time to give a written termination notice to Tenant and, on the date specified in such notice, Tenant's right to possession of the Premises shall terminate and this Lease shall terminate. Upon such termination, Landlord shall have the right to recover from
Tenant:

               (A) The worth at the time of determination of all unpaid Rent which had been earned at the time of termination;

               (B) The worth at the time of determination of the amount of all unpaid Rent for the balance of the then-Term of this Lease after the time of termination excluding the potential Lease term under any unexercised options for any Extension Terms, reduced only to the extent of net rental proceeds actually received from any subsequent replacement tenant(s) for any Site; provided, however, except to the extent the state statutes or common law applicable to any Site requires Landlord to mitigate its damages arising from an Event of Default by


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

          Tenant under this Lease, from and after any such Event of Default, Landlord shall have no duty to mitigate its damages by re-letting, or attempting to re-let, any Site to any replacement tenant(s); and

               (C) All other amounts necessary to compensate Landlord for all of the detriment proximately caused by Tenant's failure to perform all of Tenant's obligations under this Lease or which in the ordinary course of events would be likely to result therefrom. The "worth at the time of determination" of the amounts referred to in clause (A) above shall be computed by allowing interest at the Per Diem Late Charge. The "worth at the time of determination" of the amount referred to in clause (B) above shall be computed by discounting such amount to present value by using the discount rate equal to the then Treasury Rate. For the purpose of determining unpaid Rent under clauses (A) and
          (B) above, the Rent reserved in this Lease shall be deemed to be the total Rent payable by Tenant under paragraph 5 of this Lease.

          (iii) Even if Landlord terminates Tenant's right to possession under this Lease, this Lease shall continue in effect and Landlord shall have the right to enforce all its rights and remedies under this Lease, including the right to recover all Rent as it becomes due under this Lease. Landlord shall be entitled to an administrative fee of five percent (5%) of all amounts expended under this paragraph 16(a).

          (iv) All amounts owed by Tenant to Landlord following an Event of Default can be used by Landlord in pursuing its claims against Guarantors under the Guaranty and enforcement of all obligations, rights and remedies under (1) the Guaranty, (2) the Guarantor Pledges, (3) the Subsidiary Guaranties, (4) the Subsidiary Pledges, and (5) the Tenant Pledge, including realizing on all collateral set forth in any such documents in accordance with the terms of such documents.

          (v) If Landlord commences any remedy under this paragraph 16(a), Landlord shall continually prosecute such remedy to the fullest extent permitted under this Lease, the Guaranty, the Guarantor Pledges, the Subsidiary Guaranties, the Subsidiary Pledges, the Tenant Pledge and all applicable laws, such that Landlord or Landlord's affiliate shall become the sole owner of the assets of Tenant.

     (b) In addition, upon the occurrence of an Event of Default, (1) Landlord shall be entitled to receive and Tenant shall pay the Per Diem Late Charge for each day such Event of Default remains outstanding, payable promptly, and in any event within three (3) Business Days following Landlord's written demand to Tenant for payment thereof, and (2) Landlord shall have all other rights set forth in paragraph 31(g) of this Lease.

     (c) All agreements and covenants to be performed or observed by Tenant under this Lease shall be at Tenant's sole cost and expense and without any abatement of Fixed Rent or Additional Rent. If Tenant fails to pay any sum of money to be paid by Tenant or to perform any other act to be performed by Tenant under this Lease as and when due or required to be performed, Landlord shall have the right, but shall not be obligated, and without waiving or releasing Tenant from any obligations of Tenant, to, upon five (5) Business Days' prior notice to Tenant, make any such payment or perform any such other act on behalf of Tenant in accordance with this Lease. All sums so paid by Landlord and all necessary incidental costs shall be deemed Additional Rent hereunder and shall be payable by Tenant to Landlord on demand, together with interest on all such sums from the date of expenditure by Landlord to the date of repayment by Tenant at the Overdue Rate. Landlord shall have, in addition to all other rights and remedies of Landlord, the same rights and remedies in the event of the nonpayment of such sums (plus interest at the Overdue Rate) by Tenant as in the case of default by Tenant in the payment of Rent.

     (d) Landlord shall be entitled to collect from Tenant Landlord's reasonable costs and expenses, including attorneys' fees and expenses, in connection with the enforcement of its remedies and/or the defense of any matter, including during an appeal and whether suit is actually filed or not.

     (e) Upon the occurrence of and during the continuance of an Event of Default, Landlord shall have the right to commence an action in any court of competent jurisdiction located in the State of Illinois for the purpose of adjudicating the Event of Default and any or all of Landlord's rights and remedies under this Lease related to each. Tenant hereby consents to the exercise of personal jurisdiction over Tenant in any such court in Illinois and consents to Illinois as the choice of venue. Upon adjudication of Landlord's rights under this Lease, Landlord, at its option, shall have the right to file additional actions in any and all States or Canadian Provinces in which the Sites are located for the purpose of enforcing Landlord's rights under this Lease, including obtaining orders of possession for the Site or Sites located in such States or Canadian Provinces.

17.  SUBORDINATION

     (a) Subordination, Non-Disturbance. Tenant agrees at any time hereafter, and from time to time within ten (10) Business Days of written request of Landlord, to execute and deliver to Landlord a subordination, non-disturbance and attornment agreement substantially in the form attached hereto as Exhibit D (such instrument, release, document or agreement is herein called the "SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT"), subjecting and subordinating this Lease to the lien of any Mortgage which at any time may be placed upon the Premises or Underlying Premises, or any portion thereof, by Landlord, and to any replacements, renewals, amendments, consolidations, modifications, extensions or refinancings thereof. It is agreed, nevertheless, that so long as there exists no Event of Default under paragraphs 15(f) or 15(g) of this Lease, such Subordination, Non-Disturbance and Attornment Agreement shall not interfere with, hinder or reduce the right of Tenant to continue to occupy the Premises, and all portions thereof, and to conduct its business thereon in accordance with the covenants, conditions, provisions, terms and agreements of this Lease. The costs of preparing and recording any such document shall be borne by Landlord, but Tenant shall be responsible for its own counsel fees.

     (b) Mortgagee Protection Clause. In the event of any act or omission of Landlord constituting a default by Landlord hereunder, Tenant shall not exercise any remedy until Tenant has given Landlord and any Mortgagee of the Premises or Underlying Premises written notice of such act or omission, and until a reasonable period of time (not less than ten (10) Business Days) to allow Landlord or Mortgagee to remedy such act or omission shall have elapsed following receipt of such notice. However, if such act or omission cannot, with due diligence and in good faith, be remedied within such period or cannot be cured simply by the payment of money, Landlord and Mortgagee shall be allowed such further period of time as may be reasonably necessary provided that either such party commences remedying the same with due diligence and in good faith and thereafter diligently prosecutes such cure, provided such cure period shall not extend beyond two hundred seventy (270) calendar days after the receipt of notice of such default. Nothing herein contained shall be construed or interpreted as requiring any Mortgagee receiving such notice to remedy such act or omission.

     (c) Attornment. If any Mortgagee shall succeed to the rights of Landlord under this Lease or to ownership of the Premises or Underlying Premises, whether through possession or foreclosure or the delivery of a deed to the Premises or Underlying Premises in lieu of foreclosure, then such Mortgagee shall automatically be deemed to have recognized this Lease and to assume the obligations of Landlord hereunder accruing on and after the date such Mortgagee acquires title to the Premises or Underlying Premises, and Tenant shall attorn to and recognize such Mortgagee as Tenant's landlord under this Lease and shall promptly execute and deliver any instrument consistent with the Subordination, Non-Disturbance and Attornment Agreement that such Mortgagee may reasonably request to evidence such attornment (whether before or after the making of the Mortgage). In the event of any other transfer of Landlord's interest hereunder, such transferee shall automatically be deemed to have recognized this Lease and to assume the obligations of Landlord hereunder accruing on and after the date of such transfer, and Tenant shall attorn to and recognize such transferee as Tenant's landlord under this Lease and shall promptly execute and deliver any instrument consistent with the Subordination, Non-Disturbance and Attornment Agreement that such transferee and Landlord may reasonably request to evidence such attornment.

     (d) Acknowledgement. Upon ten (10) calendar days' advance written notice, Tenant agrees to execute, acknowledge and deliver a document acknowledging the assignment by Landlord of this Lease to a Mortgagee, in a commercially reasonable form then approved by institutional lenders, with such changes therein as may be reasonably requested by the Mortgagee.

18.  LANDLORD'S RIGHT OF ENTRY; INDEMNIFICATION

     (a) Landlord, Mortgagee, and their respective designees shall have the right to enter the Premises, and any part thereof, at any time during normal business hours and to inspect the same, post notices of non-responsibility, monitor construction, perform appraisals, perform environmental site assessments and engineering studies, and, during the last twenty-four (24) months of the Term or at any time after an Event of Default, exhibit the Premises or any Site to prospective purchasers and mortgagees, and examine Tenant's books and records pertaining to the Premises, insurance policies, certificates of occupancy and other documents, records and permits in Tenant's possession with respect to the Premises, all of which shall be customary and adequate and reasonably satisfactory to Landlord.

     (b) Landlord hereby indemnifies and agrees to defend and hold harmless Tenant and its partners or members, partners or members of such partners and members, and their respective heirs, executors, administrators, personal or legal representatives, successors and assigns from and against any and all claims, expenses, costs, damages, losses and liabilities (including reasonable attorneys' fees), on an After-Tax Basis, with respect to physical damage or personal injury to the extent resulting from Landlord's or its agents' or representatives' action on the Premises, which may at any time be asserted against or suffered by Tenant as a result of, on account of, or arising from Landlord or its agents or representatives entering the Premises pursuant to the terms of this Lease.

19.  LEASEHOLD MORTGAGES.

     Tenant shall not, without Landlord's consent, which Landlord may grant or withhold in its sole and absolute discretion, mortgage Tenant's interest under this Lease by any means whatsoever.

20.  ESTOPPEL CERTIFICATE; FINANCIAL DATA

     (a) At any time and from time to time, Tenant shall, within ten (10) Business Days after written request by Landlord, execute, acknowledge and deliver to Landlord a certificate certifying: (a) that this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect as modified, and stating the date and nature of each modification); (b) the Commencement Date and the Lease Expiration Date determined in accordance with paragraph 4 of this Lease and the Basic Lease Information, and the date, if any, to which all Rent and other sums payable hereunder have been paid; (c) the amount of Fixed Rent currently payable monthly; (d) that no notice has been received by Tenant of any default by Tenant hereunder which has not been cured, except as to defaults specified in such certificate; (e) that to Tenant's actual knowledge, Landlord is not in default under this Lease, except as to defaults specified in such certificate; and (f) such other matters as may be reasonably requested by Landlord or any actual or prospective purchaser or mortgage lender. Any such certificate may be relied upon by Landlord and any actual or prospective purchaser or mortgage lender of the Premises, Underlying Premises, or any part thereof.

     (b) Tenant shall deliver to Landlord and to any actual or prospective purchaser or mortgage lender designated by Landlord the following information
(A) within ninety (90) days after the end of each fiscal year of Tenant: an audited consolidated and consolidating balance sheet of Tenant and Tenant's Subsidiaries and a complete list of all Members and Membership Dues paid as at the end of such fiscal year, an audited consolidated and consolidating statement of profits and losses of Tenant and Tenant's Subsidiaries for such fiscal year, and an audited statement of cash flows of Tenant and Tenant's Subsidiaries for such fiscal year, setting forth in each case, in comparative form, the corresponding figures for the preceding fiscal year in reasonable detail and scope and certified by independent certified public accountants of recognized national standing selected by Tenant, together with a detailed explanation of any variance from the Budget for such period; (B) within forty-five (45) days after the end of each of the first three (3) fiscal quarters of Tenant a balance sheet of Tenant and Tenant's Subsidiaries as at the end of such fiscal quarter, statements of profits and losses of Tenant and Tenant's Subsidiaries and a complete list of all Members and Membership Dues paid for such fiscal quarter and a statement of cash flows of Tenant and Tenant's Subsidiaries for such fiscal quarter, setting forth in each case, in comparative form, the corresponding figures for the similar quarter of the preceding fiscal year (or in the case of an interim balance sheet, to the end of the prior fiscal year), in reasonable detail and scope, and certified to be complete and accurate by a senior financial officer of Tenant having knowledge thereof together with a detailed explanation of any variance from the Budget for such period; (C) within thirty (30) days after the end of each month, consolidated balance sheets of Tenant and its Subsidiaries and a complete list of all Members and Membership Dues paid, as of the end of such month and the related consolidated statements of income and cash flow for such month and for the period from the beginning of the then current fiscal year of Tenant to the end of such month, the foregoing financial statements in each case being prepared in accordance with GAAP together with a detailed explanation of any variance from the Budget for such period; and (D) forty-five (45) days before the end of each quarter, a "flash" report showing results in such quarter to date and estimated results for the balance of such quarter, including a cash flow statement and income statement for such quarter together with a detailed explanation of any variance from the Budget for such quarter. The financial reports shall be in the form of Exhibit Z attached hereto. Tenant's obligation to disclose information to an actual or prospective purchaser or a mortgage lender pursuant to this paragraph 20(b) is subject to Tenant's receipt of a confidentiality agreement in form and substance reasonably acceptable to Tenant. Tenant shall deliver to Landlord (i) together with the annual financial statements described above, an annual Site operating expense statement for each Site in detail reasonably satisfactory to Landlord and certified to be complete and accurate by a senior officer of Tenant or Guarantor, and (ii) together with each quarterly financial statement described above, a Compliance Certificate duly executed by Tenant, in form and substance reasonably acceptable to Landlord, demonstrating compliance with the financial performance covenants contained in paragraph 38 of this Lease and setting forth the basis for such calculations with reasonable detail and specificity. Upon the occurrence of any Casualty or injury to any person on any Site, Tenant shall immediately notify Landlord of such event.

     (c) Upon ten (10) Business Days' prior written notice, Tenant shall permit Landlord and its professional representatives to visit Tenant's offices, and discuss Tenant's affairs and finances with Tenant's senior management, and shall make available such information as Landlord may reasonably request bearing on Tenant, the Premises or this Lease as Tenant may maintain in the ordinary course of business. Landlord shall agree to maintain the confidentiality of (i) all nonpublic information provided to Landlord under this paragraph 20 and (ii) any other information designated by Tenant or Guarantor as "nonpublic."

21.  MECHANICS' LIENS

     (a) Except for liens created through the act of Landlord, Tenant shall not suffer or permit any mechanic's lien or other lien to be filed or recorded against the Premises or Underlying Premises, equipment or materials supplied or claimed to have been supplied to the Premises or Underlying Premises at the request of Tenant, or anyone holding the Premises, Underlying Premises, or any portion thereof, through or under Tenant. If any such mechanic's lien or other lien shall at any time be filed or recorded against the Premises or Underlying Premises, or any portion thereof, Tenant shall cause the same to be discharged of record or bonded over within thirty (30) calendar days after the date of filing or recording of the same.

     (b) All materialmen, contractors, artisans, engineers, mechanics, laborers and any other Person now or hereafter furnishing any labor, services, materials, supplies, skill, machinery, fixtures or equipment to Tenant with respect to the Premises, or any portion thereof, are hereby charged with notice that they must look exclusively to Tenant to obtain payment for the same. Notice is hereby given that Landlord shall not be liable for any labor, services, materials, supplies, skill, machinery, fixtures or equipment furnished or to be furnished to Tenant upon credit, and that no mechanic's lien or other lien for any such labor, services, materials, supplies, skill, machinery, fixtures or equipment shall attach to or affect the estate or interest of Landlord's affiliates in and to the Underlying Premises or the estate or interest of Landlord in and to the Premises, or any portions thereof.

22.  END OF TERM

     (a) Unless Landlord exercises its rights provided in paragraph 22(f), upon the expiration or earlier termination of the Term of this Lease, Tenant shall surrender the Premises to Landlord in the Premises Condition Standard, except as repaired, rebuilt or altered as required or permitted by this Lease (or, in the case of termination pursuant to paragraph 14 of this Lease, as condemned). Except as otherwise provided herein, Tenant shall at such time remove all of its personal property (including Tenant's Trade Fixtures) therefrom and all alterations and improvements placed thereon by Tenant and not consented to by Landlord. Tenant shall repair any damage to the Premises caused by such removal, and any and all such property not so removed when required shall, at Landlord's option, become the exclusive property of Landlord or be disposed of by Landlord, at Tenant's cost and expense, without further notice to or demand upon Tenant.

     (b) Unless Landlord exercises its rights provided in paragraph 22(f), if the Premises are not surrendered as above set forth, Tenant shall indemnify, defend and hold Landlord and the Landlord Parties harmless on an After-Tax Basis from and against loss or liability resulting from the delay by Tenant in so surrendering the Premises, including any claim made by any succeeding occupant founded on such delay. Tenant's obligation to observe or perform this covenant shall survive the expiration or other termination of this Lease for six (6) years. The provisions of this paragraph 22(b) shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein.

     (c) Unless Landlord exercises its rights provided in paragraph 22(f), all property of Tenant not removed on or before the last day of the Term of this Lease shall be deemed abandoned. Tenant hereby agrees that Landlord may remove all property of Tenant, including Tenant's Trade Fixtures, from the Premises upon termination of this Lease and may cause its transportation and storage, all at the sole cost and risk of Tenant. Landlord shall not be liable for damage, theft, misappropriation or loss thereof and Landlord shall not be liable in any manner in respect thereto, and Landlord shall be entitled to dispose of such property, as Landlord deems fit, without the requirement of an accounting. Tenant shall pay all reasonable costs and expenses of such removal, transportation and storage. Tenant shall reimburse Landlord upon demand for any expenses reasonably and actually incurred by Landlord with respect to removal, transportation or storage of any such abandoned property and with respect to restoring the Premises in accordance with the terms and conditions of this Lease.

     (d) Except for surrender upon the expiration or earlier termination of the Term hereof as expressly provided herein, no surrender to Landlord of this Lease or of the Premises shall be valid or effective unless agreed to and accepted in writing by Landlord.

     (e) Unless Landlord exercises its rights provided in paragraph 22(f), upon the expiration of the Term or Tenant's right to possession of the Premises or any Site in accordance with the terms of this Lease, Tenant agrees to cooperate with Landlord to transfer any and all Licenses to Landlord, at Landlord's request.

     (f) At the end of the Term, Tenant shall cooperate with Landlord in transferring only those Membership Contracts that are Camping Resort Contracts (as defined in paragraph 40(f)(ii) of this Lease) to an unrelated third party (who is not, for the avoidance of doubt, affiliated with Landlord) identified by Landlord as a new Tenant for no additional consideration.

23.  ALTERATIONS

     (a) Tenant may, without Landlord's consent, make, in any fiscal year, alterations, additions or improvements to any Site (including rental units, improvements, alterations and additions in the ordinary course of business) costing less than $20,000.00 (provided, however, alterations performed to repair the existing damage at the Oakzanita Site are not subject to paragraph 23(a),
(b) or (c)) only if (i) such alterations, additions or improvements will be in compliance with all applicable laws, codes, rules, regulations and ordinances,
(ii) such alterations, additions or improvements will not reduce the fair market value or utility of such Site for its Permitted Use, considered as unencumbered by this Lease, and (iii) such alterations, additions or improvements will not materially and adversely affect in any way the structural, exterior or roof elements of such Site or mechanical, electrical, plumbing, waste water systems and facilities, water plants and facilities and septic facilities, utility or life safety systems of such Site. In all other cases, Landlord's prior written consent shall be required, which consent shall not be unreasonably withheld, conditioned or delayed. At Landlord's option, any improvement requiring Landlord's consent but made without Landlord's consent shall be removed and the area repaired at Tenant's expense at the termination of the Term.

     (b) In no event shall Tenant be permitted to install underground storage tanks or fuel systems on the Premises, or any portion thereof, except that Tenant may replace existing underground storage tanks with above-ground storage tanks which comply with all applicable Legal Requirements.

     (c) All alterations, additions or improvements requiring Landlord's consent shall be made at Tenant's sole cost and expense as follows:

          (i) Tenant shall submit to Landlord, for Landlord's written approval, complete plans and specifications for all work to be done by or for Tenant. Such plans and specifications shall be prepared by a licensed architect(s) and engineer(s) approved in writing by Landlord, shall comply with all applicable codes, ordinances, rules and regulations, shall not adversely affect the structural elements of any Site, shall be in a form sufficient to secure the approval of all government authorities with jurisdiction over such Site, and shall be otherwise satisfactory to Landlord in Landlord's reasonable discretion.

          (ii) Landlord shall notify Tenant in writing within thirty (30) calendar days whether Landlord approves, approves on the condition that Tenant reverse the alteration at Tenant's expense at the termination or expiration of this Lease, or disapproves such plans and specifications. Tenant may submit to Landlord revised plans and specifications for Landlord's prior written approval, which approval shall not be withheld or delayed if (a) the work to be done would not, in Landlord's reasonable judgment, adversely affect the value, character, rentability or usefulness of any Site or any part thereof, or (b) the work to be done shall be required by any Legal Requirement. Tenant shall pay all costs, including the fees and expenses of the licensed architect(s) and engineer(s), in preparing such plans and specifications.

          (iii) All changes (other than field changes for which no change order is proposed and which will be reflected in the final "as built" plans) in the plans and specifications approved by Landlord shall be subject to Landlord's prior written approval. If Tenant wishes to make any such change in the approved plans and specifications, Tenant shall have such architect(s) and engineer(s) prepare plans and specifications for such change and submit them to Landlord for Landlord's written approval. Landlord shall notify Tenant in writing whether Landlord approves, approves on the condition that Tenant reverse the alteration at Tenant's expense at the termination or expiration of this Lease, or disapproves such change. Tenant may submit to Landlord revised plans and specifications for any such change for Landlord's written approval. After Landlord's written approval of such change, such change shall become part of the plans and specifications approved by Landlord.

          (iv) Tenant shall obtain and comply with all building permits and other government permits and approvals required in connection with the work. Tenant shall, through Tenant's licensed contractor, perform the work substantially in accordance with the plans and specifications approved in writing by Landlord. Tenant shall pay, as Additional Rent, the entire cost of all work (including the cost of all utilities, permits, fees, taxes, and property and liability insurance premiums in connection therewith) required to make the alterations, additions or improvements. Under no circumstances shall Landlord be liable to Tenant for any damage, loss, cost or expenses incurred by Tenant on account of any plans and specifications, contractors or subcontractors, design of any work, construction of any work, or delay in completion of any work.

          (v) Tenant shall give at least ten (10) calendar days' prior written notice to Landlord of the date on which construction of any work to be done by outside contractors which requires Landlord's consent will commence. Landlord shall have the right to post and keep posted on any Site any notices that may be provided by law or which Landlord may deem to be proper for the protection of Landlord and such Site, or any portion thereof, from Liens, and to take any other action Landlord deems necessary to remove or discharge Liens, at the expense of Tenant.

          (vi) All alterations, additions, improvements and fixtures, whether temporary or permanent in character, made in or to any Site by Tenant, shall become part of such Site and Landlord's property, except those which are readily removable without causing material damage to such Site (which shall be and remain the property of Tenant). Upon termination or expiration of this Lease, Tenant shall, at Tenant's expense, remove all movable furniture, equipment, trade fixtures, office machines and other personal property (including Tenant's Trade Fixtures) from each Site (but not the Improvements, Personal Property or Equipment) and repair all damage caused by such removal. Termination of this Lease shall not affect the obligations of Tenant pursuant to this paragraph 23(c) to be performed after such termination.

          (vii) Promptly following the completion of any alteration, addition or improvement to the Premises which costs more than $1,000,000.00 to complete, Tenant shall furnish Landlord with a copy in electronic form acceptable to Landlord of the complete plans and specifications for such work (including, if available, so-called "as-built" plans and specifications).

     (d) In connection with the renovations and alterations to the existing damage at the Oakzanita Site, Tenant shall deliver to Landlord complete plans and specifications (and any change orders) for all work to be done by or for Tenant. Such plans and specifications shall be prepared by licensed architect(s) and engineer(s), shall comply with all applicable codes, ordinances, rules and regulations, shall not adversely affect the structural elements of the Oakzanita Site, and shall be in a form sufficient to secure the approval of all government authorities with jurisdiction over the Oakzanita Site. Tenant shall obtain and comply with all building permits and other government permits and approvals required in connection with the work. All alterations, additions, improvements and fixtures, whether temporary or permanent in character, made in or to the Oakzanita Site by Tenant, shall become part of the Oakzanita Site and Landlord's property. Promptly following the completion of any alteration, addition or improvement to the Oakzanita Site, Tenant shall furnish Landlord with a copy in electronic form of the complete plans and specifications for such work (including, if available, so-called "as-built" plans and specifications).

24.  MEMORANDUM OF LEASE

     The parties agree to promptly execute a Memorandum of Lease with respect to each Site in recordable form and Landlord shall record each such Memorandum of Lease. Landlord and Tenant shall execute such customary amendments and terminations related thereto as may be required or reasonably requested by Landlord or Tenant within five (5) Business Days of receipt thereof.

25.  SUBLETTING/ASSIGNMENT

     (a) Except as otherwise permitted in paragraphs 25(f), 25(g), 38(d) and 38(j) of this Lease, Tenant shall not, directly or indirectly, without the prior written consent of Landlord and Mortgagee (which consent may be withheld or conditioned in Landlord's and/or Mortgagee's sole and absolute discretion), assign this Lease or any interest herein, or any interest in Tenant, or permit the use or occupancy of the Premises by any Person other than Tenant or the Members or other persons entitled to occupancy of the Premises pursuant to arrangements entered into in the ordinary course of Tenant's business (e.g., day rentals and extended vacation programs). Except as otherwise expressly permitted in paragraph 25 of this Lease, this Lease shall not, nor shall any interest herein, be assignable as to the interest of Tenant involuntarily or by operation of law without the prior written consent of Landlord and Mortgagee. Under no circumstances shall Tenant be permitted to sublease the Premises or any part thereof, except as expressly permitted in paragraph 25(g) of this Lease.

     For purposes of this paragraph 25(a) and except as provided in paragraph 38(d) and 38(j) hereof, the occurrence of a Corporate Control Event, or the public announcement thereof, shall be deemed to be an assignment of this Lease which is prohibited by the preceding paragraph unless Tenant obtains Landlord's and Mortgagee's prior written consent as set forth above (which consent may be denied by Landlord in Landlord's sole discretion).

     Any of the foregoing prohibited acts (including, any purported assignment, sublease or Corporate Control Event) without the prior written consent of Landlord and Mortgagee, as required in accordance with the terms hereof, shall be void ab initio and shall, at the option of Landlord or Mortgagee, constitute an immediate Event of Default under paragraph 15(d).

     (b) The acceptance of Rent by Landlord from any other Person shall not be deemed to be a waiver by Landlord of any provision of this Lease. Consent to one Corporate Control Event shall not be deemed consent to any subsequent Corporate Control Event.

     (c) (i) Tenant shall have no right to mortgage, grant a lien upon, encumber or otherwise finance its interest under this Lease or record a lien upon its interest in the Premises under this Lease; (ii) Tenant shall not permit, cause or suffer to be recorded in the real estate records of any county in which the Premises are located any mortgage, deed to secure debt, deed of trust, assignment, UCC financing statement or any other document granting, perfecting or recording a lien upon Tenant's interest in this Lease or interest in the Premises under this Lease; (iii) Tenant shall not give any notice, or permit or cause any other party to give any notice, to Landlord of any existing lien on or security interest in Tenant's interest in this Lease or interest in the Premises under this Lease; and (iv) Tenant shall not request that Landlord execute (nor shall Landlord have any obligation to execute) any non-disturbance, attornment or any other agreement in favor of any party transacting any business or transaction with or related to Tenant, other than non-disturbance agreements with Members, as required by law.

     (d) Tenant shall pay all of Landlord's and Mortgagee's reasonable attorneys' fees and costs incurred in connection with any Corporate Control Event and in connection with any request made by Tenant pursuant to this paragraph 25.

     (e) Tenant agrees to give notice to Mortgagee of any request for consent to any Corporate Control Event simultaneously with delivery of notice thereof to Landlord.

     (f) Execution of Membership Contracts by any Subleasing Subsidiary shall not be deemed to constitute an assignment or sublease, as contemplated by this paragraph 25.

     (g) Landlord hereby consents to the Tenant Subleases. Tenant shall cause each Subleasing Subsidiary to perform all of the covenants to be performed by Tenant under this Lease (in the case of a partial sublease, only insofar as such covenants relate to the portion of the Premises subject to such partial sublease) as and when performance is due after the effective date of the sublease and Landlord will have the right, but shall not be obligated, to enforce such covenants directly against such subtenant and failure of any such subtenant to perform such covenants shall be deemed a failure of Tenant to perform such covenants. Tenant shall cause each Subleasing Subsidiary to (1) comply with the SPE Requirements contained in the Subsidiary Guaranty and (2) hold the Membership Contracts relating to Tenant's Business assigned to such Subleasing Subsidiary pursuant to the Merger Transaction or otherwise entered into by such Subleasing Subsidiary. Tenant shall in any case remain primarily liable (and not liable merely as a guarantor or surety) for the performance by any subtenant, including the Subleasing Subsidiaries, of all such covenants, as if no sublease had been made. No sublease, including the Tenant Subleases, shall release Tenant from Tenant's obligations and liabilities under this Lease (which shall continue as the obligations of a principal and not of a guarantor or surety) or alter the primary liability of Tenant to pay all Rent and to perform all obligations to be paid and performed by Tenant. Consent to the Tenant Subleases shall not be deemed consent to any subsequent sublease. If any subtenant of Tenant, including the Subleasing Subsidiaries, defaults in the performance of any obligation to be performed by Tenant under this Lease, Landlord may proceed directly against Tenant without the necessity of pursuing or exhausting remedies against such subtenant. Tenant shall not amend, terminate or otherwise modify the

Tenant Subleases without Landlord's prior written consent, which may be withheld in its sole discretion. Tenant and Landlord hereby agree to execute any additional documents reasonably required to effectuate the terms, provisions and conditions contained in this paragraph 25(g).

26.  HAZARDOUS MATERIAL

     (a) Tenant (i) shall comply, and cause the Premises to comply, with all Environmental Laws applicable to the Premises (including the making of all submissions to governmental authorities required by Environmental Laws and the carrying out of any remediation program specified by any such authority), (ii) shall prohibit the use of the Premises for the generation, manufacture, refinement, production or processing of any Hazardous Materials or for the storage, handling, transfer or transportation of any Hazardous Materials (other than in connection with the operation, business and maintenance of the Premises and in commercially reasonable quantities in compliance with Environmental
Laws), (iii) shall not permit to remain, install or permit the installation on the Premises of any surface impoundments, underground storage tanks, pcb-containing transformers or asbestos-containing materials, except in compliance with Environmental Laws and (iv) shall cause any alterations of the Premises to be done in a way so as to not expose in an unsafe manner the persons working on or visiting the Premises to Hazardous Materials and in connection with any such alterations Tenant shall remove any Hazardous Materials present upon the Premises which are not in compliance with Environmental Laws or which present a danger to persons working on or visiting the Premises.

     (b) "ENVIRONMENTAL LAWS" means the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. Sections 6901, et seq. "RCRA," the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. Sections 9601, et seq. "CERCLA," as amended, the Toxic Substance Control Act, as amended, 15 U.S.C. Sections 2601, et seq., the Federal Insecticide, Fungicide and Rodenticide Act, as amended, 7 U.S.C. Sections 136, et seq., and all applicable federal, state and local environmental laws, ordinances, rules and regulations, as any of the foregoing may have been or may be from time to time amended, supplemented or supplanted, and any other federal, state or local laws, ordinances, rules and regulations now or hereafter existing relating to regulation or control of Hazardous Materials. The term "HAZARDOUS MATERIALS" as used in this Lease shall mean substances defined as "hazardous substances," "hazardous materials." "hazardous wastes" or "toxic substances" in any applicable federal, state or local statute, rule, regulation or determination, including CERCLA; the Hazardous Materials Transportation Act, 49 U.S.C. Sections 1801, et seq.; RCRA; and, asbestos, pcb's, radioactive substances, methane, volatile hydrocarbons, petroleum or petroleum-derived substances or wastes, radon, industrial solvents or any other material as may be specified in applicable laws or regulations.

     (c) Tenant agrees to protect, defend, indemnify and hold harmless Landlord, its affiliates, members, partners, directors, officers, employees and agents, and any successors to Landlord's interest in the chain of title to the Premises, their direct or indirect shareholders, members, partners, directors, officers, employees and agents (collectively, the "INDEMNIFIED PARTY"), on an After-Tax Basis, from and against any and all liability, including all foreseeable and all unforeseeable damages including attorney's and consultant's fees, fines, penalties and civil or criminal damages, directly or indirectly arising out of the use, generation, storage, treatment, release, threatened release, discharge, spill, presence or disposal of Hazardous

Materials from, on, at, to or under the Premises or the Underlying Premises during the Term of this Lease, and including for all matters disclosed in the environmental reports listed on Exhibit J, copies of which have been delivered to Tenant (collectively, the "ENVIRONMENTAL REPORTS"), and the cost of any required or necessary repair, response action, remediation, investigation, cleanup or detoxification and the preparation of any closure or other required plans in connection therewith, whether such action is required or necessary prior to or following transfer of title to the Underlying Premises. This agreement to indemnify and hold harmless shall (i) exclude matters to the extent caused by an Indemnified Party and (ii) be in addition to any other obligations or liabilities Tenant may have to Landlord at common law and under all statutes and ordinances or otherwise, and shall survive following the date of expiration or earlier termination of this Lease for six (6) years, except where the event giving rise to the liability for which indemnity is sought arises out of Tenant's acts, in which case the agreement to indemnify and hold harmless shall survive the expiration or termination of this Lease without limit of time. Tenant expressly agrees that the representations, warranties and covenants made and the indemnities stated in this Lease are not personal to Landlord, and the benefits under this Lease may be assigned to subsequent parties in interest to the chain of title to the Premises, which subsequent parties in interest may proceed directly against Tenant to recover pursuant to this Lease. Tenant, at its expense, may institute appropriate legal proceedings with respect to environmental matters of the type specified in this paragraph 26(c) or any lien for such environmental matters, not involving Landlord or its Mortgagee as a defendant (unless Landlord or its Mortgagee is the alleged cause of the damage), conducted in good faith and with due diligence, provided that such proceedings shall not in any way impair the interests of Landlord or Mortgagee under this Lease or contravene the provisions of any Mortgage. Counsel to Tenant in such proceedings shall be reasonably approved by Landlord if Landlord is a defendant in the same proceeding. Landlord shall have the right to appoint co-counsel, which co-counsel will cooperate with Tenant's counsel in such proceedings. The fees and expenses of such co-counsel shall be paid by Landlord, unless such co-counsel is appointed because the interests of Landlord and Tenant in such proceedings, in such counsel's opinion, are or have become adverse, or Tenant or Tenant's counsel is not conducting such proceedings in good faith or with due diligence.

     (d) Tenant, upon three (3) Business Days' prior notice, shall permit such Persons as Landlord or any assignee of Landlord may designate and (unless an Event of Default has occurred and is continuing) approved by Tenant, which approval shall not be unreasonably withheld or delayed ("SITE REVIEWERS"), to visit the Premises from time to time and perform environmental site investigations and assessments ("SITE ASSESSMENTS") on the Premises for the purpose of determining whether there exists on the Premises any environmental condition which may result in any liability, cost or expense to Landlord or any other owner or occupier of the Premises. Such Site Assessments may include both above and below the ground testing for environmental damage or the presence of Hazardous Material on the Premises and such other tests on the Premises as may be necessary to conduct the Site Assessments in the reasonable opinion of the Site Reviewers. Tenant shall supply to the Site Reviewers such historical and operational information regarding the Premises as may be reasonably requested by the Site Reviewers to facilitate the Site Assessments (other than information previously supplied in writing to Landlord by Tenant) and shall make available for meetings with the Site Reviewers appropriate personnel having knowledge of such matters. The cost of performing and reporting all Site Assessments shall be paid by Landlord unless the Site Reviewers discover a material environmental condition causing the Premises not to be in compliance with applicable

Environmental Laws, in which event such cost shall be paid by Tenant within ten
(10) calendar days after demand by Landlord with interest to accrue at the Overdue Rate. Landlord, promptly after written request by Tenant and payment by Tenant to the extent required as aforesaid, shall deliver to Tenant copies of reports, summaries or other compilations of the results of such Site Assessments. Tenant's sole remedy for Landlord's breach of the preceding sentence shall be a mandatory injunction, and not a termination of this Lease or a withholding or reduction of Rent.

     (e) Tenant shall notify Landlord in writing, promptly upon Tenant's learning thereof, of any:

          (i) notice or claim to the effect that Tenant is or may be liable to any Person as a result of the release or threatened release of any Hazardous Materials into the environment from the Premises;

          (ii) notice that Tenant is subject to investigation by any governmental authority evaluating whether any remedial action is needed to respond to the release or threatened release of any Hazardous Materials into the environment from the Premises;

          (iii) notice that the Premises are subject to an environmental lien;
and

          (iv) notice of violation to Tenant or awareness by Tenant of a condition which might reasonably result in a notice of violation of any applicable Environmental Law that could, in either case, have a material adverse effect upon the Premises or any portion thereof.

27.  FINANCING

     (a) Landlord may assign this Lease to any Person, including any Mortgagee. Tenant shall execute, acknowledge and deliver any documents reasonably requested by Landlord, any such transferee or Mortgagee relating to any such assignment of this Lease by Landlord or the Mortgage financing.

     (b) If Landlord proposes to finance or refinance any Mortgage, Tenant shall cooperate in the process, and, during the last twenty-four (24) months of the term of any Mortgage, Tenant shall, upon Landlord's written request, exhibit the Premises to prospective mortgagees, and permit such prospective mortgagees to examine all materials and records which shall be customary for a mortgagee's inspection, subject at all times to Landlord's indemnity set forth in paragraph 18 of this Lease and the confidentiality requirements set forth in this Lease. Tenant agrees to execute, acknowledge and deliver documents reasonably requested by any prospective Mortgagee (such as a consent to the financing (without encumbering any assets directly or indirectly owned by Tenant), a consent to assignment of lease, and a subordination, non-disturbance and attornment agreement meeting the standards set forth in paragraph 17 of this Lease) customary for tenants to sign in connection with mortgage loans to their landlords, so long as such documents are in form then customary among institutional lenders (provided the same do not adversely affect Tenant's rights or obligations in a way not previously affected by loan documents previously executed by Tenant in connection with an earlier Mortgage).

     (c) Tenant shall permit Landlord and any Mortgagee or prospective Mortgagee and any representatives or agents of Landlord, any Mortgagee or prospective Mortgagee, at their expense, to meet with senior management personnel of Tenant and/or Guarantor at Tenant's and/or Guarantor's offices and to discuss Tenant's and/or Guarantor's business and finances. On request of Landlord, Tenant agrees to use commercially reasonable efforts to provide any Mortgagee or prospective Mortgagee the information to which Landlord is entitled hereunder. If any such information is non-public, each party requesting such information shall sign a confidentiality agreement (in a form reasonably satisfactory to Tenant) prior to such Mortgagee or prospective Mortgagee receiving such information.

     (d) In the event Mortgagee elects to record a Mortgage in connection with any Mortgage financing, said Mortgage shall contain the language set forth in Exhibit N attached hereto, or such other language as may be required from time to time under applicable laws in effect in any state (1) in which a Site is located or (2) in which Memberships are offered for sale.

28.  MISCELLANEOUS PROVISIONS

     (a) This Lease and all of the covenants and provisions hereof shall inure to the benefit of, and be binding upon, the parties hereto and the heirs, personal representatives, successors and permitted assigns of the parties.

     (b) The titles and headings appearing in this Lease are for reference only and shall not be considered a part of this Lease or in any way to modify, amend or affect the provisions thereof.

     (c) This Lease, the documents and agreements referenced herein and any intercreditor or tri-party agreement among Landlord, Tenant and Working Capital Lender (as such agreement may be amended or replaced from time to time) contain the complete agreement of the parties with reference to the leasing of the Premises, and may not be amended except by an instrument in writing signed by Landlord and Tenant.

     (d) Any provision or provisions of this Lease which shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision hereof, and the remaining provisions hereof shall nevertheless remain in full force and effect.

     (e) This Lease may be executed in one or more counterparts, and may be signed by each party on a separate counterpart, each of which, taken together, shall be an original, and all of which shall constitute one and same instrument.

     (f) The term "Landlord" as used in this Lease shall mean only the tenant or subtenant under the Master Lease at the time in question, and in the event of any transfer of such title or interest, the Landlord named in this Lease (and in case of any subsequent transfers, then the grantor) shall be relieved from and after the date of such transfer of all liability as respects Landlord's obligations thereafter to be performed hereunder, provided that any funds in the hands of Landlord or the then grantor at the time of such transfer, in which Tenant has an interest, shall be delivered to the grantee. The obligations contained in this Lease to be performed by Landlord shall, subject as aforesaid, be binding on Landlord's successors and assigns only during their respective periods of ownership.

     (g) For all issues which are Site-specific, this Lease shall be governed by and construed and enforced in accordance with and subject to the laws of the state where the applicable Site is located, and for all issues which are not Site-specific, the internal laws, without regard to conflicts of laws principles of the State of Illinois shall govern.

     (h) Any claim based on or in respect of any liability of Landlord under this Lease shall be enforced only against the Premises and Landlord's insurance covering the Premises and not against any other assets, properties or funds of
(1) Landlord or any Landlord Parties, or (2) any predecessor or successor partnership, corporation or limited liability company (or other entity) of Landlord or any of its members, stockholders or partners, either directly or through Landlord or its predecessor or successor partnership, corporation or limited liability company (or other Person) of Landlord or its members, stockholders or partners, or (3) any other Person.

     (i) Without the written approval of Landlord and Tenant, no Person other than Landlord (including any Landlord Parties), Mortgagee, Tenant, Leasehold Mortgagee, and their respective permitted successors and assigns shall have any rights under this Lease.

     (j) There shall be no merger of the leasehold estate created hereby by reason of the fact that the same Person may own, directly or indirectly, (1) the leasehold estate created hereby or any interest in this Lease or such leasehold estate and (2) the fee estate in the Premises. Notwithstanding any such combined ownership, this Lease shall continue in full force and effect until terminated by an instrument executed by both Landlord and Tenant.

     (k) Whenever in this Lease either party is required to take an action within a particular time period, delays caused by acts of God, war, major casualty, strike, labor shortage or other cause beyond the reasonable control of such party shall not be counted in determining the time in which such performance must be completed (except in the case of the obligation to pay money) so long as such party, promptly after becoming aware of the commencement of such delay, shall give the other party notice thereof and estimating the duration thereof.

     (l) If at any time a dispute shall arise as to any amount to be paid by one party to the other hereunder, the obligor may make payment "under protest," and such payment shall not be deemed a voluntary payment, and the right of the obligor to contest its liability for such payment shall survive such payment without prejudice to the obligor's position.

     (m) Landlord and Tenant each represent that they have dealt with no broker, finder or other Person who could legally charge a commission in connection with this Lease and the documents and agreements referenced herein.

     (n) Intentionally Omitted.

     (o) The parties hereto specifically acknowledge and agree that, notwithstanding any other provision contained in this Lease, it is the intent of the parties that their relationship hereunder is and shall at all times be that of landlord and tenant, and not that of partners, joint venturers, lender and borrower, or any other relationship other than that of a landlord and tenant. The parties specifically acknowledge and agree that this Lease shall be treated as a "true lease," and that Landlord's affiliates shall be considered the owner of the Underlying Premises for U.S. federal, state and local income and franchise tax purposes, and any Canadian tax purposes, and each party agrees not to take any position on any U.S. federal, state, local or Canadian income or franchise tax return inconsistent with such treatment.

     (p) The parties hereto specifically acknowledge and agree that time is of the essence with regard to all obligations under this Lease.

     (q) TO THE EXTENT PERMITTED BY APPLICABLE LAW, LANDLORD AND TENANT HEREBY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING, AND WITH RESPECT TO ANY CLAIM ASSERTED IN ANY SUCH ACTION OR PROCEEDING, BROUGHT BY EITHER OF THE PARTIES AGAINST THE OTHER ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT'S USE OR OCCUPANCY OF THE PREMISES, ANY CLAIM OF INJURY OR DAMAGE, OR ANY EMERGENCY OR OTHER STATUTORY REMEDY WITH RESPECT THERETO.

29.  INTENTIONALLY OMITTED

30.  BUDGET

     Tenant's 2006 budget has been delivered to Landlord. Tenant shall deliver an amended budget for fiscal year 2006 not later than thirty (30) days from the Effective Date of Restatement. Not later than September 15 of every Lease Year, Tenant shall deliver a detailed operating budget, and a capital plan, both of which shall be acceptable to Landlord in its sole discretion, for the following fiscal year for Tenant's Business to Landlord substantially in the same form as the amended budget for fiscal year 2006. Not later than October 1, and not later than seven (7) days after the end of each fiscal quarter, of each Lease Year, Landlord and Tenant shall meet to discuss all aspects of the budget. At the end of each fiscal quarter, Tenant shall prepare a "forecast" providing an updated income statement and cash flow statement for the balance of such Lease Year. Such budget from time to time in effect is herein called the "BUDGET." If EBITDA is below Budget by more than three percent (3%) on a quarterly basis, Landlord has the right to increase its Reserve Accounts including additional restrictions on Tenant's operating account. The preceding shall not affect the calculation or permitted distribution of Surplus Cash for purposes of paragraph 38(d) of this Lease except to the extent such cash was spent prior to the calculation.

31.  ACCOUNTS AND CASH MANAGEMENT

     (a) Establishment of Lockbox and Cash Management System. Tenant shall maintain in effect at all times during the Term a system of accounts and procedures reasonably satisfactory to Landlord for the collection and deposit of payments in respect to Tenant's Gross Revenues, and the transfer of amounts so deposited or collected to the Collection Account and/or the Concentration Account. Without limiting the generality of the foregoing, but subject to the provisions of paragraph 31(c) of this Lease, Tenant shall maintain one or more lockboxes pursuant to arrangements reasonably satisfactory to Landlord and shall deliver notices to all Members and all other debtors of Tenant, directing such Persons to make all payments with respect to Membership Dues, Membership Contract Receivables or other amounts directly to such lockboxes or directly to the Collection Account, if such payment is made by wire transfer or other electronic means.

     (b) Establishment of Accounts.

          (i) Collection Account. Tenant hereby confirms that Tenant has established, and agrees that Tenant shall maintain, at Bank, a segregated collection account with the account number 0042084673 (the "COLLECTION ACCOUNT"). The Collection Account shall be and hereby is pledged to Landlord as additional security for the payment, performance and observance of Tenant's obligations under this Lease and Landlord shall have sole and exclusive dominion and control over the Collection Account, to be administered in accordance with this Lease. Funds on deposit in the Collection Account shall be automatically transferred each day to the Concentration Account described below.

          (ii) Other Accounts. Tenant hereby confirms that Tenant has established, and agrees that Tenant shall maintain at Cash Management Bank, the following segregated securities accounts or deposit accounts, as the case may be (each, a "RESERVE ACCOUNT," and collectively, the "RESERVE ACCOUNTS"):

               (A) Account No. 4770001590; captioned "Tax Reserve" for the retention of collateral for the payment of Property Taxes and Other Taxes for the Underlying Premises and the Premises as provided in paragraph 6 of this Lease (the "TAX RESERVE ACCOUNT");

               (B) Account No. 4770003003, captioned "Insurance" for the retention of collateral for the payment of Policies as provided in paragraph 11 of this Lease (the "INSURANCE RESERVE ACCOUNT");

               (C) Account No. 4770001604, captioned "Capital Expenditures" for the retention of collateral in respect of Capital Improvements as provided in paragraph 34 of this Lease (the "CAPITAL EXPENDITURE RESERVE ACCOUNT");

               (D) Account No. 4770003011, captioned "Seasonal Rent" for the retention of collateral in order to serve as a rental reserve during off-season periods, (the "SEASONAL RENTAL RESERVE ACCOUNT");

               (E) Account No. 4770001612, captioned "Promotions and Discounts Reserve" for the retention of collateral in respect of any promotions and discounts as provided in paragraph 39 of this Lease ("PROMOTIONS AND DISCOUNTS RESERVE ACCOUNT").

     In addition to the foregoing, Landlord and Tenant have established, and Tenant and Landlord shall maintain at Cash Management Bank, the "CONCENTRATION ACCOUNT," namely Account No. 4770001582 captioned "Concentration," the "RENT ACCOUNT," namely Account No. 4770003054 captioned "Rent" and the "LOAN ACCOUNT," namely Account No. 4770003062 captioned "Loan."

     The Tax Reserve Account, Insurance Reserve Account, Capital Expenditure Reserve Account, Seasonal Rental Reserve Account, Promotions and Discounts Reserve Account, the Rent Account, Loan Account and Concentration Account each shall be pledged to Landlord as additional security for the payment, performance and observance of Tenant's obligations under this Lease, and Landlord shall have sole and exclusive dominion and control over said Accounts to be administered in accordance with this Lease. Except as provided in paragraph 31(e)(iii) the


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

funds in the Accounts (other than the Concentration Account) shall not be drawn down and shall at all times remain fully funded as a reserve. The amounts in such Accounts (other than the Concentration Account) shall increase or decrease as the purposes for which they are funded shall increase or decrease at Landlord's reasonable determination. At the end of the Term, all amounts in all Accounts, including the Concentration Account, shall be distributed to a successor Tenant to whom the Membership Contracts are transferred pursuant to paragraph 22(f) of this Lease.

     The Frisco Accounts and the Gautier Accounts have been, and shall continue to be, pledged to Landlord as additional security for the payment, performance and observance of Tenant's obligations under this Lease, and Landlord has, and until the end of the Term, shall have, control (as defined in Sections 9-104 or 8-106 of the UCC) over said Accounts for purposes of perfecting Landlord's security interests therein.

     Tenant shall continue to maintain the tri-party deposit account control and intercreditor agreement (the "Replacement Merrick Control Agreement"), among Merrick Bank Corporation, Landlord, and Tenant and/or one or more of its Subsidiaries, as applicable, (the "EXISTING MERRICK ACCOUNTS")

          (iii) Type and Control of Accounts. Tenant represents, warrants, covenants and agrees that (i) each of the Accounts is and shall be maintained either as a "deposit account" (as defined in Section 9-102(a)(29) of the UCC) or as a "securities account" (as defined in Section 8-501(a) of the UCC); (ii) Tenant is entitled to exercise the rights that comprise any financial asset credited to any such Accounts constituting a securities account; (iii) Tenant shall have no right to give entitlement orders with respect to the Collection Account, the Concentration Account or any Reserve Account and, except as expressly provided in this Agreement, no Account Collateral shall be released to Tenant from any Accounts or Local Accounts; and (iv) all securities or other property underlying any financial assets credited to the Accounts shall be registered in the name of Bank or indorsed to Bank or in blank and in no case will any financial asset credited to the Accounts be registered in the name of Tenant, payable to the order of Tenant or specially indorsed to Tenant.

          (iv) Eligible Accounts. Each of the Accounts and each of the Local Accounts shall be an Eligible Account.

          (v) Account Control Agreements. Tenant agrees that: (i) the Accounts and the Local Accounts shall be maintained in accordance with the terms hereof;
(ii) Landlord and Tenant (for itself or on behalf of Tenant's Subsidiaries) shall enter into such cash management agreements and tri-party account control agreements with applicable banks and/or depositories as necessary to effectuate the terms and conditions of this paragraph 31; and (iii) prior to the Lease Expiration Date (provided no Event of Default shall have occurred), no tri-party account control agreement entered into in connection with any Account (or, to the extent applicable, any Local Account) shall be amended, supplemented or modified without the prior written consent of Landlord, which consent Landlord may grant or withhold in its sole and absolute discretion.

          (vi) No Other Accounts. Tenant represents and warrants that Exhibit I attached hereto lists all deposit, securities or other similar accounts owned or maintained by Tenant and its Subsidiaries and that other than (a) the Accounts maintained by Tenant with


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

respect to the collection of Membership Contract Receivables or Membership Dues,
(b) the Local Accounts with respect to Ancillary Income and (c) the Canadian Accounts, there are no accounts into which any Gross Revenue (including payments of Membership Contract Receivables or Membership Dues or any material Ancillary Income) is or shall be deposited, collected or held. Tenant agrees that, until the Lease Expiration Date, neither Tenant nor any other Person shall open any accounts for the collection or holding of Membership Dues or Membership Contract Receivable proceeds, other than the Accounts (and the Local Accounts and the Canadian Accounts, to the extent expressly permitted hereunder). Tenant represents and covenants to Landlord that Tenant shall not direct any Membership Dues or payments with respect to Membership Contract Receivables to be made by any Member in any manner other than as set forth in paragraph 31(c)(ii) of this Lease and that Tenant shall use commercially reasonable efforts to prevent, discourage and minimize payment of Membership Dues at campgrounds and, except for de minimis amounts consistent with past practices, Tenant shall not deposit any Membership Dues into the Local Accounts (other than the Gautier Accounts with respect to collection of delinquent payments).

          (vii) Miscellaneous Account Provisions. The Accounts shall be subject to such applicable laws, and such applicable regulations of the Board of Governors of the Federal Reserve System and of any other banking or governmental authority, as may now or hereafter be in effect. Interest accruing on the Accounts, if any, shall be periodically added to the principal amount of the applicable Account and shall be held, disbursed and applied in accordance with the provisions of this Agreement. All statements relating to the Accounts shall be issued simultaneously by Bank to Landlord and Tenant. Tenant shall be the beneficial owner of the Accounts and the Local Accounts for federal and state income tax purposes and shall report all income on the Accounts and the Local Accounts. Returned items in the Collection Account will be charged against Tenant in the succeeding month or, if later, when actually returned.

     (c) Deposits into Accounts.

          (i) Initial Deposits. On the Effective Date of Restatement, Tenant agrees, represents and warrants that it has deposited or caused to be deposited the following amounts into the following Accounts: (i) $3,300,000 into the Tax Reserve Account, representing Tax and Other Tax payments payable during the period from January 1, 2006 through and including December 31, 2006; (ii) $2,000,000 into the Insurance Reserve Account representing total premiums to be paid on the Policies between January 1, 2006 and December 31, 2006, (iii) $5,000,000 into the Capital Expenditure Account; (iv) $1,500,000 into the Seasonal Rental Reserve Account; (v) $0 into the Promotions and Discounts Reserve Account; (vi) $183,750 into the Loan Account representing the interest due on the MHC Loan between the date hereof and July 31, 2006 into the Loan Account; (vii) $1,460,000 into the Rent Account. On the Effective Date of Restatement, Landlord shall permit $3,000,000 to be deposited into Tenant's operating account, which account may only be used to pay expenses approved by Landlord on the then current Budget. On the Effective Date of Restatement, in the sole discretion of Landlord, all amounts held in any Accounts, other than the Reserve Accounts, the Loan Account and Rent Account and except for the $3,000,000 permitted to be deposited in Tenant's operating account in the immediately preceding sentence, shall be transferred to the Concentration Account.


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

          (ii) Payments Under Membership Contracts. Tenant represents and warrants that it has now or heretofore instructed, with respect to all Membership Contracts in effect on the date hereof, and hereby agrees that with respect to all future Membership Contracts it shall, irrevocably instruct and direct all Members to send or otherwise remit all Membership Dues and proceeds from Membership Contract Receivables (i) directly into the Collection Account by ACH or wire transfer, (ii) by check sent to the Lockboxes, (iii) in person by check or by credit card (including telephonic charge authorizations) at Tenant's offices located either at Gautier, Mississippi, Frisco, Texas or Chicago, Illinois, or (iv) in the case of Members with respect to campgrounds located in or near Canada, for deposit into designated Canadian Accounts. Tenant shall not permit payments pursuant to Membership Contracts to be paid to any other Person or direct or cause any Members to pay in any manner other than as specifically provided herein. Nothing herein is intended or shall be construed to prohibit Tenant or Tenant's Subsidiaries from accepting payment of Membership Dues or Membership Contract Receivables, as and when tendered by a Member at a campground, consistent with past practice. For purposes of this paragraph, "LOCKBOXES" shall mean those certain lockbox accounts maintained by Tenant and Tenant's Subsidiaries at the Bank, captioned "Thousand Trails Operations Holding Company, L.P. Lockbox" and "National American Corporation Lockbox" and bearing the designations [P.O. BOX 45142 AND P.O. BOX 45145], respectively, or such other replacement lockbox accounts as consented to by Landlord in writing.

          (iii) Continuing Deposits. Without limiting or qualifying the provisions of paragraph 31(c)(ii) of this Lease, Tenant agrees that all Membership Dues, proceeds from Membership Contract Receivables and any other Gross Revenue (excluding interest and other earnings on deposits and other income on accounts other than the Accounts) shall be deposited into the Collection Account within five (5) Business Days after receipt thereof by Tenant. Until so deposited, any such Gross Revenues (including all Membership Dues, Membership Contract Receivables payments or proceeds from any property disposition) that are held by Tenant shall be deemed to be Account Collateral and shall be held in trust by Tenant for the benefit of Landlord, as secured party, and shall not be commingled with any other funds or property of Tenant. Subject to the provisions of paragraph 30, without limiting or qualifying any other provision of this Agreement, Tenant hereby agrees to transfer to the Collection Account, not less frequently than once per week, funds from time to time on deposit in any Canadian Account.

     (d) Transfers From the Concentration Account; Funding of Reserve Accounts.

          (i) Authorization (Reserve Accounts). Subject to paragraph 31(d)(ii) below, Tenant hereby irrevocably authorizes and directs Landlord, from time to time and at any time during the period beginning on January 1st through and including December 31st of each year, commencing on the Effective Date of Restatement, to transfer (to the extent of available funds on deposit), and Landlord shall, commencing on such date, transfer, from the Concentration Account on the 15th and on the 30th day of each month (and if such dates are not Business Days, on the next following Business Day), funds in the following amounts and in the following order of priority, as such amounts may be adjusted by Landlord from time to time in its reasonable discretion:

               (A) an amount necessary so that the funds in the Tax Reserve Account equal the aggregate Property Taxes and Other Taxes for the Underlying Premises and the Premises (as estimated by Landlord in its sole and absolute discretion from time to time), which shall become due and payable from January 1 of the then current calendar year through December 31 of such year; and

               (B) an amount necessary so that the funds in the Insurance Reserve Account equal the total premiums to be paid on the Policies during the period commencing on January 1 of the then current calendar year through December 31 of such year; and

               (C) an amount necessary so that the funds in the Loan Account equal the interest due on the MHC Loan in the three calendar month period immediately following current calendar month; and

               (D) an amount necessary so that the funds in the Rent Account equal the Fixed Rent due on this Lease in the calendar month immediately following current calendar month; and

               (E) an amount necessary so that the funds in the Capital Expenditures Reserve Account equal the total Capital Expenditures to be made during the period commencing on January 1 of the then current calendar year through December 31 of such year, as set forth in the applicable Budget; and

               (F) funds into the Seasonal Rental Reserve Account in an amount equal to $1,500,000; and

               (G) funds into the Promotions and Discounts Reserve Account in an amount specified in paragraph 39 of this Lease; and

               (H) the balance, if any, of all funds shall remain in the Concentration Account in such deposit or securities account designated by Tenant, which accounts need not be Permitted Investments.

          (ii) Concentration Account. All funds deposited into the Concentration Account shall remain in such Account as security for the performance of Tenant's obligations under the Lease, except that so long as no Event of Default has occurred hereunder, on the last day of each month, Landlord, after confirming that all payments and adjustments required to be made have been made under the Lease and the Working Capital Loan Documents, shall make payments therefrom into Tenant's operating account to enable Tenant to pay for expenses in accordance with, and in amounts provided by, the current budget approved by Landlord in accordance with paragraph 30.

          (iii) Rent and Indebtedness and Interest Payments. Tenant hereby irrevocably authorizes Landlord to pay (1) Fixed Rent due hereunder, using any funds on deposit in the Rent Account and (2) any amounts due on the MHC Loan using any funds on deposit in the Loan Account, and Landlord shall pay such amounts due and payable in Landlord's sole and absolute discretion.

     (e) Payments and Disbursements from Accounts.

          (i) No Event of Default. Except as set forth in paragraphs 31(d)(ii) and 31(e)(iii) hereof, no payment shall be made from the applicable Accounts and the Accounts shall remain fully funded for the duration of the Term, as the Term may be extended.

          (ii) Event of Default Exists. If an Event of Default exists, Tenant hereby irrevocably authorizes Landlord to make any and all withdrawals from, and transfers between, any Accounts as Landlord shall determine in Landlord's sole and absolute discretion.

          (iii) If Tenant does not have funds available, either in the Concentration Account or otherwise, to pay Property Taxes, Other Taxes, income taxes, premiums on the Policies, Capital Expenditures, Seasonal Rent or Promotions and Discounts, it may request Landlord to make distributions from the Accounts for such purposes. Any such request shall be accompanied by evidence, satisfactory to Landlord, that such funds are required, and that there are no funds available to Tenant either in the Concentration Account or elsewhere. Thereupon, Landlord shall, provided no Event of Default is then existing, direct that such payments be made, provided, however, that any Account from which such payment is made shall be promptly replenished from any revenues received by the Tenant prior to any revenue being allocated to any other use.

     (f) Accounts. Tenant shall not, without the prior written consent of Landlord, change the account location of any Account and, as a condition precedent to any such change, the bank to which Tenant proposes to relocate any such Account shall have executed an appropriate account control agreement, in accordance with the provisions set forth above. Tenant shall not, without giving prior written notice to Landlord, change the account location of any Local Account. Tenant hereby authorizes Landlord to direct the Bank and Cash Management Bank to take all actions authorized hereunder without notice of any kind to Tenant. With respect to the Account Collateral, Landlord shall not be liable for any acts, omissions, errors in judgment or mistakes of fact or law, except for those arising as a result of Landlord's investment of such Account Collateral in other than Permitted Investments or from Landlord's gross negligence or willful misconduct.

     (g) Certain Matters Regarding Landlord following an Event of Default. Tenant agrees that the Bank and Cash Management Bank, as applicable, shall pay over to Landlord all amounts deposited in the Accounts and the Local Accounts on demand, without notice to Tenant, if, in making such demand, Landlord shall give notice, in writing, signed by Landlord or an authorized agent thereof, that an Event of Default exists. Landlord may exercise in respect of the Account Collateral all rights and remedies available to Landlord hereunder, or otherwise available at law or in equity. If an Event of Default exists, Landlord may exercise in respect of the Account Collateral, in addition to any other rights and remedies provided for herein or otherwise available to it, all of the rights and remedies of a secured party upon default under the UCC then in effect in the applicable jurisdiction. Without limiting the generality of the foregoing, Tenant agrees that, upon the occurrence and during the continuance of an Event of Default, it will have no further right to request or otherwise require Landlord to disburse funds from any Account in accordance with the terms of this Lease, it being agreed that Landlord may, at its option, (i) direct the Bank or Cash Management Bank, as applicable, to continue to hold the funds in the Accounts, (ii) continue, from time to time, to apply all or any portion of the funds held in the Accounts to any payment(s) which such funds could have been applied to prior to such Event of Default (or to pay expenses directly), to the extent and in such order and manner as Landlord in its sole discretion may determine, and/or (iii) direct the Bank or Cash Management Bank, as applicable, to disburse all or any portion of the funds held in the Reserve Accounts or other Account Collateral then or thereafter held by the Bank or Cash Management Bank to Landlord, in which event Landlord may apply the funds held in the Accounts, the Local Accounts (to the extent not yet transferred to the Accounts) or other Account Collateral to Tenant's obligations under this Lease, in any order and in such manner as Landlord may determine in its sole discretion. If an Event of Default exists, Landlord may, at any time or from time to time: (1) collect, appropriate, redeem, realize upon or otherwise enforce its rights with respect to the Account Collateral, or any part thereof, without notice to Tenant and without the need to institute any legal action, make demand to or upon Tenant or any other Person, exhaust any other remedies or otherwise proceed to enforce its rights; (2) execute (in the name, place and stead of Tenant) any endorsements, assignments or other instruments of conveyance which may be required for the withdrawal and negotiation of the Account Collateral; and/or (3) exercise all other rights and remedies available to Landlord hereunder. Notwithstanding anything to the contrary contained herein: (x) the exercise by Landlord of any of its rights hereunder shall not release Tenant from its obligations under this Lease, nor shall it constitute an election of remedies by Landlord or a waiver by Landlord of any of its rights and remedies under this Lease; (y) except as expressly set forth in this Lease, Landlord shall not have any obligation or liability by reason of this Lease, nor shall Landlord be obligated to perform any of the obligations or duties of Tenant hereunder or to take any action, in each case, to collect or enforce any claim for payment assigned hereunder; and
(z) Landlord shall not have to resort to using the Account Collateral before making demand upon or bringing an action against Tenant under any guaranty given in connection with this Lease. No failure on the part of Landlord to exercise, and no delay in exercising, any right under this Lease shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right under this Lease. The remedies provided in this Lease are cumulative and not exclusive of any remedies provided at law or in equity.

     (h) Representations and Warranties Regarding Account Collateral. In addition to any other representations or warranties contained in this Lease, Tenant represents and warrants as follows: (a) Tenant is the legal and beneficial owner of the Account Collateral, free and clear of any Liens, except for the Liens in favor of Landlord created by this Lease and Liens on the Membership Contract Receivables arising under the Working Capital Loan Documents; (b) upon execution by Tenant of this Lease, the pledge and assignment of the Account Collateral pursuant to this Lease will create a valid, first priority security interest in the Account Collateral (subject to the Liens on the Membership Contract Receivables arising under the Working Capital Loan Documents), securing the payment and performance of Tenant's obligations under this Lease, specifically excluding receivables held by the Canadian debtor, for which no representation is made; and (c) Tenant is not a party to any credit agreement or other borrowing facility including, but not limited to, a line of credit or overdraft line, with the Bank (other than with respect to the Working Capital Indebtedness).

     (i) Covenants Regarding Account Collateral and Finances of Tenant. Tenant shall not, without the prior written consent of Landlord which may be granted or withheld in Landlord's sole and absolute discretion, (a) sell, assign (by operation of law or otherwise), pledge or grant any option with respect to, any of the Gross Revenues or any interest in the

Account Collateral or (b) create or permit to exist any assignment, lien, security interest, option or other charge or encumbrance upon or with respect to any of the Gross Revenues or any Account Collateral, except for the Liens in favor of Landlord under this Lease and Liens on Membership Contract Receivables under the Working Capital Loan Documents or (c) except as otherwise permitted by paragraph 38(d), make or receive or allow another party than Landlord or its designee to make or receive any distribution from the Accounts or (d) except as otherwise permitted by paragraphs 38(d), 38(f) and 38(j), receive, or allow any party other than Landlord or its designee to receive, any revenues derived from the Premises. Tenant shall give Landlord not less than fifteen (15) days' prior written notice of any change in the address of the chief executive office or principal office of Tenant. Tenant agrees that all records of Tenant with respect to the Account Collateral shall be kept at the principal office of Tenant and shall not be removed therefrom without the prior written consent of Landlord, which consent shall not be unreasonably withheld. Tenant shall not make or consent to any amendment or other modification or waiver with respect to any Account Collateral, or enter into any agreement, or permit to exist any restriction, with respect to any Account Collateral. Tenant shall, at its expense, defend Landlord's right, title and security interest in and to the Account Collateral against the claims of any Person. Tenant shall not take any action which would impair the enforceability of this Lease or the security interests created hereby. Tenant shall not enter into any credit agreement or other borrowing facility including a line of credit or overdraft line, without Landlord's consent which Landlord may grant or withhold in its sole and absolute discretion. Nothing contained in this paragraph shall impair or otherwise limit Tenant's obligations to timely make the payments required by this Lease, it being understood that such payments shall be so timely made in accordance with this Lease, regardless of the amounts on deposit in any Account. With respect to the powers conferred on Landlord hereunder, Landlord shall not have any duty as to the Accounts or the other Account Collateral, or any responsibility for (i) ascertaining or taking action with respect to any matters relative to the Accounts or the other Account Collateral, whether or not Landlord has or is deemed to have knowledge of such matters (except with respect to Landlord's obligations relating to the payment of Property Taxes and Other Taxes as expressly provided herein) or (ii) taking any necessary steps to preserve rights against prior parties or any other rights pertaining to the Accounts or the other Account Collateral.

     (j) Cash Management Fees. All reasonable third party fees, costs and expenses associated with the Account Collateral shall be paid by Tenant when due.

     (k) Security Interest. Tenant hereby pledges, transfers and assigns to Landlord, and grants to Landlord, as additional security for Tenant's obligations under this Lease, a continuing perfected first priority security interest in and to, and a first lien upon: (i) the Accounts and Local Accounts owned by it from time to time, now existing or hereafter arising, and all amounts which may from time to time be on deposit in each of such Accounts and Local Accounts (such first lien is subject to the Lien on Membership Contract Receivables arising under the Working Capital Loan Documents); (ii) all of Tenant's right, title and interest in and to all cash, property or rights transferred to or deposited in each Account and each Local Account from time to time; (iii) all certificates and instruments, if any, from time to time representing or evidencing the Accounts or Local Accounts or any amount on deposit in any thereof, or any value received as a consequence of possession thereof, including all interest, dividends, cash, instruments and other property from time to time received or otherwise distributed in respect of, or in exchange for, any or all of such Accounts or Local Accounts; (iv) all monies, chattel paper, checks, notes, bills of


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

exchange, negotiable instruments, documents of title, money orders, commercial paper, and other security instruments, documents, deposits and credits from time to time in the possession of Landlord representing or evidencing such Accounts or Local Accounts; (v) all other property, held in, credited to or constituting part of any of the Accounts or Local Accounts; (vi) all earnings and investments held in any Account or Local Account in accordance with this Lease; and (vii) to the extent not described above, any and all proceeds of the foregoing (collectively, the "ACCOUNT COLLATERAL"). This Lease and the pledge, assignment and grant of security interest made hereby secures payment of all of Tenant's obligations under this Lease in accordance with the provisions set forth herein. This Lease shall be deemed a security agreement within the meaning of the UCC.

     (l) Bank Accounts. Tenant shall not establish any new bank accounts without prior written notice to Landlord and, except with respect to Local Accounts (other than the Frisco Accounts and the Gautier Accounts), unless Landlord, such Tenant and the bank at which the account is to be opened enter into a tri-party agreement regarding such bank account pursuant to which such bank, among other things, acknowledges the security interest of Landlord in such bank account, agrees to comply with instructions originated by Landlord directing disposition of the funds in the bank account without further consent from Tenant, and agrees to subordinate and limit any security interest the bank may have in the bank account on terms satisfactory to Landlord.

     (m) As part of Tenant's cooperation with Landlord's financing set forth in paragraph 27 of this Lease and the granting of any Mortgage to any Mortgagee, Tenant agrees that the Accounts and each management system in place under this Lease may be assigned to and controlled by Mortgagee so long as Tenant's rights under this paragraph 31 are not diminished or obligations increased and Tenant shall cooperate with such efforts and execute such documents as are required thereby.

32.  NOTICES

     Notices, statements, demands or other communications required or permitted to be given, rendered or made by either party to the other pursuant to this Lease or pursuant to any applicable law or requirement of public authority, shall be in writing (whether or not so stated elsewhere in this Lease) and shall be deemed to have been properly given, rendered or made when received by personal delivery or overnight delivery or overnight courier delivery (or, if such delivery is refused, upon the date that delivery would have occurred but for such refusal) or facsimile transmission (with electronic confirmation therefor) with a confirmation copy of the entire original transmittal sent by overnight delivery or by overnight courier delivery addressed to the other parties as follows:

     To Landlord:    MHC TT Leasing Company, Inc.
                     c/o Equity LifeStyle Properties, Inc.
                     Two North Riverside Plaza, Suite 800
                     Chicago, IL 60606
                     Attention: General Counsel
                     Telephone: (312) 279-1400
                     Facsimile: (312) 279-1715


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

     With a copy to: Equity LifeStyle Properties, Inc.
                     Two North Riverside Plaza, Suite 800
                     Chicago, IL 60606
                     Attention: Chief Executive Officer
                     Telephone: (312) 279-1400
                     Facsimile: (312) 279-1710

     With a copy to: Katten Muchin Rosenman LLP
                     525 West Monroe, Suite 1600
                     Chicago, IL 60661
                     Attention: Daniel J. Perlman, Esq.
                     Telephone: (312) 902-5532
                     Facsimile: (312) 577-8668

     To Tenant:      Thousand Trails Operations Holding Company, L.P.
                     Two North Riverside Plaza
                     Suite 700
                     Chicago, IL 60606
                     Attention: George Touras
                     Telephone: (312) 466-3635
                     Facsimile: (312) 454-0359

     With a copy to: Neal Gerber & Eisenberg LLP
                     2 North LaSalle Street
                     Suite 2200
                     Chicago, IL 60602
                     Attention: Douglas J. Lubelchek
                     Telephone: (312) 269-5255
                     Facsimile: (312) 750-6506

Any party listed in this paragraph 32 may, by notices as aforesaid, designate a different address for notices, statements, demands or other communications intended for it.

33.  EXCESS LAND

     (a) Landlord and Tenant acknowledge and agree that Landlord, or an affiliate of Landlord (the "EXCESS LAND OWNER") is the owner of the Excess Land, and, except for the revocable license provided in paragraph 2(e), Tenant disclaims any right, title or interest in the Excess Land. Landlord has advised Tenant that Excess Land Owner may, in its sole and absolute discretion, develop any or all of such Excess Land in any manner and for any reason whatsoever.

     (b) Tenant agrees and acknowledges that it has a good faith obligation to cooperate with Landlord (or Landlord's affiliate) in Landlord's (or Landlord's affiliate's) development of the Excess Land, including the execution of releases or quit claims affecting such Excess Land and participation and cooperation in any zoning or other land use petitions. Tenant agrees that failure to so cooperate with Landlord shall constitute a material breach of this Lease. Tenant hereby agrees and acknowledges that Landlord or Landlord's affiliate may transfer or sell the


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Excess Land or any portion thereof at any time to another affiliate of Landlord or to any third party without Tenant's consent.

     (c) Determination of whether any portion of the Premises consists of Excess Land shall be made by Landlord in its sole and absolute discretion.

34.  CAPITAL EXPENDITURE RESERVE / IMMEDIATE REPAIRS

     (a) Capital Expenditure Reserve. Deposits into the Capital Expenditure Reserve Account, other than the deposits for Immediate Repairs, shall be made for the purpose of establishing and maintaining a reserve (the "CAPITAL EXPENDITURE RESERVE") for the completion of such capital improvement items and for equipment for use at the Sites ("CAPITAL IMPROVEMENTS") to the extent set forth in the Budget or as are otherwise approved in advance by Landlord ("APPROVED CAPITAL IMPROVEMENTS"). If the funds contained in the Capital Expenditure Reserve are made available to Tenant pursuant to paragraph 31(e)(iii), such funds shall be utilized by Tenant solely for Approved Capital Improvements.

     If funds in the Capital Expenditure Reserve are made available to Tenant pursuant to paragraph 31(e)(iii), such funds shall be subject to satisfaction of each of the following terms and conditions: (a) all Capital Expenditure Reserve funds released by Landlord to Tenant shall be used to pay for or to reimburse Tenant for the reasonable expenses actually incurred and paid by Tenant for Approved Capital Improvements; (b) Tenant shall have delivered to Landlord a Request for Release satisfactory to Landlord together with a summary of all Capital Improvements to be made with such requested funds; (c) disbursements from the Capital Expenditure Reserve shall not be made more frequently than once per month; (d) each request for a disbursement shall be in an amount of not less than $10,000.00; and (e) upon request of Landlord, Tenant shall also provide Landlord with additional evidence satisfactory to Landlord that Tenant is the owner or lessee of any Capital Improvements or equipment for which reimbursement is sought, free of any Liens (other than the first priority security interest in favor of Landlord). Landlord shall make each disbursement of the Capital Expenditure Reserve funds within three (3) Business Days after satisfaction of all the conditions to that disbursement. Notwithstanding the foregoing, at Landlord's election, if any disbursement of Capital Expenditure Reserve Funds is made to Tenant to pay a capital expenditure then due and owing (as opposed to a reimbursement for amounts paid by Tenant), then Tenant shall provide evidence to Landlord within three (3) Business Days of such disbursement that such capital expenditure was in fact paid as and when due. If an Event of Default exists, Landlord may apply the Capital Expenditure Reserve funds, together with any interest accrued thereon, to Tenant's obligations under this Lease in such order and priority as Landlord may determine. Tenant shall furnish to Landlord on or prior to the thirtieth (30th) day following the end of each calendar quarter a statement ("CAPITAL EXPENDITURE RESERVE STATEMENT") setting forth (a) all deposits into and from the Capital Expenditure Reserve and all disbursements from the Concentration Account to pay for Capital Improvements, and (b) a schedule of Capital Improvements and related expenses to which disbursements from the Capital Expenditure Reserve were applied during the applicable calendar quarter, including, to the extent not previously provided to, and approved by, Landlord, invoices, receipts, lien waivers and other documentation as Landlord shall request. If Landlord has agreed to make disbursements from the Capital Expenditure Reserve Account pursuant to paragraph 31(e)(iii), Landlord shall not make any such disbursements until (i) Landlord has approved the expenditures proposed by Tenant, (ii) all conditions to such disbursement have


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been satisfied and (iii) if requested by Landlord, Tenant has provided Landlord with all invoices, receipts, lien waivers and other documentation reasonably requested by Landlord.

     (b) Immediate Repairs. Tenant shall complete those improvements and repairs highlighted with an asterisk on Exhibit O attached hereto no later than December 31, 2006. Tenant shall use commercially reasonable efforts to complete the balance of the improvements and repairs on Exhibit O attached hereto within timeframes during which a prudent owner / operator of membership campgrounds would make such improvements and repairs. Tenant shall perform each Immediate Repair in accordance with the terms and provisions of paragraph 23 of this Lease and upon completion of such Immediate Repair, Tenant shall provide Landlord with final lien waivers for all trades and materials and evidence satisfactory to Landlord that such Immediate Repair has been fully completed. Landlord shall have no obligation to pay any costs for such Immediate Repairs and Tenant shall pay all costs of such Immediate Repairs in full. If Tenant fails to complete any Immediate Repair within the time frame specified in this paragraph 34(b), then upon ten (10) Business Days' prior written notice to Tenant, Landlord may complete such Immediate Repair and Tenant shall pay Landlord as Additional Rent forthwith (and in any event within thirty (30) days) after being billed for same by Landlord the cost thereof plus an administrative fee of five percent (5%) of such cost, which bill shall be accompanied by reasonable supporting documentation. Such amounts shall bear interest at the Overdue Rate from the date of expenditure by Landlord to the date of repayment by Tenant. Tenant shall remain responsible for any increased costs to repair such Immediate Repair in excess of the amount set forth on Exhibit O and such increased amount shall bear interest at the Overdue Rate.

35.  INTENTIONALLY OMITTED.

36.  INTENTIONALLY OMITTED.

37.  INTENTIONALLY OMITTED

38.  AFFIRMATIVE, NEGATIVE AND FINANCIAL COVENANTS OF TENANT

     (a) During the Term of this Lease, all of the business and operations of Tenant and its Subsidiaries as conducted prior to the date hereof by such entities and their predecessors ("TENANT'S BUSINESS") shall continue to be operated by Tenant and its Subsidiaries after the date hereof, and Tenant and Tenant's Subsidiaries, as applicable, shall not engage in any business other than Tenant's Business. Tenant's Business is the operation and management of (i) membership campgrounds, (ii) reciprocal use and affiliation programs for use of campgrounds, (iii) management of campgrounds for third parties, including the United States Forest Service and (iv) other business related and ancillary to the businesses described in clauses (i), (ii) and (iii), above. Without limiting the generality of the foregoing, Tenant shall not operate any portion of Tenant's Business other than directly itself or through its Subsidiaries. In furtherance thereof, except as otherwise expressly provided herein, Tenant shall not and shall not permit its Subsidiaries to authorize, issue or enter into any agreement providing for the issuance (contingent or otherwise) of (x) any notes or debt securities containing equity features, including any notes or debt securities convertible into or exchangeable for equity securities, issued in connection with the issuance of equity securities or containing profit participation features, (y) any equity securities (or any securities convertible into or exchangeable for any equity securities), or (z) any capital appreciation or profit participation rights. Subject to the provisions


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

of paragraph 25 of this Lease, at no time shall Tenant (1) cease to, directly or indirectly, own and control one hundred percent (100%) of each class of the outstanding equity interests of each Subsidiary or (2) own any asset, directly or indirectly, other than its ownership interests in the Subsidiaries. Tenant may not acquire or form any corporations, partnerships, limited liability companies, associations or other business entities unless such entities are wholly owned and controlled by Tenant and Landlord shall have received (x) a Subsidiary Pledge, by which such entity pledges one hundred percent (100%) of its assets to Landlord, (y) a joinder to the Subsidiary Guaranty, in the form attached thereto and (z) a replacement Tenant Pledge, by which Tenant shall pledge to Landlord one hundred percent (100%) of the ownership interest in each Subsidiary, including the entity or entities contemplated by this paragraph 38(a).

     (b) Tenant shall not directly or indirectly create, incur, assume or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness except for (i) the obligations of Tenant under this Lease, (ii) the Working Capital Indebtedness, and (iii) any other Indebtedness approved by Landlord, which approval shall be granted or withheld in Landlord's sole and absolute discretion.

     (c) Tenant shall not permit any of its Subsidiaries directly or indirectly, to create, incur or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness except for (i) ordinary and customary trade payables which are incurred in the ordinary course of its business provided that not more than $1,000,000 of which, in the aggregate at any time outstanding, are more than ninety (90) days overdue, (ii) the obligations of the Subleasing Subsidiaries under the Tenant Subleases, and (iii) any other Indebtedness incurred as a co-borrower with or guarantor of Tenant (provided such other Indebtedness is permitted by paragraph 38(b), above).

     (d) Tenant shall not nor shall it permit any of its Subsidiaries directly or indirectly to convey, sell, lease, sublease, transfer or otherwise dispose of, or grant to any Person an option (other than the Option Agreement) to acquire, in one transaction or a series of related transactions, any of its property, business or assets, or the capital stock of or other equity interests in any of its Subsidiaries, whether now owned or hereafter acquired, except as set forth in this paragraph 38(d) or as otherwise permitted by Landlord in its sole and absolute discretion. During the period commencing April 1, 2009 and ending March 31, 2011, Privileged Access, L.P. ("PA") may request in writing approval from Landlord to receive a one time distribution equal to the Incremental Value (the "PERMITTED DISTRIBUTION"). In the event of the death or Disability of Joe B. McAdams prior to April 1, 2009, PA may exercise its rights hereunder during such period commencing April 1, 2009 and ending March 31, 2011. Conditions precedent to a Permitted Distribution are (i) a simultaneous Transfer Event, (ii) Incremental Value must exist on the date of Permitted Distribution,
(iii) no distribution shall have been made pursuant to paragraph 38(j) below, and (iv) no Event of Default is existing at the time of the Permitted Distribution. Any such request from PA shall include (i) a written description of the proposed Transfer Event (including identification and background of the proposed acquiror and the terms of the transaction) and (ii) a copy of the proposed definitive documents for the transaction. Landlord will not unreasonably withhold its approval (which must be in writing) of such a Transfer Event. On the date any Permitted Distribution is to take place pursuant to this paragraph 38(d), Tenant shall deliver to Landlord evidence satisfactory to Landlord that Incremental Value exists on the date of Permitted Distribution and Landlord will approve third party financing. Such Approved Third Party Financing shall not be negatively impacted by


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Landlord's rights with respect to Percentage Rent or pursuant to paragraph 5(e).
In connection with the consummation of an approved Permitted Distribution, only the following transactions are permitted to occur on the date of the Permitted
Distribution: (i) Tenant may make a distribution of Surplus Cash to its equity holders; (ii) if Surplus Cash is less than Incremental Value, Tenant may obtain an unsecured Approved Third Party Financing and distribute the net proceeds of such Approved Third Party Financing to its equity holders; and (iii) Tenant may issue an unsecured promissory note (in form and substance reasonably acceptable to Landlord) to PA in a principal amount equal to (a) such Incremental Value minus (b) Surplus Cash minus (c) Approved Third-Party Financing (such promissory note shall bear an interest rate equal to the then current prime rate plus one percent (1%) and shall be payable only from Excess Cash Flow); provided, however, that the aggregate amount of cash distributed by Tenant in the transactions set forth in (i), (ii) and (iii) of this sentence shall under no circumstances exceed the Incremental Value and all of the terms and conditions and form of documentation of all such transactions are subject to the approval of Landlord in its reasonable discretion. Any Indebtedness incurred pursuant to this paragraph 38(d) is "DISTRIBUTION INDEBTEDNESS." PA is a third party beneficiary to this paragraph 38(d). Tenant hereby represents and warrants that the sole direct or indirect owner of PA is Joe B. McAdams and shall remain such for the term of this Lease, except as provided in this Lease.

     (e) Tenant shall not nor shall it permit any of its Subsidiaries to acquire any assets except as specifically permitted in this Lease and as may otherwise by permitted by Landlord in its sole and absolute discretion.

     (f) Tenant shall not nor shall Tenant permit any of its Subsidiaries directly or indirectly to declare, order, pay, make or set apart any sum for any Restricted Junior Payment, except (i) as otherwise explicitly provided herein and (ii) except for distributions in cash from Tenant's operating account to Tenant's equity holders in an aggregate amount each calendar year equal to
(x)(1) the amount of taxable income of Tenant allocated to its equity holders for such calendar year multiplied by (2) the combined maximum federal and state income tax rate to be applied to such taxable income (calculated by using the highest maximum combined marginal federal and state income tax rates for an individual resident of the relevant state of residence of Tenant's principal indirect individual equity holder and taking into account the deductibility of state income tax for federal income tax purposes) and (y) an additional aggregate amount of $125,000 in any twelve month period.

     (g) Guarantor shall at all times continue to, directly or indirectly, own and control one hundred percent (100%) of the outstanding equity interests of Tenant. Additionally, Guarantor shall cause Tenant to not own any assets, directly or indirectly, other than the assets in existence on the date of this Lease or otherwise acquired in accordance with this Lease and Tenant's Business.

     (h) None of Tenant, any direct or indirect holder of any Tenant Equity Interest or any Affiliate of Tenant (together, the "RESTRICTED HOLDERS") shall own, individually or collectively with any other Restricted Holders, ten percent (10%) or more of any class or series of equity interest of Equity LifeStyle Properties, Inc., MHC Trust or the Trust.

     (i) Tenant agrees to cause the equity holders of PA and PATT to take all action necessary including, but not limited to, the voting of their equity interests, the execution of written consents, the calling of special meetings, the removal of directors, the filling of vacancies


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

on the Board of Directors (or other governing body), the waiving of notice and the attending of meetings, so as to cause a Landlord designee to be a member of such Boards of Directors (or other governing bodies) at all times.

     (j) For a period of sixty (60) days after the earlier of (i) the death or Disability of Joe B. McAdams or (ii) the withdrawal of Joe B. McAdams as active chief executive of Tenant at any time after April 14, 2007 (either (i) or (ii) shall be the "Triggering Event") and, in either case, so long as no Event of Default is existing under this Lease at the time of the Triggering Event, Tenant may request in writing approval from Landlord for the sale of RPI. Solely for the purposes of determining whether an Event of Default is existing under this Lease at the time of the Triggering Event pursuant to this subparagraph 38(j), no Event of Default occurring solely under any of paragraphs 15(c), 15(d), 15(h), 15(i), 15(j), or 15(l) of this Lease shall be deemed to exist until five
(5) days after Landlord's written notice of such Event of Defaults. Any such request from Tenant shall include a written description of the proposed sale. Landlord will not unreasonably withhold its approval (which must be in writing) of such sale. In connection with the consummation of a sale of RPI pursuant to this paragraph 38(j), (i) Landlord shall release RPI from all guaranties and other agreements related to this Lease, (ii) Landlord shall release all liens, security interests, and other encumbrances Landlord holds on any stock or equity interest in RPI and on any of RPI's assets, (iii) upon the enforcement of any Guaranty, or Subsidiary Guaranty, Landlord shall not enforce directly or indirectly any claim under such Guaranty against stock or equity interest in RPI or on any of RPI's assets, and (iv) Landlord will permit up to $2,500,000 of the proceeds to be distributed indirectly to Joe B. McAdams or the estate of Joe B. McAdams in his capacity as indirect equity owner of Tenant. However, in no event will Landlord be required to provide any capital or otherwise accommodate a distribution except as provided herein. Landlord makes no representation or warranty with respect to the current or future value of RPI and to the extent that either RPI is not saleable or the proceeds upon sale are less than $2,500,000, then the permitted distribution to Joe B. McAdams will be reduced accordingly. "DISABILITY" means the failure of Joe B. McAdams to perform his material duties with respect to Tenant by reason of injury, illness, disease or other permanent condition, from which he is unlikely to recover, for a period of ninety (90) consecutive days. Notwithstanding the foregoing, no sale of RPI shall be permitted to occur if a Permitted Distribution (as set forth in paragraph 38(d) above) has been made.

     (k) In addition to amounts payable pursuant to paragraph 38(f) of this Lease, Tenant shall not allow Joe McAdams to be paid, in the aggregate, either by itself or any Affiliate of Tenant, any salary, bonus or other payments in excess of the amounts permitted under an employment agreement.

     (l) Upon the death of or Disability of Joe B. McAdams, or if Joe B. McAdams ceases to be an active chief executive of Tenant for any other reason, Tenant shall appoint a substitute executive within ninety (90) days, whom Landlord shall have the right to approve.

39.  PROMOTIONS AND DISCOUNTS RESERVE ACCOUNT

     Tenant recognizes Landlord's interest in continued annual dues payable under Membership Contracts in order for proceeds to be available for the maintenance and delivery of services at the Premises for the benefit of the holders of all Membership Contracts. As a result, Tenant agrees to endeavor to continue to operate and to cause Tenant's Subsidiaries to continue


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to operate Tenant's Business in a manner which remains consistent with the relationship between usage benefits and annual membership dues currently in existence as of the date of this Lease (such manner of operation being referred to herein as "TENANT'S MANNER OF OPERATION"). If Tenant or any of Tenant's Subsidiaries pursue any marketing effort that would cause Tenant to materially and adversely deviate from Tenant's Manner of Operation, taking into account Tenant's business as a whole (such deviation shall be referred to herein as a "VARIANCE PROGRAM"), then Tenant shall, within five (5) Business Days after instituting such marketing effort, notify Landlord of such Variance Program. Promptly thereafter, Landlord and Tenant shall use good faith efforts to determine whether or not and to what extent Tenant shall be obligated to make a deposit into the Promotions and Discount Reserve in connection with such Variance Program ("VARIANCE PROGRAM DEPOSIT") and upon such agreement, Tenant shall make such Variance Program Deposit into the Promotions and Discount Reserve Account. Within ninety (90) days following the expiration of each fiscal year of Tenant, Tenant shall furnish to Landlord a certificate of Tenant's Chief Financial Officer stating that in such officer's good faith judgment, Tenant has not commenced and has not permitted any of Tenant's Subsidiaries to commence any Variance Programs during the preceding fiscal year of Tenant other than those which Tenant has disclosed to Landlord. Variance Program Deposits made into the Promotions and Discounts Reserve Account shall be made for the purposes of establishing and maintaining a reserve (the "PROMOTIONS AND DISCOUNTS RESERVE") for the payment of any deficiencies in Tenant's payment of Rent under this Lease. If Tenant or Tenant's Subsidiaries revise its marketing efforts in a manner that reinstitutes Tenant's Manner of Operation (or otherwise positively affects the relationship between usage benefits and annual membership dues), then Tenant shall be entitled to withdraw funds from the Promotions and Discount Reserve, in amounts and at times approved by Landlord, such approval not to be unreasonably withheld, delayed or conditioned.

40.  LANDLORD SUBORDINATION AND NON-DISTURBANCE

     (a) Notwithstanding anything in this Lease to the contrary, Landlord hereby covenants and agrees that:

          (i) Its rights in each Resort (as hereinafter defined) shall be subordinate to the rights of Purchasers (as hereinafter defined) from and after the date of this instrument;

          (ii) In the event of the termination of this Lease or of Tenant's possession of the Premises, Landlord shall take each Resort subject to the use rights of Purchasers;

          (iii) In the event of termination of this Lease or of Tenant's possession of the Premises, Landlord shall fully honor all rights of Purchasers to occupy and use any Resort as provided in the Purchasers' Camping Resort Contracts (as hereinafter defined);

          (iv) In the event of termination of this Lease or of Tenant's possession of the Premises, Landlord shall fully honor all rights of Purchasers to cancel their Camping Resort Contracts and receive appropriate refunds; and

          (v) In the event of the termination of this Lease or of Tenant's possession of the Premises, Landlord shall not discontinue use of any Resort or cause or permit any Resort to be used in a manner which would prevent or materially prevent or interfere with Purchasers from


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

using or occupying the Resort in the manner contemplated by the Purchasers' Camping Resort Contracts. However, except as required by applicable law, Landlord shall have no obligation or liability to assume the responsibilities or obligations of Tenant or any of its Affiliates under the Camping Resort Contracts.

     (b) In the event of the termination of this Lease or of Tenant's possession of the Premises and Landlord does not continue to operate the Resort upon conditions no less favorable to Purchasers than existed prior to the change of title or possession, Landlord and its successors and assigns shall either:

          (i) Offer the title to or possession of the Resort to an association of Purchasers to operate the Resort; or

          (ii) Obtain a commitment from another entity (which obtains title or possession to the Resort) to undertake the responsibility of operating the Resort.

     (c) The covenants contained herein may be enforced by each Purchaser of a Camping Resort Contract, provided that the Purchaser is not in default under the terms of the Purchaser's Camping Resort Contract.

     (d) The covenants contained herein shall be effective as between each Purchaser and Landlord despite any rejection or cancellation of the Purchaser's Camping Resort Contract during any bankruptcy proceedings of Tenant or any of its present or future Affiliates.

     (e) The covenants and agreements contained herein shall inure to the benefit of and be binding upon the successors and assigns of Tenant and Landlord.

     (f) When used in this Section, each of the following terms shall be defined as set forth below:

          (i) "PURCHASER" shall mean a person who enters into a Camping Resort Contract, whether before or after the date hereof, and thereby obtains title to, an estate or interest in, or license or the right to use the Resort.

          (ii) "CAMPING RESORT CONTRACT" shall mean an agreement between (1) Tenant or any of its present or future Affiliates or any predecessor in interest to Tenant or such Affiliates and (2) a Purchaser evidencing the Purchaser's title to, estate or interest in, or right or license to use the Resort.

          (iii) "RESORT" means any campground located on or forming a part of the Premises.

The covenant of non-disturbance contained herein is made for the benefit of Tenant and Landlord and each Purchaser and shall be binding upon and inure to the benefit of Tenant and Landlord and their respective successors and permitted assigns and shall be binding upon and inure to the benefit of each Purchaser and his or her respective successors and permitted assigns. On Tenant's request, Landlord shall cause to be delivered under the Master Leases a nondisturbance agreement to Subleasing Subsidiaries, or their successors or assigns.


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

41.  STATE SPECIFIC PROVISIONS

     (a) The following provisions shall apply with respect to any Site(s) located in the State of Arizona:

          (i) The following language is added to the definition of "Land" in paragraph 1 of this Lease, following the phrase "all other property rights":

               "water rights"

          (ii) The word "for," is hereby inserted in the Lease as follows:

               (A) In paragraphs 6(a) and 6(b) of this Lease after the phrase "on an After-Tax Basis" and before the phrase "from and against any such Taxes."

               (B) In paragraph 6(h) of this Lease, after the phrase "on an After-Tax Basis" and before the phrase "from and against any claims for payment thereof."

               (C) In paragraph 7(a) of this Lease, after the phrase "on an After-Tax Basis" and before the phrase "from and against, any and all costs, charges and expenses attributable to the Premises or Underlying Premises."

               (D) In paragraph 18(b) of this Lease, after the phrase "successors and assigns" and before the phrase "from and against any and all claims."

               (E) In paragraph 22(b) of this Lease, after the phrase "on an After-Tax Basis" and before the phrase "from and against loss or liability."

               (F) In paragraph 26(c) of this Lease, after the phrase "on an After-Tax Basis" and before the phrase "from and against any and all liability."

          (iii) The following language is added to paragraph 16(a)(ii)(B) of this Lease, following the phrase "from and after any such Event of Default":

               "and to the extent such statute or common law can be waived,"

          (iv) With regard to any Site located in the State of Arizona, Tenant expressly waives the benefit of any statute now or in the future in effect which would otherwise afford Tenant the right to terminate this Lease due to casualty or damage to the Site including, without limitation, Arizona Revised Statutes
Section 33-343.

     (b) The following provisions shall apply with respect to any Site(s) located in the State of California:

          (i) The following language is added at the end of paragraph 6(a) of this Lease:

               "In addition, "Property Taxes" shall include any taxes as a result in any change in ownership with respect to the Premises pursuant to


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

               Proposition 13 as adopted by the voters of the State of California in the June 1978 election, and the costs of any transit impact development fees, housing and child care contributions or other similar or dissimilar impositions required of Landlord with respect to the Premises or otherwise imposed by the local governmental or quasi-governmental instrumentalities. In no event shall Tenant be responsible for any taxes relating to Landlord's sale of the Premises."

          (ii) Except to the extent specifically provided in this Lease, Tenant hereby waives, to the maximum extent permitted by applicable laws, any rights that it may now or in the future have to quit or surrender or vacate the Premises, to terminate this Lease, or to any abatement, diminution, offset, reduction or suspension of Rent on account of Landlord's failure to timely or in a satisfactory manner deliver possession of the Premises to Tenant or on account of any other event or circumstance, including any rights it might otherwise have under the provisions of sections 1932, 1933, 1941 and/or 1942 of the California Civil Code, it being the express intention of the parties, and therefore it being agreed by the parties, that the terms of this paragraph shall control under any circumstances in which said statutes might otherwise apply, and govern and replace any rights covered by said statutes.

          (iii) The following language is added at the end of the first grammatical paragraph of paragraph 10 of this Lease:

               "The provisions of Sections 1932(2) and 1933(4) of the California Civil Code are hereby waived by Tenant, it being the intention of the parties that the express terms of this Lease shall control under any circumstances in which those provisions might otherwise be applicable."

          (iv) The following language is added to the first sentence of paragraph 12 of this Lease, following the defined term "ADA":

               "and California Civil Code Section 3110.5,"

          The following language is added to paragraph 12 of this Lease, following the phrase "with respect to the use or manner of use" and before the phrase "of the Premises, or such adjacent or appurtenant facilities":

               "maintenance, operation, repair, alteration or construction"

          (v) The following language is added at the end of paragraphs 13 and 14 of this Lease:

               "The provisions of Sections 1265.110, 1265.120, 1265.130 and
               1265.140 of the California Code of Civil Procedure are hereby waived by Tenant, it being the intention of the parties that the express terms of this Lease shall control under any circumstances in which those provisions might otherwise be applicable."

          (vi) The following language is added at the end of paragraph 16(a) of this Lease:

                    "(vi) With respect to any Site(s) located in the State of
               California, terminate Tenant's right to possession of the Premises by any lawful means, in which case this Lease shall terminate and Tenant immediately shall surrender possession of the Premises to Landlord. In such event Landlord shall be entitled to recover from Tenant all damages incurred by Landlord by reason of Tenant's default including (i) the cost of recovering possession of the Premises; (ii) the worth at the time of the award of any unpaid Rent which had been earned at the time of termination; (iii) the worth at the time of the award of the amount by which the unpaid Rent which would have been earned after the termination until the time of the award exceeds the amount of such rental loss that Tenant proves could reasonably have been avoided; (iv) reasonable expenses of placing the Premises in good order, condition and repair; (v) reasonable expenses of relating, including necessary renovation and alteration of the Premises; (vi) reasonable and actual attorneys' fees; (vii) the worth at the time of award of the amount by which the unpaid Rent required to be paid by Tenant pursuant to this Lease for the balance of the Term after the time of such award exceeds the amount of such rental loss for the same period that Tenant proves reasonably could be avoided; (viii) that portion of any leasing commission paid by Landlord and applicable to the unexpired Term of this Lease; and (ix) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, including damages for diminution in the value of the Premises. As used in subparagraphs (ii) and (iii), above, the "worth at the time of award" is computed by allowing interest at the Overdue Rate. As used in subparagraph (vii), above, the "worth at the time of award" is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%). Unpaid installments of Rent or other sums shall bear interest from the date due at the Overdue Rate;

                    (vii) With respect to any Site(s) located in the State of
               California, maintain Tenant's right to possession, in which case this Lease shall continue in full force and effect whether or not Tenant shall have abandoned the Premises. In such event Landlord shall be entitled to enforce all of Landlord's rights and remedies under this Lease, including the right to recover the Rent as may become due hereunder, for which purposes Landlord may exercise the remedy described in California Civil Code section 1951.4 (lessee may continue lease in effect after lessee's breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations);

                    (viii) With respect to any Site(s) located in the State of
               California, seek specific performance by Tenant, in the case of breach by Tenant of one or more of its covenants herein, below;

                    (ix) With respect to any Site(s) located in the State of
               California, exercise the remedy described in California Civil Code section 1954 (and for such purposes, Tenant hereby waives any rights or benefits that may be available to it under said California Civil Code section 1954); and/or

                    (x) With respect to any Site(s) located in the State of
               California, pursue every and any other remedy or right now or hereafter available to Landlord under the laws or judicial decisions of the State of California."

          (vii) The following is added to paragraph 23(c)(i) of this Lease, following the phrase "rules and regulations" and before the phrase "shall not adversely affect the structural elements":

               ", including, to the extent applicable, California Civil Code
               Section 3110.5, and shall otherwise comply with paragraph 12 hereof"

          (viii) The following is added to the definition of "Environmental Laws" in paragraph 26(b) of this Lease:

               "to the extent applicable, (i) the Porter-Cologne Water Quality Control Act (California Water Code Section 13000, et seq.), (ii) the California Hazardous Waste Control Law (Division 20, Chapter
               6.5 of the California Health and Safety Code), (iii) The Carpenter-Presley-Tanner Hazardous Substance Account Act (California Health and Safety Code Section 25300 et seq.), (iv) Division 20, Chapter 6.95 (Hazardous Materials Release Response Plans and Inventory) of the California Health and Safety Code,
               (v) the Safe Drinking Water and Toxic Enforcement Act of 1986 (California Health and Safety Code Section 25249.5 et seq.), (vi) the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), (vii) the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.), and (viii) the Hazardous Materials Transportation Act (49 U.S.C.
               Section 1801 et seq.)"

     (c) The following provisions shall apply with respect to the Site(s) located in the State of Florida:

          (i) The following language is added at the end of paragraph 6(c) of this Lease:

               "Without limiting the foregoing, Tenant shall pay to Landlord any sales, excise and other tax (excluding however, Landlord's income taxes) levied, imposed or assessed by the State of Florida or any political subdivision thereof or other taxing authority upon any rent payable hereunder, including Fixed Rent or Additional Rent."

          (ii) The following language is hereby added at the end of paragraph 16(a) of this Lease:

               "(vi) Landlord shall have all remedies available under Florida law including the following:

               (a) Landlord shall have the right to recover the Premises and repossess the Premises by any lawful means without terminating this Lease.

               (b) Landlord shall have the right at any time to give a written termination notice to Tenant and, on the date specified in such notice, Tenant's right to possession shall terminate and this Lease shall terminate. Upon such termination, Landlord shall have the right to recover from Tenant all unpaid Rent and other charges due under this Lease which had been earned at the time of termination.

               (c) In addition and without limiting the foregoing, Landlord shall have the right to accelerate and declare immediately due and payable all rents and other charges to be paid by Tenant hereunder. Acts of maintenance or preservation or efforts to relent the Premises or the appointment of a receiver upon initiative of Landlord to protect Landlord's interest under this Lease shall not constitute a termination of this Lease unless written notice of such termination is given by Landlord to Tenant."

          (iii) The following language is substituted for the first sentence of paragraph 21(b) of this Lease:

               "Landlord's interest in the Premises shall not be subject to liens for improvements made by Tenant, and Tenant shall have no power or authority to create any lien or permit any lien to attach to the Premises or to the present estate, reversion or other estate of Landlord in the Premises herein demised or on the Improvements or the Property or other improvements thereon as a result of improvements made by Tenant or for any other cause or reason. All materialmen, contractors, artisans, mechanics and laborers and other persons contracting with Tenant with respect to the Premises or any part hereof, or any such party who may avail himself of any lien against realty (whether same shall proceed in law or in equity), are hereby charged with notice that such liens are expressly prohibited and that they must look solely to Tenant to secure payment for any work done or material furnished for improvements by Tenant or for any other purpose during the Term of this Lease. Tenant shall indemnify Landlord again any loss or expenses incurred as a result of the assertion of any such lien."

          (iv) The following provision is added at the end of paragraph 28 of this Lease:

               "(r) Wherever this Lease requires Tenant to pay any of landlord's legal or attorney fees, such fees shall include any and all reasonable legal fees and expenses of Landlord, including any and all such fees and expenses incurred in connection with litigation, mediation, arbitration, other alternative dispute processes, administrative proceedings and bankruptcy proceedings, and any and all appeals from any of the foregoing."

               "(s) As required by Section 404.056, Florida Statutes, Landlord notes the following disclosure:

               RADON GAS: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county health department."

               "(t) ENERGY: Tenant may have the energy efficiency rating of any building determined. A copy of the State brochure is attached as
               Exhibit X."

          (v) The following language is substituted for the first sentence of paragraph 21(b) of the Lease:

               "Landlord's interest in the Premises shall not be subject to liens for improvements made by Tenant, and Tenant shall have no power or authority to create any lien or permit any lien to attach to the Premises or to the present estate, reversion or other estate of Landlord in the Premises herein demised or on the Improvements or the Property or other improvements thereon as a result of improvements made by Tenant or for any other cause or reason. All materialmen, contractors, artisans, mechanics and laborers and other persons contracting with Tenant with respect to the Premises or any part hereof, or any such party who may avail himself of any lien against realty (whether same shall proceed in law or in equity), are hereby charged with notice that such liens are expressly prohibited and that they must look solely to Tenant to secure payment for any work done or material furnished for improvements by Tenant or for any other purpose during the Term of this Lease. Tenant shall indemnify Landlord again any loss or expenses incurred as a result of the assertion of any such lien."

     (d) The following provisions shall apply with respect to the Site(s) located in the State of Indiana:

          (i) Where any provision of this Lease is inconsistent with any provision of Indiana statutory or case law that may not be waived ("Applicable Law"), the provisions of Applicable Law shall take precedence over the provisions of this Lease, but shall not invalidate or render unenforceable any other provisions of this Lease that can be construed in a manner consistent with Applicable Law. Should Applicable Law confer any rights or impose any duties inconsistent with or in addition to any of the provisions of this Lease, the affected provisions of this Lease shall be considered amended to conform to such Applicable Law, but all other provisions hereof shall remain in full force and effect without modification.

          (ii) To the extent that Applicable Law limits (i) the availability of the exercise of any of the remedies set forth in this Lease, and the right of Landlord to exercise self-help in connection with the enforcement of the terms of this Lease, or (ii) the enforcement of waivers and indemnities made by Tenant, such remedies, waivers, or indemnities shall be exercisable or enforceable, any provisions in this Lease to the contrary notwithstanding, if, and to the extent, permitted by Applicable Law in force at the time of the exercise of such remedies or the enforcement of such waivers or indemnities without regard to the enforceability of such remedies, waivers or indemnities at the time of the execution and delivery of this Lease.

          (iii) The following language is added at the end of paragraph 16(a) of this Lease:

               "(vi) With respect to any Site located in the State of Indiana, Tenant covenants and agrees with Landlord that if Landlord, upon an Event of Default by Tenant, elects to file a suit to enforce this Lease and protect Landlord's rights thereunder, Landlord may in such suit apply to any court having jurisdiction, for the appointment of a receiver of the Premises and Tenant hereby consents to such appointment, and thereupon it is expressly covenanted and agreed that the court shall, without notice forthwith, appoint a receiver with the usual powers and duties of receivers in like cases pursuant to Ind. Code 32-30-5, and such appointment shall be made by such court as a matter of strict right to Landlord and without reference to the adequacy or inadequacy of the value of the Premises that is subject this Lease, or to the solvency or insolvency of Tenant, and without reference to the commission of waste."

          (iv) Tenant waives, to the fullest extent permitted by Applicable Law, any notice to quit as a condition precedent to Landlord's remedies under paragraph 16 of this Lease, for and on behalf of itself and all persons claiming through or under Tenant, and Tenant, further waives any and all right of redemption or re-entry or repossession in case Tenant shall be dispossessed by a judgment or by warrant of any court or judge, or in case of re-entry or repossession by Landlord or in case of any expiration or termination of this Lease.

          (v) Environmental Laws, as defined in this Lease, includes, to the extent applicable, all of the Environmental Management Laws, as defined in Ind. Code 13-11-2-71.

          (vi) Tenant hereby waives, to the fullest extent permitted by Applicable Law, relief from valuation and appraisement laws and Tenant covenants and agrees that any judgment obtained by Landlord against Tenant may be executed in the State without relief from such valuation and appraisement laws.

          (vii) To the fullest extent permitted by Applicable Law, Tenant hereby waives and surrenders, for itself and all those claiming under it, including creditors of all kinds, (i) any right and privilege which it or any of them may have under any present or future Applicable Law to redeem any of the Premises or to have a continuance of this Lease after termination of this Lease or of Tenant's right of occupancy or possession pursuant to any court order or any provision hereof, and (ii) the benefits of any present or future Applicable Law which exempts property from liability for debt or for distress for rents.

          (viii) Landlord and Tenant agree to execute and record a memorandum of lease satisfying the requirements of Ind. Code 36-2-11-20, in the office of the County Recorder in which the Premises is located.

     (e) The following provisions shall apply with respect to the Site(s) located in the State of Michigan:

          (i) the words "single business tax" are hereby inserted between the phrases "gross receipts tax" and "excise tax" in paragraph 6(b)(iii).

          (ii) The following language is added to the definition of Environmental Laws in paragraph 26(b), immediately following the phrase "the Federal Insecticide, Fungicide and Rodenticide Act, as amended, 7 U.S.C. Sections 136, et seq.":

               "the State of Michigan Natural Resources and Environmental Protection Act, MCL 324.101 et seq., and any rules and regulations promulgated thereunder,"

          (iii) The following language is added to the definition of Hazardous Materials in paragraph 26(b), immediately following the phrase "the Resource, Conservation and Recovery Act of 1976, 42 U.S.C. Sections 6901, et seq.":

               "the State of Michigan Natural Resources and Environmental Protection Act, MCL 324.101 et seq., and any rules and regulations promulgated thereunder,"


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

     (f) The following provisions shall apply with respect to the Site(s) located in the State of Nevada:

          (i) The following language is added to paragraph 15 of this Lease:

               "All time periods set forth in this paragraph 15 shall run concurrently with any and all applicable statutory time periods."

          (ii) The following language is added to paragraph 21 of this Lease:

               "Tenant shall not commence any permitted work of improvement within the Site that is reasonably expected to cost more than $50,000 without having first given Landlord prior written notice at least three (3) days prior to the commencement of work to enable Landlord to record a Notice of Nonresponsibility pursuant to Section 108.234 of the Nevada Revised Statutes ("NRS"). Such notification of the commencement of work shall not be deemed given until actually received by Landlord."

          (iii) The following is added to the definition of "Environmental Laws" in paragraph 26 of this Lease:

               "The applicable provisions of NRS Chapters 444, 445A, 445B, 445C. 459, 477, 590 and 618; and the Uniform Fire Code (1988 Edition), each as hereafter amended from time to time, and the present and future rules, regulations and guidance documents promulgated under any of the foregoing."

     (g) The following provisions shall apply with respect to the Site(s) located in the State of New Jersey:

          (i) The following shall supplement and, to the extent of any inconsistency, specifically amends paragraph 26 of this Lease:

               "(a) For purposes of this Lease, Environmental Laws shall include, but not be limited to, the New Jersey Industrial Site Remediation Act (N.J.S.A. 13:1K-6 et seq.) ("ISRA"). Tenant shall not generate, store, manufacture, refine, transport, treat, dispose of, or otherwise permit to be present on or about the Premises any "hazardous chemical," "hazardous substance" or similar material or substance as defined in any Environmental Laws or in any rules or regulations promulgated thereunder, or in any other applicable federal, state or local law, rule or regulation dealing with environmental protection (other than in connection with the operation, business and maintenance of the Premises and in commercially reasonable quantities in compliance with Environmental Laws). Tenant represents to Landlord that it does not and shall not conduct any activity in the Premises located in New Jersey which shall cause it to be considered an "industrial establishment" under ISRA, or otherwise subject the Premises to the requirements of compliance with ISRA and Tenant does not and shall not conduct any operations that shall subject the Premises located in New Jersey to ISRA.

                    (b) If at any time during the Term or any Extension Term,
               the Premises shall be determined to be an industrial establishment under ISRA, Tenant shall comply with the provisions of ISRA, or other similar applicable laws, prior to its termination of any activities in the Premises or the expiration of the Term of this Lease, or the occurrence of a "triggering event" under ISRA, whichever is earlier.

                    (c) If in connection with a sale, transfer, or mortgage of the Premises permitted in accordance with the terms of this Lease, by Landlord or other transaction by Landlord where Landlord is required to comply with ISRA, Tenant will cooperate with Landlord and provide any information reasonably requested by Landlord for Landlord to comply with ISRA or to obtain a Letter of Non-Applicability, at Landlord's sole cost and expense. Tenant shall execute such documents as Landlord reasonably deems necessary and make such applications as Landlord reasonably requires to assure compliance with ISRA; and without limiting the generality of the foregoing will provide Landlord within ten (10) business days of Landlord's request for the same, an affidavit in support of a request for a non-applicability letter by Landlord in the form required under ISRA. Notwithstanding the foregoing, that if, at the time that Landlord is required to comply with ISRA, an Event of Default hereunder has occurred and is continuing after applicable notice and cure periods, all reasonable costs and expenses incurred by Landlord to comply with ISRA shall be the obligation of and recoverable against and from Tenant.

                    (d) Tenant shall bear all reasonable costs and expenses
               incurred by Landlord associated with any required ISRA compliance resulting from Tenant's occupancy or use of the Premises, including state agency fees, engineering fees, cleanup costs, filing fees, and surety ship expenses. The foregoing undertaking shall survive the termination or sooner expiration of this Lease and surrender of the Premises and shall also survive sale, or lease or assignment of the Premises by Landlord. Tenant shall as soon as practicable provide Landlord with copies of all written correspondence, reports, notices, orders, findings, declarations and other materials pertinent to Tenant's compliance with the NJDEP requirements under ISRA as they are issued or received by Tenant."

          (ii) If at any time prior to commencement of the Term or at anytime during the Term or any Extension Term, the municipality in which a Site is located requires any permit, approval, license or certificate for the occupancy, operation or use of the Premises and/or Tenant's business at the Premises, Tenant, at Tenant's sole cost and expense, shall obtain such permit, approval, license or certificate before any fine, penalty or right of the municipality to legally preclude the use and occupancy of the applicable Premises attaches and is effective, even if the applicable law, statute, ordinance, rule or regulation provides that the obligation to obtain such permit, approval, license or certificate is that of the property owner or landlord, including Landlord. In no event shall the failure of Tenant to obtain or the failure of the municipality to issue any required permit, approval, license or certificate nor the imposition of any fine or penalty or the legal closure of the Premise for use and occupancy by the municipality relieve Tenant from its obligation to pay Rent or otherwise perform its obligations under this Lease. Tenant shall indemnify, defend, save and hold harmless Landlord of, from and against any and all liability, cost (including any and all attorneys' fees, costs and expenses), damages, expenses, suits or other legal actions or proceedings suffered, incurred by or imposed upon Landlord as a result of the failure of Tenant to obtain such permits, approvals, licenses or certificates or the failure of the municipality to issue any required permit, approval, license or certificate.

          (iii) Paragraph 21(a) of this Lease is deleted and replaced with the following:

                    "(a) Except for liens created through the act of Landlord,
               Tenant shall not suffer or permit any construction lien, notice of construction lien, or other lien to be filed or recorded against the Premises, equipment or material supplied or claimed to have been supplied to the Premises at the request of Tenant, or anyone holding the Premises, or any portion thereof, through or under Tenant. If any such construction lien, notice of construction lien or other lien shall at any time be filed or recorded against the Premises, or any portion thereof, Tenant shall cause the same to be discharged of record or bonded over within thirty (30) calendar days after the date of filing or recording of the same."

     (h) The following provisions shall apply with respect to any Site(s) located in the State of Ohio:

          (i) With respect to any agreement by Tenant in this Lease to pay Landlord's attorneys' fees and disbursements incurred in connection with the enforcement therewith, Tenant agrees that this Lease is a "contract of indebtedness" and that the attorneys' fees and disbursements referenced are those which are a reasonable amount, all as contemplated by Ohio Revised Code
Section 1301.21, as the same may hereafter be amended. Tenant further agrees that the indebtedness incurred in connection with this Lease is not incurred for purposes that are primarily personal, family or household and confirms that the total amount owed under this Lease exceeds One Hundred Thousand and No/100 Dollars ($100,000.00).

          (ii) Prior to commencement of any work or labor at the Premises or the furnishing of any materials to the Premises, which could result in a lien against the Premises under Chapter 1311 of the Ohio Revised Code, Tenant shall cause a timely notice of commencement to be filed in accordance with the provisions of Section 1311.04 of the Ohio

Revised Code and shall therein describe Tenant's interest in the Premises as limited to Tenant's leasehold estate under this Lease.

          (iii) Tenant hereby expressly waives, and Landlord expressly disclaims, Landlord's duty to mitigate Tenant's damages by re-letting, or attempting to re-let, any Site in Ohio to any replacement tenant(s) from and after any Event of Default.

     (i) Notwithstanding anything contained in this Lease to the contrary, the following provisions shall apply with respect to any Site(s) located in the State of Oregon:

          (i) The following language is hereby added to the definition of Environmental Laws in paragraph 25(b) of this Lease:

               "Oregon State Hazardous Waste and Hazardous Materials I-II as codified at ORS Chapters 465-466."

     (j) The following provisions shall apply with respect to any Site(s) located in the State of Pennsylvania:

          (i) The following language is hereby added at the end of paragraph 16(a) of this Lease:

                    "(vi) At its option, upon notice to Tenant, to take
               possession of the Premises and its contents, either directly or by means of a receiver, without terminating this Lease, and to operate the Premises directly or by means of a designee in such a manner as Landlord may deem appropriate under the circumstances, including as a membership campground, for cabin rentals, pursuant to Tenant's extended vacation, stay and storage programs, in connection with lease arrangements entered into with farmers prior to the date hereof, and for any other lawful purpose which are both associated with and related thereto;

                    (vii) To accelerate Rent through the balance of the Term,
               provided that Landlord shall refund to Tenant, and Tenant shall not be liable for, Rent collected by Landlord from any replacement tenant or tenants at the Premises, after deducting the expenses incurred in relenting, including real estate commissions, attorney's fees and the costs of relating; and

                    (viii) At its option, following the expiration of five (5)
               Business Days after Landlord gives written notice thereof to Tenant, to make such payments, do such work and take such actions as may be necessary to cure such default, including entry upon the Premises, and the prosecution or defense of any legal action which may have been commenced or threatened against Landlord, Tenant, or the Premises in violation of this Lease; and all sums so expended by Landlord shall be paid by Tenant upon demand."

          (ii) The following shall supplement and, to the extent of any inconsistency, specifically amend paragraph 26 of this Lease:

               For purposes of this Lease, Hazardous Materials shall include, but not be limited to, "hazardous substances" or "contaminants" as defined pursuant to the Pennsylvania Hazardous Sites Cleanup Act, Pa. Stat. Ann. Tit. 35 Sections 6020.101 to 1305 (Purdon Supp. 1989), or any other substances which may be the subject of liability pursuant to Sections 316 or 401 of the Pennsylvania Clean Streams Law, Pa. Stat. Ann. Tit. 35, Sections 691.1 to .1001 (Purdon 1977 and Supp. 1989), and asbestos, urea formaldehyde, polychlorinated biphenyls and petroleum products.

          (iii) The following provision is added as new paragraph 21(c) of this
Lease:

                    Tenant acknowledges that any construction work at the
               Premises is not being undertaken at the request of or for the benefit of Landlord and any mechanic's liens that may be filed against the Premises shall not affect Landlord's fee interest in the Premises.

     (k) The following provisions shall apply with respect to any Site(s) located in the State of Texas.

          (i) Waiver of Certain Rights. Tenant hereby waives any and all liens (whether statutory, contractual or constitutional) it may have or acquire as a result of a breach by Landlord under this Lease. Tenant also waives and releases any statutory lien and offset rights it may have against Landlord, including the rights conferred upon Tenant pursuant to Section 91.004 of the Texas Property Code, or other applicable law.

          (ii) NOTICES. TO THE FULLEST EXTENT PERMITTED BY LAW, TENANT WAIVES ALL NOTICES AND DEMANDS (INCLUDING NOTICE OF BREACH OR DEFAULT, NOTICE OF NON-PAYMENT OR NON-PERFORMANCE, DEMAND FOR PAYMENT OR PERFORMANCE, DEMAND FOR POSSESSION, NOTICE OF ANY CHANGE IN LOCKS OR ACCESS CONTROL DEVICES, REENTRY, OR REPOSSESSION, AND NOTICE TO VACATE), EXCEPT FOR THOSE NOTICES AND DEMANDS EXPRESSLY REQUIRED IN THIS LEASE.

          (iii) DTPA. AFTER CONSULTING WITH AN ATTORNEY OF TENANT'S OWN SELECTION, TENANT VOLUNTARILY WAIVES ITS RIGHTS AGAINST LANDLORD PARTIES UNDER THE DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT, SECTION 17.41 ET SEQ., TEXAS BUSINESS & COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. TENANT REPRESENTS AND WARRANTS THAT ITS ATTORNEY WAS NOT, DIRECTLY OR INDIRECTLY, IDENTIFIED, SUGGESTED, OR SELECTED BY ANY LANDLORD PARTY.


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

     (l) The following provisions shall apply with respect to any Site(s) located in the State of Virginia:

          (i) The following provision is added at the end of paragraph 2(a) of this Lease:

               "With respect to the sixty-two lots located at the Site commonly known as Virginia Landing subject to the association known as the Oceanside Conservation Co., Inc., Landlord grants to Tenant a temporary license to exercise all of Landlord's rights with respect to the association known as the Oceanside Conservation Co., Inc., including, but not limited to, voting rights in such association. All costs and expenses, if any, associated with Landlord's grant of said temporary license shall be paid by Tenant."

     (m) The following provisions shall apply with respect to any Site(s) located in the State of Washington:

          (i) The following language is added as new paragraph 11(g) of this
Lease:

               "Solely for the purpose of effectuating Tenant's indemnification obligations under this Lease, and not for the benefit of any third parties (including employees of Tenant), Tenant specifically and expressly waives any immunity that may be granted it under the Washington State Industrial Insurance Act, Title 51 RCW. Furthermore, the indemnification obligations under this Lease shall not be limited in any way by any limitation on the amount or type of damages, compensation or benefits payable to or for any third party under Worker Compensation Acts, Disability Benefit Acts or other employee benefit acts. The parties acknowledge that the foregoing provisions of this paragraph have been specifically and mutually negotiated between the parties."

          (ii) The following language is added at the end of paragraph 16(a)(i) of this Lease:

               "Should Landlord have reentered the Premises under the provisions of this paragraph 16, Landlord shall not be deemed to have terminated this Lease, or the liability of Tenant to pay the Rent thereafter accruing, or to have terminated Tenant's liability for damages under any of the provisions of this Lease, by any such reentry or by any action, in unlawful detainer or otherwise, to obtain possession of the Premises, unless Landlord shall have notified Tenant in writing that Landlord had elected to terminate this Lease. Tenant further covenants that the service by Landlord of any notice pursuant to the unlawful detainer statutes of the State of Washington and the surrender of possession pursuant to such notice shall not (unless Landlord elects to the contrary at the time


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

               of or at any time subsequent to the serving of such notices and such election is evidenced by a written notice to Tenant) be deemed to be a termination of this Lease."

          (iii) The following language is added after the end of paragraph 21(b) of this Lease:

               "Tenant shall have no right or authority to cause or allow the Premises or Landlord's estate or interest therein or in and to this Lease to be subjected to any such lien."

          (iv) The following language is added to the definition of "Environmental Laws" in paragraph 26(b) of this Lease:

               "... the State of Washington Model Toxics Control Act, codified at Chapter 70.105D, RCW; ..."

     (n) The following provisions shall apply with respect to the Site located in the Province of British Columbia, Canada:

          (i) the word ", provincial" is added after the word "state" in the third line of the definition of "After-Tax Basis" in paragraph 1 of this Lease;

          (ii) the phrase "or the province of British Columbia" is added after the phrase "State of Illinois" in the second line of the definition of "Business Days" in paragraph 1 of this Lease and the phrase "or province" is added after the word "state" in the third line of such definition;

          (iii) the following paragraphs are added to the definition of "Permitted Encumbrances" in paragraph 1 of this Lease:

               "(g) statutory liens incurred in the ordinary course of business in connection with workers compensation, employment insurance and similar Legal Requirements;

               (h) any discrepancies or encroachments that an up-to-date survey of the Site might reveal; and

               (i) the subsisting conditions, provisos, restrictions, exceptions and reservations, including royalties, contained in the original grant or contained in any other grant or disposition from the crown.";

          (iv) the word "provincial," is added after the word "state," in the third line of paragraph (a) of the definition of "Permitted Encumbrances" in paragraph 1 of this Lease;

          (v) the phrase "or charges" is added after the word "taxes" in the first line of paragraph (d) of the definition of "Permitted Encumbrances" in paragraph 1 of this Lease and the word "provincial," is added after the word "state," in the first line of such paragraph;


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

          (vi) the word "and" at the end of paragraph (e) of the definition of "Permitted Encumbrances" is deleted;

          (vii) the "." at the end of paragraph (f) of the definition of "Permitted Encumbrances" is replaced with ";";

          (viii) the phrase ", goods and services tax" is added after the phrase "gross receipts tax" in the twenty-second line of paragraph 6(b) of this Lease;

          (ix) the phrase "or other applicable governmental authority" is added after the phrase "Director of the Federal Emergency Management Agency" in the thirteenth line of sub-paragraph 11(c)(i) of this Lease;

          (x) the phrase "or province" is added after the word "state" in the second line of subparagraph 11(c)(v) of this Lease;

          (xi) the word "provincial," is added after the word "state," in the fifth line of paragraph 12(a) of this Lease;

          (xii) the phrase "or provincial" is added after the word "state" in the sixth line of subparagraph 16(a)(ii)(B) of this Lease;

          (xiii) the following paragraph is added as new paragraph 21(c) of this
Lease:

               "Tenant acknowledges that Landlord has or will file a notice pursuant to the Builders' Lien Act (British Columbia) against title to the Site located in British Columbia in order to give effect to the provisions of paragraph 21(b) of this Lease.";

          (xiv) the phrase "or province" is added after the word "county" in the fourth line of paragraph 25(c) of this Lease;

          (xv) the phrase "financing statement under the Personal Property Security Act (British Columbia) ("PPSA")" is added after the phrase "UCC financing statement" in the fifth line of paragraph 25(c) of this Lease;

          (xvi) the definitions of "Environmental Laws" and "Hazardous Materials" in paragraph 26(b) are deleted and replaced by the following:

               "Environmental Laws" means all applicable federal, provincial and local environmental laws, ordinances, rules, regulations, orders, bylaws, standards, guidelines, permits, and other lawful requirements, as any of the foregoing may have been or may be from time to time amended, supplemented or supplanted and any other federal, provincial or local laws, ordinances, rules, regulations, orders, bylaws, standards, guidelines, permits and other lawful requirements now or hereafter existing relating to regulation or control of Hazardous Materials or materials. The term "Hazardous Materials" as used in this Lease shall mean hazardous substances, hazardous materials, hazardous wastes, toxic substances, radioactive materials, asbestos, urea formaldehyde, pollutants, contaminants, deleterious substances, dangerous substances or goods, hazardous, corrosive, or toxic substances, special waste or wastes, PCBs, methane, volatile hydrocarbons, petroleum or petroleum derived substances or wastes, radon, industrial solvents or any other material or substances the storage, manufacture, disposal, treatment, generation, use, transport, remediation or release into the environment of which is now or hereafter regulated, controlled or prohibited under Environmental Laws.";

          (xvii) the phrase "or province" is added after the word "state" in the fourth line of paragraph 27(d) of this Lease;

          (xviii) the phrase "or province" is added after the word "state" in the second line of paragraph 28(g) of this Lease;

          (xix) the phrase "or PPSA" is added after the phrase "the UCC" in the tenth line of paragraph 31(g) of this Lease; and

          (xx) the phrase "or PPSA" is added after the phrase "the UCC" in the last line of paragraph 31(k) of this Lease.

42.  ADDITIONAL REPRESENTATION AND WARRANTY

     Tenant represents and warrants as follows: Schedule 1 sets forth, as of the date hereof: (i) the authorized number of securities of each class of securities of PA and the parent of PA and (ii) the number of securities of each class of securities of PA and the parent of PA issued to and outstanding as of the date of this Agreement. All such securities are held of record by the securityholders as set forth on Schedule 1 and no other Person is the record or beneficial owner of any securities of PA or the parent of PA as of the date hereof. As of the date hereof, there are no dividends declared or dividends or other payments accrued, but not paid, in respect of any of the securities of PA or the parent of PA. There are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which PA or the parent of PA is a party or by which PA or the parent of PA is bound obligating PA or the parent of PA to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any securities of PA or the parent of PA or obligating PA or the parent of PA to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar equity-related rights with respect to PA or the parent of PA. There are no voting trusts, proxies or other agreements or understandings to which any PA or the parent of PA is a party with respect to the voting stock of PA or the parent of PA.

43.  RESTATEMENT

     This Lease is a restated and amended version of the Original Lease, between the parties hereto and all changes to such Lease are effective as of the Effective Date of Restatement. Any disputes related to this Lease, arising, in whole or in part, after the Effective Date of Restatement shall be governed by this Lease, as so restated and amended.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties have hereunto set their hands under seal on the day and year first above written.

                                        LANDLORD:

WITNESS:                                MHC TT LEASING COMPANY, INC.,
                                        a Delaware corporation


                                        By: /s/ Marguerite Nader
-------------------------------------       ------------------------------------
Name:                                   Name: Marguerite Nader
      -------------------------------         ----------------------------------
                                        Title: Vice President
                                               ---------------------------------


-------------------------------------
Name:
      -------------------------------


                                        TENANT:

                                        THOUSAND TRAILS OPERATIONS HOLDING
                                        COMPANY, L.P.,
                                        a Delaware limited partnership
WITNESS:


-------------------------------------   By: KTTI GP, LLC
Name:                                   Its: General Partner
      -------------------------------


                                        By: /s/ Joe McAdams
-------------------------------------       ------------------------------------
Name:                                   Name: Joe McAdams
      -------------------------------   Its: Authorized Signatory

Solely with respect to paragraphs 38(f) and 38(g) of this Lease, Guarantors hereby acknowledge, agree with and consent to the terms and provisions contained in paragraphs 38(f) and 38(g) of this Lease

                                        KTTI GP, LLC,
WITNESS:                                a Delaware limited liability company


-------------------------------------   By:
Name:                                       ------------------------------------
      -------------------------------   Name: Joe McAdams
                                        Title: Authorized Signatory


-------------------------------------
Name:
      -------------------------------


                                        KTTI HOLDING COMPANY, LLC,
WITNESS:                                a Delaware limited liability company


-------------------------------------   By:
Name:                                       ------------------------------------
     --------------------------------   Name: Joe McAdams
                                        Title: Authorized Signatory


-------------------------------------
Name:
      -------------------------------